AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 30, 1996

                                                     REGISTRATION NO. 333-______
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-1

                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933

                             THE JUDGE GROUP, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              Pennsylvania                                   6719                                    23-1726661
     (State or Other Jurisdiction of             (Primary Standard Industrial                     (I.R.S. Employer
     Incorporation of Organization)               Classification Code Number)                  Identification Number)

   TWO BALA PLAZA, SUITE 800, BALA CYNWYD, PENNSYLVANIA 19004, (610) 667-7700 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

      MARTIN E. JUDGE, JR., CHIEF EXECUTIVE OFFICER, THE JUDGE GROUP, INC.
    TWO BALA PLAZA, SUITE 800, BALA CYNWYD, PENNSYLVANIA 19004, (610) 667-7700 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   Copies to:

    Robert H. Strouse, Esq.                           Charles C. Zall, Esq.
    Drinker Biddle & Reath                         Saul, Ewing, Remick & Saul
1000 Westlakes Drive, Suite 300                        3800 Centre Square
  Berwyn, Pennsylvania 19312                    Philadelphia, Pennsylvania 19102
        (610) 993-2200                                   (215) 972-7777


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and the Underwriting Agreement is executed.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE
===============================================================================

               TITLE OF
             EACH CLASS OF                                           PROPOSED              PROPOSED
              SECURITIES                        AMOUNT               MAXIMUM               MAXIMUM              AMOUNT OF
                 TO BE                          TO BE             OFFERING PRICE          AGGREGATE            REGISTRATION
              REGISTERED                    REGISTERED (1)        PER SHARE (2)       OFFERING PRICE (2)           FEE
-----------------------------------------------------------------------------------------------------------------------------
Common Shares..........................       4,197,500               $11.00             $46,172,500            $15,921.55
=============================================================================================================================

(1) Includes 547,500 shares of Common Shares that may be sold pursuant to the Underwriters' over-allotment option.

(2) Estimated solely for the purpose of calculating the registration fee.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             THE JUDGE GROUP, INC.

                             CROSS-REFERENCE SHEET

     (PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING THE LOCATION IN THE
        PROSPECTUS OF THE RESPONSES TO THE ITEMS OF PART I OF FORM S-1)


          REGISTRATION STATEMENT ITEM AND HEADING                        LOCATION OR CAPTION IN PROSPECTUS
          ---------------------------------------                        ---------------------------------
 1.    Forepart of the Registration Statement and Outside
         Front Cover Page of Prospectus......................  Outside front cover page of Prospectus

 2.    Inside Front and Outside Back Cover Pages of
         Prospectus..........................................  Inside front cover page of Prospectus; outside back cover page of Prospectus

 3.    Summary Information, Risk Factors and Ratio of
         Earnings to Fixed Charges...........................  Prospectus Summary; Risk Factors

 4.    Use of Proceeds.......................................  Use of Proceeds

 5.    Determination of Offering Price.......................  Outside front cover page of Prospectus; Underwriting

 6.    Dilution..............................................  Dilution

 7.    Selling Security Holders..............................  Principal and Selling Shareholders

 8.    Plan of Distribution..................................  Underwriting

 9.    Description of Securities to be Registered............  Outside front cover page of Prospectus; Prospectus
                                                               Summary; Dilution; Description of Capital Stock

10.    Interests of Named Experts and Counsel................  Legal Matters; Experts

11.    Information with Respect to the Registrant............  Prospectus Summary; Risk Factors; Use of Proceeds;
                                                               Dividend Policy; Dilution; Capitalization; Selected
                                                               Consolidated Financial Data; Management's Discussion
                                                               and Analysis of Financial Condition and Results of
                                                               Operations; Business; Management; Certain Transactions;
                                                               Description of Capital Stock; Shares Eligible for
                                                               Future Sale; Combined Financial Statements

12.    Disclosure of Commission Position on
         Indemnification for Securities
         Act Liabilities.....................................  Not applicable

                SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 1996
                                3,650,000 SHARES
                             THE JUDGE GROUP, INC.
                                 COMMON SHARES

                            ------------------------

     Of the Common Shares being offered hereby, 3,000,000 are being offered by The Judge Group, Inc. ('The Judge Group' or the 'Company') and 650,000 shares are being sold by the Selling Shareholders. See 'Principal and Selling Shareholders.' The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders.

     Prior to this Offering, there has been no public market for the Common Shares. It is currently estimated that the initial public offering price will be between $9.00 and $11.00 per share. See 'Underwriting' for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied for quotation of the Common Shares on the Nasdaq Stock Market under the symbol 'JUDG.'

                            ------------------------

     SEE 'RISK FACTORS,' BEGINNING ON PAGE 7, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON SHARES OFFERED HEREBY.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

===============================================================================

                                            PRICE            UNDERWRITING                            PROCEEDS TO
                                              TO            DISCOUNTS AND        PROCEEDS TO           SELLING
                                            PUBLIC         COMMISSIONS (1)       COMPANY (2)         SHAREHOLDERS
-----------------------------------------------------------------------------------------------------------------
Per Share...........................      $                   $                   $                   $
-----------------------------------------------------------------------------------------------------------------
Total(3)............................      $                   $                   $                   $
=================================================================================================================

(1) The Company and Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the 'Securities Act'). See 'Underwriting.'
(2) Before deducting expenses payable by the Company estimated to be $1,100,000.
(3) The Company and certain of the Selling Shareholders have granted to the Underwriters an option, exercisable for 30 days from the date of the initial public offering of the Common Shares, to purchase up to an aggregate of 547,500 shares at the Price to Public, less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the Price to Public will total $________, the Underwriting Discounts and Commissions will total $________, the Proceeds to
    Company will total $         and the Proceeds to Selling Shareholders will
    total $         . See 'Underwriting.'

                            ------------------------

     The Common Shares are offered by the several Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares will be made at the offices of Janney Montgomery Scott
Inc., Philadelphia, Pennsylvania, on or about               , 1996.

                            ------------------------

                          JANNEY MONTGOMERY SCOTT INC.

              The date of this Prospectus is               , 1996

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH
THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD
NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

          COMPANY LOGO SURROUNDED BY NAMES OF FOUR OPERATING BUSINESSES



          Background - outerspace - Earth in upper right-hand corner, bottom of frame are mountains.




     Judge(Trademark) and MENTOR(Trademark) are trademarks of the Company. This Prospectus also contains other product names, trade names, service marks and trademarks of the Company and of other organizations.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON SHARES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. SUCH TRANSACTIONS MAY BE EFFECTED THROUGH THE NASDAQ STOCK MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless the context otherwise requires, all references herein to the 'Company' or 'The Judge Group' include all direct and indirect subsidiaries. Unless otherwise indicated, the information in this Prospectus (i) assumes the Underwriters' over-allotment option is not exercised and (ii) gives effect to the Pre-Offering Transactions. The 'Pre-Offering Transactions' consist of certain corporate reorganization events, including a 52.6 for 1.0 stock split, the issuance of 526,000 Common Shares upon the conversion of $500,000 principal amount of the Company's 10% Convertible Senior Subordinated Notes, the acquisition by The Judge Group of all of the issued and outstanding stock of Judge Imaging Systems, Inc. ('JIS') not presently held by it, the acquisition of the Berkeley Associates Corporation ('Berkeley') and the acquisition of Systems Automation, Inc. ('Systems Automation'). The Pre-Offering Transactions will occur concurrently with or prior to the consummation of this Offering. See 'Business -- Pre-Offering Transactions: Corporate Reorganization, Merger and Recent Acquisitions' for a description of the Pre-Offering Transactions.

                                  THE COMPANY

     The Judge Group services the information technology ('IT') and engineering needs of its clients through the following four complementary operating units:

o Contract Placement                   --      Provides IT and engineering personnel ('technical consultants') on a contract basis;

o Permanent Placement                  --      Provides IT and engineering personnel on a permanent basis;

o Imaging and Network Services         --      Automates and increases the efficiency of business processes through computer networking, imaging, document management, workflow and related consulting services; and

o IT Training                          --      Provides standard and customized IT training on established and emerging software applications.

     The Company's Contract Placement business provides technical consultants skilled in a variety of fields, such as applications programming and development, client/server technology, legacy systems conversion, software architecture and design, data communications, systems engineering, Internet/Web-Site design, project consulting and Help Desk management. The Company provides technical consultants in the MidAtlantic and New England regions of the United States through three branch offices, and on a nationwide basis through its National Division. The Company maintains a database of over 100,000 technical consultants, and in 1995 provided over 1,200 technical consultants to more than 400 clients. By relying on contract consultants, clients with complex technical requirements can reduce the costs associated with recruiting, training and relocating employees as those requirements change. According to Staffing Industry Report, revenues from technical/computer temporary staffing are estimated to have grown from $5.7 billion in 1993 to $9.2 billion in 1995 and are expected to grow to $11.4 billion in 1996, representing a 26.0% compound annual growth rate. The Company's Contract Placement business generated revenues of $50.8 million and $28.6 million, which represented 80.3% and 76.6% of the Company's consolidated net revenues, in 1995 and the six months ended June 30, 1996, respectively.

     The Company's Permanent Placement business provides medium to high-level IT and engineering professionals on a permanent basis to clients nationwide. The Company maintains a database of over 70,000 IT and engineering professionals, and in 1995 placed 460 candidates with more than 240 clients. According to Staffing Industry Report, revenues from permanent placement providers are estimated to have grown from $1.2 billion in 1993 to $1.7 billion in 1995, and are expected to grow to $1.8 billion in 1996, representing a 14.5% compound annual growth rate. The Company's Permanent

Placement business generated revenues of $4.3 million and $2.6 million, which represented 6.7% and 7.0% of the Company's consolidated net revenues, in 1995 and the six months ended June 30, 1996, respectively.

     The Company's Imaging and Network Services business offers advanced technical solutions to increase the efficiency of business processes, such as network and document management systems design, integration, implementation, maintenance and training, business process redesign through its MENTOR(Trademark) Consulting Program, project management and advanced applications development. The Company is a value-added reseller and service facility for personal computer ('PC') and network hardware, software and related peripherals manufactured by Compaq, ACER, IBM, Apple, Okidata, Tricord, Hewlett Packard and others. The Company has installed more than 120 imaging systems, is an authorized value-added reseller of Optika, Filenet, Saros, Watermark, Keyfile, OTP and Lotus Notes imaging software, and integrates its imaging solutions on a variety of operating systems, including Banyan, OS/2 and Windows NT. According to a study prepared for the Association for Information and Image Management International ('AIIM'), electronic imaging revenues, including hardware, software, services and support, grew 18.2% in 1995, from $2.2 billion in 1994 to $2.6 billion in 1995. The Company's Imaging and Network Services business generated revenues of $8.2 million and $6.1 million, which represented 13.0% and 16.4% of the Company's consolidated net revenues, in 1995 and the six months ended June 30, 1996, respectively.

     The Company's IT Training business, acquired in September 1996, provides training on a range of software and network applications to corporate, governmental and individual clients. The IT Training business currently offers three licensed diploma courses, six certificate courses, and over 180 open-enrollment courses, either in its own computer labs or at client locations, and generated revenues of $2.3 million and $1.5 million in 1995 and the six months ended June 30, 1996, respectively. The Updata Group, Inc. estimates that revenues from IT training services will grow from $2.9 billion in 1995 to $5.6 billion by the year 2000, representing a 14.8% compound annual growth rate. Besides expanding the Company's range of technical service offerings, the IT Training business will assist the Company in identifying emerging technologies and integrating such technologies into its organization through the training of its technical consultants and in-house personnel.

     The Company serves its clients through offices located in Bala Cynwyd, Pennsylvania; Foxborough and Wakefield, Massachusetts; Edison and Moorestown, New Jersey; Hartford, Connecticut; Tampa, Florida; and Alexandria, Virginia. The Company's client base includes various Fortune 500 companies and governmental agencies, including Merck & Co., Inc. ('Merck'), Bell Atlantic NYNEX Mobile, Texas Instruments, Compaq, Intel and the City of Philadelphia. The Company believes that its four complementary businesses afford it a competitive advantage over IT service providers that have fewer service offerings, and position it to benefit from the anticipated growth in both the technical staffing industry and the imaging and document management industry. The Company has recently adopted an integrated marketing and service approach aimed at both new and existing customers which seeks to take advantage of its ability to offer a comprehensive, cost-effective and convenient means to meet a wide variety of technical requirements. Key elements of the Company's business strategy to become a leading nationwide provider of IT and engineering professional services include:

         o Offering a Single Source of Technical Solutions
         o Developing a National Presence
         o Aggressively Marketing Broad Range of Services
         o Expanding Imaging and Network Services
         o Capitalizing on IT Training Resources
         o Pursuing Strategic Acquisitions

     The executive offices of The Judge Group are located at Two Bala Plaza, Suite 800, Bala Cynwyd, Pennsylvania 19004, and its telephone number is (610) 667-7700.

                                  THE OFFERING

Common Shares offered by the Company.........................................          3,000,000 shares

Common Shares offered by the Selling Shareholders............................            650,000 shares

Common Shares to be outstanding after the Offering...........................        13,042,737 shares1

Use of Proceeds..............................................................      For repayment of certain indebtedness, payment
                                                                                   of portions of the purchase prices of recently
                                                                                   completed acquisitions, and for working capital
                                                                                   and general corporate purposes, including the
                                                                                   establishment of a corporate level sales force.
                                                                                   The Company may use portions of the proceeds
                                                                                   for acquisitions, although the Company is not
                                                                                   currently engaged in any acquisition
                                                                                   negotiations. The Company will not receive any
                                                                                   proceeds from the sale of the Common Shares
                                                                                   offered by the Selling Shareholders. See 'Use of
                                                                                   Proceeds.'


Nasdaq Stock
Market Symbol................................................................      'JUDG'

------------------
1 Based on the number of shares outstanding as of September 27, 1996 and assuming the consummation of the Pre-Offering Transactions. Excludes 587,000 Common Shares issuable upon exercise of options outstanding on that date, none of which were then exercisable.

      SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                            SIX MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                         JUNE 30,
                                      --------------------------------------------  ---------------------------------
                                                                        PRO FORMA                         PRO FORMA
                                        1993       1994       1995       1995(1)      1995       1996      1996(1)
                                      ---------  ---------  ---------   ---------   ---------  ---------  ---------
                                                                       (UNAUDITED)                        (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net revenues........................  $  35,069  $  45,253  $  63,299   $  68,095   $  29,399  $  37,327   $  39,396
Cost of sales.......................     26,070     34,146     47,550      50,682      22,292     27,588      28,797
Selling and operating...............      5,853      6,509      9,798      10,895       4,612      6,364       6,796
General and administrative..........      2,525      3,155      4,187       5,043       2,038      2,848       3,334
                                      ---------  ---------  ---------  -----------  ---------  ---------  -----------
Total costs and expenses............     34,448     43,811     61,535      66,620      28,942     36,800      38,927
                                      ---------  ---------  ---------  -----------  ---------  ---------  -----------
Income from operations..............        621      1,443      1,764       1,475         457        527         469
                                      ---------  ---------  ---------  -----------  ---------  ---------  -----------
                                      ---------  ---------  ---------  -----------  ---------  ---------  -----------
Interest expense....................        338        427        670         706         307        371         389
                                      ---------  ---------  ---------  -----------  ---------  ---------  -----------
                                      ---------  ---------  ---------  -----------  ---------  ---------  -----------
Net income (loss)...................  $     101  $     343  $     486   $     409   $    (175) $     182   $    (106)
                                      ---------  ---------  ---------  -----------  ---------  ---------  -----------
                                      ---------  ---------  ---------  -----------  ---------  ---------  -----------
Fully-diluted net income
  (loss) per Common Share:2           $    0.01  $    0.04  $    0.05   $    0.03   $   (0.02) $    0.02   $   (0.01)
                                      ---------  ---------  ---------  -----------  ---------  ---------  -----------
                                      ---------  ---------  ---------  -----------  ---------  ---------  -----------
Fully-diluted weighted average
  shares............................      8,500      8,847      9,110      13,043       9,110      9,110      13,043
                                      ---------  ---------  ---------  -----------  ---------  ---------  -----------

                                                                                            JUNE 30, 1996
                                                                                       ------------------------
                                                                                                    PRO FORMA
                                                                                                       AS
                                                                                        ACTUAL     ADJUSTED(1)
                                                                                       ---------  -------------
                                                                                                  (UNAUDITED)
BALANCE SHEET DATA:
Working capital (deficiency).........................................................  $   6,546    $  24,100
Total assets.........................................................................     15,021       36,406
Notes payable, including current portion.............................................      6,358            0
Other long-term obligations, including current portion...............................      1,593        1,016
Shareholders' equity (deficit).......................................................        397       28,655

------------------
1. Pro Forma financial information reflects the consummation of the Pre-Offering Transactions and the sale by the Company of 3,000,000 Common Shares offered hereby at an assumed offering price of $10.00 per share and the application of the net proceeds therefrom. See 'Business -- Pre-Offering Transactions:
   Corporate Reorganization, Merger and Recent Acquisitions,' 'Use of Proceeds' and 'Unaudited Pro Forma Consolidating Financial Statements included in the Financial Statements.'

2. All per share and share amounts reflect a 52.6 for 1.0 stock split which occurred on September 23, 1996.

3. Fully-diluted shares includes Common Stock equivalents and 526,000 Common Shares issuable upon conversion of the Company's 10% Convertible Senior Subordinated Notes.

                                  RISK FACTORS

     An investment in Common Shares offered by this Prospectus involves a high degree of risk. Prospective purchasers of the Common Shares offered hereby should carefully review the following risk factors as well as the other information set forth in this Prospectus.

DEPENDENCE ON AVAILABILITY OF QUALIFIED TECHNICAL CONSULTANTS

     The Company is dependent upon its ability to attract and retain technical consultants who possess the skills and experience necessary to meet the staffing requirements of its clients. To keep pace with rapidly evolving information technologies and changing client needs, the Company must continually evaluate and upgrade its database of available qualified technical consultants. Competition for individuals with proven technical skills is intense, and, as is currently customary in the industry, the Company does not have any exclusive contracts with its consultants. The Company competes for such individuals with other providers of technical staffing services, systems integrators, providers of outsourcing services, computer systems consultants, clients and temporary personnel agencies. Factors influencing such competition include compensation, benefits, growth opportunities and pre-existing relationships with other companies, particularly specialty staffing companies. As the Company expands into new geographic areas, it may experience difficulty attracting qualified technical consultants who have a prior relationship or familiarity with more established specialty staffing companies in such areas. There can be no assurance that qualified technical consultants will continue to be available to the Company in sufficient numbers to meet the Company's current and anticipated growth requirements. See 'Business -- Technical Personnel' and 'Business -- Competition.'

ACQUISITION RISKS

     A principal component of the Company's growth strategy is the acquisition of companies that will complement and expand the Company's existing businesses, principally in new geographic markets. The successful implementation of this strategy is dependent on the Company's ability to identify suitable acquisition candidates, acquire such companies on suitable terms and integrate their operations with those of the Company. There can be no assurance that the Company will be able to identify suitable acquisition candidates or that, if identified, the Company will be able to acquire such companies on suitable terms. The specialty staffing industry is relatively mature. Acquisitions in this industry are therefore likely to be at higher relative prices than for other industries due to competition from other staffing companies for acquisition candidates. Acquisitions also involve a number of special risks, including: (i) adverse effects on the Company's reported operating results, including increased goodwill amortization and interest expense; (ii) diversion of management attention; (iii) risks associated with unanticipated problems, liabilities or contingencies; and (iv) difficulties related to the integration of the acquired business. The occurrence of some or all of the events described in these risks could have a material adverse effect on the Company's business, financial condition and results of operations. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources' and 'Business -- Business Strategy.'

ABILITY TO MANAGE GROWTH

     Sustained or significant growth, if achieved, will subject the Company to risks by placing a substantial strain on the Company's available managerial, financial and other resources. Specifically, such growth will require the Company to: (i) hire, integrate and retain qualified managers in existing markets as well as markets in which the Company has no prior operating experience; (ii) develop and maintain relationships with an increasingly large number of highly qualified technical consultants; and (iii) apply its management practices to a significantly larger organization. Expansion beyond the geographic areas where the Company's offices are presently located will further increase demands on the Company's management. The Company's ability to manage its staff and facilities growth effectively will require it to continue to expand its operational, financial and other internal systems. There can be no assurance that the Company's systems, procedures and controls will be successfully implemented or adequate to support the Company's expanded operations. Furthermore, an element of the Company's business strategy is to cross-sell the existing services of its four businesses to new and existing clients. Historically, these businesses have operated independently, producing only occasional referrals, and there can be no assurance that the Company will successfully market such services on an integrated basis. See 'Business -- Business Strategy' and 'Management.'

HISTORY OF OPERATING LOSSES IN IMAGING AND NETWORK SERVICES BUSINESS

     The Company's Imaging and Network Services business has had net operating losses since its commencement in 1988, and at June 30, 1996 has an accumulated deficit of $3.1 million. The losses have resulted from high marketing and general and administrative costs associated with building the division's imaging and document management infrastructure and capabilities, and the costs associated with the acquisition and integration of an imaging and document management company, combined with historically low profit margins related to the hardware component of the networking business and a slower emergence of the imaging and document management market than anticipated by the Company. The Company is currently focusing on achieving profitability in its Imaging and Network Services business and expanding it through internal growth, new service offerings and acquisitions. Typically, the decision by a prospective customer to install a network or to implement a document management system requires the Company to engage in a lengthy and complex sales cycle and involves a significant commitment of resources by the customer over an extended period of time. For these and other reasons, the sales and implementation cycles are subject to a number of significant delays over which the Company has little or no control. Even if it increases sales, there can be no assurance that the Imaging and Network Services business will achieve a pricing and cost structure that will generate profits, or that the Company will be able to identify and acquire appropriate acquisition candidates on favorable terms. Failure of the Imaging and Network Services business to grow through internal expansion and favorable acquisitions or to achieve profitability would have a material adverse effect on the Company's business, financial condition and results of operations.

TECHNOLOGICAL OBSOLESCENCE IN IMAGING AND NETWORK SERVICES

     The market for Imaging and Network Services is characterized by rapid technological change, changes in customer requirements, frequent new product introductions and enhancements and emerging industry standards. The Company's future performance will depend in part on its ability to respond effectively to these developments and to develop expertise in, and form relationships with vendors of, products that gain market acceptance and popularity. The introduction of products and services embodying new technologies and the emergence of new industry standards can render existing products obsolete, unmarketable or noncompetitive. The Company is unable to predict the future impact of new products on the Company's services. Furthermore, the life cycles of the systems and products with respect to which the Company has developed expertise are difficult to estimate. The Imaging and Network Services business's future performance will depend on the ability of software and hardware vendors to develop and introduce new products that respond to evolving customer requirements and on the Company's ability to stay abreast of and enhance its expertise with respect to new products and systems. The inability of the Imaging and Network Services business to enhance its expertise and capabilities in response to changing customer requirements, technological change or emerging industry standards would have a material adverse effect on the Company's business, financial condition and results of operation. Furthermore, to the extent the vendors of the hardware or software components of document management systems experience delays in the development and shipments of new products, the Company's ability to sell document management systems could be materially adversely affected.

COMPETITION

     The IT professional services industry is highly competitive. The Company competes for both clients and qualified technical personnel with a variety of companies, including other specialty staffing companies, national and regional consulting firms, systems integrators, IT outsourcing firms and independent contractors. The Company also competes for technical consultants with the information technology staffs of its clients and potential clients. In addition, several traditional staffing companies that historically emphasized the placement of clerical and other less highly skilled personnel on short-term assignments, have begun to provide services competitive with those provided by the Company. Several of the Company's competitors in each of the businesses in which it provides services are substantially larger than the Company and have greater financial and other resources. Several of such competitors have also been in business much longer than the Company and have significantly greater name recognition throughout the United States, including the geographic areas in which the Company operates and into which it intends to expand. In addition, such companies are able to meet a broader range of a client's temporary personnel needs and serve a broader geographic range than the Company, which permits such companies to better serve national accounts. There can be no assurance that the Company will be able to compete successfully with its existing and future competitors. Also, to the extent that the Company offers fixed-price contracts to clients in the future, which it may do for competitive reasons, it will be responsible for cost overruns and may experience revenue streams that vary from those generated by the provision of time and material services.

DEPENDENCE ON KEY CUSTOMERS AND GEOGRAPHIC CONCENTRATION

     The Company's business is dependent in part on the economic strength of its clients. While the Company serves a large number of clients in a range of industry groups, approximately 6.4% of the Company's revenues in fiscal 1995 were derived from Merck, the only customer responsible for more than 5% of the Company's revenues in 1995. Similarly, a substantial portion of the Company's revenues are currently derived from services provided to clients in the Mid-Atlantic Region of the United States. A substantial deterioration in general economic conditions in that Region could adversely affect the Company.

EMPLOYMENT LIABILITY RISKS

     The Company provides staffing services in the workplaces of other businesses. Risks inherent in such activity include possible claims of errors and omissions, misuse of client proprietary information, misappropriation of funds, discrimination and harassment, theft of client property, other criminal activity or torts and other claims. While the Company has not historically experienced any material claims of these types, there can be no assurance that the Company will not experience such claims in the future.

DEPENDENCE ON KEY PERSONNEL

     The Company's future success may depend to a significant extent upon the performance of a number of the Company's key personnel, including Martin E. Judge, Jr., Chairman of the Board and Chief Executive Officer of the Company. The loss of Mr. Judge or other key management personnel or the failure to recruit and retain experienced personnel could have a material adverse effect on the Company's business. Typically, the Company does not enter into contracts with these individuals providing for continued employment. See 'Management -- Employment Agreements.'

CONTROL OF THE COMPANY

     Immediately after the effective date of the Offering, Martin E. Judge, Jr. and Michael A. Dunn will beneficially own approximately 45.8% and 14.2% of the outstanding Common Shares, respectively (45.7% and 14.1% if the over-allotment option is exercised in full). As a result, Mr. Judge and Mr. Dunn will have the ability to determine the election of all of the Company's directors and control the outcome of substantially all issues submitted to the Company's shareholders. While no voting agreement between Mr. Judge and Mr. Dunn exists, such concentration of ownership could have the effect of making it more difficult for a third party to acquire control of the Company and may discourage third parties from attempting to do so. See 'Principal and Selling Shareholders' and 'Description of Capital Shares.'

FLUCTUATIONS IN OPERATING RESULTS; SEASONALITY AND GENERAL ECONOMIC CONDITIONS

     Because the Company only derives revenue in its Contract Placement business when its consultants are actually working, its operating results are adversely affected when client facilities close due to holidays or inclement weather. In particular, the Company generally experiences a certain amount of reduction in revenues in its Contract Placement business in its fourth fiscal quarter due to the number of holidays in that quarter. Further, the Company's Contract Placement business generally incurs additional expense in its first fiscal quarter due in part to the timing of certain payroll and related employment tax costs.

     Demand for IT professional services is significantly affected by the general level of economic activity. When economic activity slows, clients may delay or cancel plans that involve the hiring of permanent or contract technical consultants, and may postpone or cancel plans to implement document management systems or to implement training programs. The Company is unable to predict the level of economic activity at any particular time, and fluctuations in the general economy could adversely affect the Company's business, operating results and financial condition. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

BROAD DISCRETION IN USE OF PROCEEDS

     The Company intends to use approximately $9.4 million of the net proceeds from the Offering to repay certain outstanding indebtedness and to pay portions of the purchase prices of recently completed acquisitions, and it will have broad discretion in using the remaining proceeds from the Offering. The Company intends to use the approximately $17.4 million in remaining net proceeds (approximately $20.2 million if the Underwriters' over-allotment is exercised in full) for working capital and general corporate purposes, including establishment of a corporate level sales force and possible acquisitions. The Company currently has no understandings, commitments or agreements with respect to any possible acquisitions. Consequently, there can be no assurance as to when or how the remaining net proceeds from the Offering will be used. If the Company is unable to invest such proceeds in acquisitions or to otherwise use such proceeds in operating its business, the returns realized from holding such proceeds may be substantially less than the returns which could be realized if such proceeds were successfully invested in the business. See 'Use of Proceeds.'

RISKS RELATED TO TAX STATUS OF TECHNICAL CONSULTANTS

     Generally, the Company treats its technical consultants as employees for federal and state tax purposes and pays all requisite Social Security taxes
(FICA), payroll taxes, unemployment taxes, workers compensation insurance premiums and other employee taxes and similar costs. In certain cases, however, technical consultants desire to be treated as independent contractors for federal and state tax purposes with respect to their assignments. In such cases, the Company reviews the relevant facts and the applicable statutes and regulations, and if appropriate, the consultant is treated as an independent contractor for tax purposes. Of the technical consultants on assignment as of December 31, 1994 and 1995 and June 30, 1996, approximately 12%, 15% and 14%, respectively, were treated as independent contractors for federal and state tax purposes. The determination of whether a technical consultant can be treated as an independent contractor for tax purposes is dependent on the facts and circumstances of each case and as a result is subject to some uncertainty. The Internal Revenue Service recently has announced various worker reclassification compliance projects designed to ensure that personnel classified as independent contractors are properly classified. The Company believes that it is in material compliance with all applicable tax regulations concerning the classification of its technical consultants, and has not, to date, been the subject of any attempt by any federal or state authority to reclassify any of the consultants it has treated as independent contractors. There can be no assurance, however, that federal and state taxing authorities will not challenge the Company's classification of technical consultants as independent contractors in the future. If successful, such a challenge could result in the imposition of back taxes, interest and penalties, the amount of which could be material to the Company's financial statements.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     Sales of the Company's Common Shares in the public market after the Offering could adversely affect the market price of the Company's Common Shares and could impair the Company's future ability to raise capital through the sale of equity securities. Upon completion of the Offering, the Company will have 13,042,737 Common Shares outstanding (13,340,237 shares if the Underwriters' over-allotment option is exercised in full.) Of these shares, all of the shares sold in the Offering will be available for resale in the public markets without restriction, except for any such shares which may be purchased by affiliates of the Company. Of the remaining shares, 394,820 are subject to a two-year holding period which commenced on February 29, 1996 and __________ are subject to a two-year holding period that commenced on September 27, 1996. The Selling Shareholders, except for Martin E. Judge, Jr., the Company's directors, executive officers and certain other shareholders have agreed, subject to certain limitations, not to sell any Common Shares for a period of 180 days after the closing of the Offering. Mr. Judge has agreed not to sell any of his 5,952,061 shares for a period of one year after the closing of the Offering. Following the expiration of this 180-day period, the Selling Shareholders, directors, executive officers and certain other shareholders will hold an aggregate of 2,809,716 Common Shares which may be resold subject to certain restrictions under Rule 144. The approximately 30,000 remaining Common Shares are restricted securities under the Securities Act and may be sold only if they are registered under the Securities Act or pursuant to an applicable exemption from the registration requirements of the Securities Act, including Rule 144 thereunder. In addition, the Company intends, as soon as practicable after the consummation of this Offering, to register approximately 1,500,000 Common Shares reserved for issuance to its employees, directors, consultants and advisors under the Company's 1996 Incentive Stock Option and Non-Qualified Stock Option Plan ('the Plan'). As of September 27, 1996, options to purchase _______ Common Shares were outstanding under the Plan. See 'Management -- Stock Plans.' 'Description of Capital Shares,' 'Registration Rights' and 'Shares Eligible for Future Sale.'

ABSENCE OF PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     There has been no prior public market for the Company's Common Shares. Although the Common Shares have been approved for inclusion in the Nasdaq Stock Market, subject to notice of issuance, there can be no assurance that a viable public market for the Common Shares will develop or be sustained after the Offering or that purchasers of the Common Shares will be able to resell their Common Shares at prices equal to or greater than the initial public offering price. The initial public offering price has been determined by negotiations among the Company, the Selling Shareholders and the representatives of the Underwriters and may not be indicative of the prices that may prevail in the public market after the Offering is completed. Numerous factors, including announcements of fluctuations in the Company's or its competitors' operating results and market conditions for staffing services industry stocks in general, could have a significant impact on the future price of the Common Shares. In addition, the stock market in recent years has experienced significant price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the market price of the Common Shares. See 'Description of Capital Stock' and 'Underwriting.'

ABSENCE OF DIVIDENDS

     The Company has never paid any cash dividends on the Common Shares and does not anticipate paying any cash dividends on the Common Shares in the foreseeable future. In addition, the Company is prohibited under the terms of its revolving line of credit from paying dividends without the consent of the lender. Future dividends, if any, will depend, among other things, on the Company's results of operations, capital requirements and financial condition, and on such other factors as the Company's Board of Directors may, in its discretion, consider relevant. See 'Dividend Policy.'

POTENTIAL EFFECT OF ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Company's Articles of Incorporation and By-Laws may have anti-takeover effects that may delay, deter or prevent a takeover attempt that shareholders might consider in their best interest. These provisions include (i) the authority of the Board of Directors to issue up to 10,000,000 preferred shares in one or more series with such rights, obligations and preferences as the Board of Directors may determine, (ii) authorization for only the Board of Directors or the President to call special meetings of the shareholders, and (iii) certain advance notice procedures for shareholder nomination of candidates for election as directors and for certain shareholder proposals. See 'Description of Capital Stock.'

     The Company's Certificate of Incorporation permits the Board of Directors to establish the rights, preferences, privileges and restrictions of, and to issue, up to 10,000,000 Preferred Shares without any further vote or action by the Company's shareholders. The issuance of Preferred Shares could adversely affect the holders of Common Shares and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plans to issue any Preferred Shares. See 'Description of Capital Shares.'

CERTAIN ANTI-TAKEOVER EFFECTS OF THE PENNSYLVANIA BUSINESS CORPORATION LAW

The 'business combination' provisions under the Pennsylvania Business Corporation Law ('BCL') prohibit the Company from engaging in certain 'business combinations' with 'interested shareholders' without certain director or shareholder approval. The 'business combination' provisions potentially could deter certain types of transactions that might be proposed, whether or not such transactions were favored by the majority of the shareholders, and could enhance the ability of the Company's officers and directors to retain their positions. The BCL expressly permits directors of a corporation to consider the interests of constituencies other than shareholders in discharging their duties, provides that they need not, in considering the best interests of the corporation, consider any particular constituency's interests (including the interests of shareholders) as the dominant or controlling interest, and provides that directors do not violate their fiduciary duty by relying on shareholders' rights plans and other anti-takeover provisions of the BCL. See 'Description of Capital Stock.'

DILUTION

     Assuming an initial public offering price of $10.00 per share of Common Shares, purchasers of the Common Shares offered hereby will realize an immediate and substantial dilution of approximately $8.06 in net tangible book value per share of Common Shares of their investment from the initial public offering price. See 'Dilution.'

     The net proceeds to the Company from its sale of 3,000,000 Common Shares at an estimated public offering price of $10.00 per share, after deducting underwriting discounts and commissions and estimated Offering expenses (which expenses include an investment advisory fee of approximately $300,000 payable to The Gemstone Group, Inc.), are estimated to be approximately $26.8 million (approximately $29.6 million if the Underwriters' over-allotment option is exercised in full).

     The Company intends to use a portion of the estimated net proceeds to pay down its working capital line of credit, which bears interest at the prime rate plus 1% and is due on May 31, 1998, the balance of which was $6.4 million as of June 30, 1996, The Company intends to maintain this line of credit and may draw on the line as needed in the future. The Company intends to use approximately $1.5 million to pay certain portions of the purchase prices relating to the Berkeley and Systems Automation acquisitions. The Company anticipates using $1.3 million for the retirement of other short-term and long-term indebtedness, principally equipment leases.

     The remaining net proceeds of approximately $17.6 million will be used for working capital and general corporate purposes, including establishment of the corporate level sales force. In addition, the Company may use portions of the remaining net proceeds for future acquisitions described in "Business -- Sales and Marketing". As discussed in 'Business -- Business Strategy,' a significant element of the Company's strategy is to grow through acquisitions of companies in existing or complementary lines of business, although the Company is not currently engaged in any acquisition negotiations.

     Pending application of the net proceeds as set forth above, the Company intends to invest any remaining net proceeds temporarily in short-term, investment grade securities. The Company will not receive any proceeds from the sale of the Common Shares offered by the Selling Shareholders.

                                DIVIDEND POLICY

     The Company has not paid any cash dividends on its Common Shares. The Company currently intends to retain future earnings for use in its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. The payment of future dividends, if any, will depend, among other things, on the Company's results of operations and financial condition, any restriction in the Company's loan agreements and on such other factors as the Company's Board of Directors may, in its discretion, consider relevant. The Company's ability to pay dividends is dependent in part upon the receipt of dividends from its direct and indirect subsidiaries. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources.'

                                    DILUTION

     The net tangible book value (deficit) per Common Share represents the amount of the Company's total tangible assets less its total liabilities, divided by the number of Common Shares outstanding. The net tangible book value (deficit) of the Company (on a fully diluted basis) at June 30, 1996 was $375,000, or $0.04 per Common Share (giving effect to the Pre-Offering Transactions). The sale of Common Shares by the Company pursuant to this Offering at an assumed initial public offering price of $10.00, would increase net tangible book value to $1.94 per Common Share, representing an immediate increase in net tangible book value of $1.90 per Common Shares to existing shareholders and an immediate dilution in net tangible book value of $8.06 per Common Shares to purchasers of Common Shares in this Offering. The following table illustrates this dilution at June 30, 1996:

Assumed initial public offering price per Common Share........................                $10.00

        Net tangible book value per Common Share before Offering..............      $0.04

        Increase per Common Share attributable to sale of Common Shares in          $1.90
           Offering...........................................................

Pro forma net tangible book value per Common Share after this Offering........                 $1.94
                                                                                           ---------

Dilution per Common Share to new shareholders1................................                 $8.06
                                                                                           ---------

------------------
1 Dilution is determined by subtracting pro forma net tangible stock value per Common Share after completion of this Offering from the price paid by investors purchasing Common Shares in this Offering.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at June 30, 1996 and as adjusted to give effect to the sale of the 3,000,000 Common Shares being offered by the Company hereby at an assumed offering price of $10.00 per share, the application of the estimated net proceeds therefrom, and the Pre-Offering Transactions described in 'Business -- Pre-Offering
Transactions: Corporate Reorganization, Merger and Recent Acquisitions.' This table should be read in conjunction with the Company's Consolidated Financial Statements, the Pro Forma Consolidating Financial Statements and the Notes thereto, and 'Use of Proceeds,' all included elsewhere in this Prospectus.


                                                                                          JUNE 30, 1996
                                                                                      ----------------------
                                                                                                  PRO FORMA
                                                                                       ACTUAL    AS ADJUSTED
                                                                                      ---------  -----------
                                                                                                 (UNAUDITED)
                                                                                          (IN THOUSANDS)
Current portion of long-term debt...................................................  $     303   $       0

Note payable, bank(1)...............................................................      6,358           0
Other long-term debt................................................................        790       1,016
Convertible debentures(2)...........................................................        500           0
                                                                                      ---------  -----------
Total long-term debt................................................................      7,648       1,016
                                                                                      ---------  -----------

Minority interest(3)................................................................        659           0
                                                                                      ---------  -----------

Shareholders' equity:
Preferred shares(4).................................................................          0           0
Common shares(5)....................................................................          1         130
Additional paid in capital..........................................................        451      28,580
Retained earnings (deficit).........................................................        (55)        (55)
                                                                                      ---------  -----------
     Total shareholders' equity.....................................................        397      28,655
                                                                                      ---------  -----------
     Total capitalization...........................................................  $   9,007   $  29,671
                                                                                      ---------  -----------
                                                                                      ---------  -----------

------------------

(1) For a description of the Company's note payable, bank, see Note 4 and 5 of Notes to Consolidated Financial Statements.

(2) Assumes conversion into 526,000 common shares.

(3) Elimination of minority interest due to merger of the Company and Judge Imaging Systems, Inc.

(4) Preferred Shares at June 30, 1996 were $0.01 par value, 10,000,000 shares authorized, none issued.

(5) Common Shares at June 30, 1996 were $0.005 par value, 10,000,000 shares authorized, 160,000 shares issued and outstanding; Common Shares Pro Forma As Adjusted were $0.01 par value, 50,000,000 shares authorized, 13,043,000 shares issued and outstanding.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected consolidated operating statement and balance sheet data for the periods indicated. The selected consolidated operating statement and balance sheet data at and for each of the five fiscal years presented below are derived from the Company's Consolidated Financial Statements, of which the years ended December 31, 1995, 1994 and 1993 and the six month period ended June 30, 1996 have been audited by Rudolph, Palitz LLP, independent accountants. The selected statement of operations and balance sheet data for the years ended December 31, 1992 and 1991 and the six month period ended June 30, 1995 are derived from the unaudited Consolidated Financial Statements of the Company, which include all adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of the data for such periods. This data should be read in conjunction with the Consolidated Financial Statements, related notes, and other financial information included elsewhere in this Prospectus.


                                                                                         SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                       JUNE 30,
                                -----------------------------------------------------  --------------------
                                  1991       1992       1993       1994       1995       1995       1996
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues..................  $  22,438  $  26,722  $  35,069  $  45,253  $  63,299  $  29,399  $  37,327
Cost of sales.................      1,616(1)  20,104     26,070     34,146     47,550     22,292     27,588
Selling and operating.........     18,655      4,950      5,853      6,509      9,798      4,612      6,364
General and administrative....      1,600      2,171      2,525      3,155      4,187      2,038      2,848
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total costs and expenses......     21,871     27,225     34,448     43,810     61,535     28,942     36,800
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) from
  operations..................        567       (503)       621      1,443      1,764        457        527
Interest expense..............        222        238        338        427        670        307        371
Other income (expense)........         31         (6)         4          7        (27)       (10)         0
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before income
  taxes.......................        376       (747)       287      1,023      1,067        140        156
Income taxes..................        294         41        228        680        588        315        203
Minority interest (income)....        161       (126)         0          0         (7)         0       (229)
Cumulative effect change......          0          0         42          0          0          0          0
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss).............  $     (79) $    (662) $     101  $     343  $     486  $    (175) $     182
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Fully diluted net income
  (loss) per Common
  Share(2)(3):
Income before cumulative
  effect adjustment...........  $   (0.01) $   (0.08) $    0.01  $    0.04  $    0.05  $   (0.02) $    0.02
Cumulative effect
  adjustment..................       0.00       0.00       0.00       0.00       0.00       0.00       0.00
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                $   (0.01) $   (0.08) $    0.01  $    0.04  $    0.05  $   (0.02) $    0.02
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Fully-diluted weighted average
  shares(2)(3)................      8,416      8,416      8,500      8,847      9,110      9,110      9,110
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                                                        DECEMBER 31,
                                                                    -----------------------------------------------------
                                                                      1991       1992       1993       1994       1995
                                                                    ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Working capital (deficiency)......................................  $     367  $    (615) $    (608) $     329  $   5,567
Total assets......................................................      3,398      4,539      5,687      8,017     11,632
Notes payable, including current portion..........................      1,299      1,977      2,499      2,749      5,368
Other long-term obligations, including current portion............        412      1,236        961      2,030      1,433
Shareholders' equity (deficit)....................................        123       (539)      (438)       (95)       391

                                                                      JUNE 30,
                                                                       1996
                                                                    -----------
BALANCE SHEET DATA:
Working capital (deficiency)......................................   $   6,546
Total assets......................................................      15,021
Notes payable, including current portion..........................       6,358
Other long-term obligations, including current portion............       1,593
Shareholders' equity (deficit)....................................         397



------------------
(1) Does not reflect reclassification between cost of sales and selling and operating expense principally related to the cost of consultants.

(2) All per share and share amounts reflect a 52.6 for 1.0 stock split which occurred subsequent to June 30, 1996.

(3) Fully-diluted shares include Common Stock equivalents and 526,000 Common Shares issuable upon conversion of the Company's 10% Convertible Senior Subordinated Notes.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the consolidated financial statements of the Company and related notes thereto appearing elsewhere in this Prospectus.

OVERVIEW

     The Company derives its revenues from the provision of contract and permanent IT and engineering personnel, networking, imaging, document management and workflow services and IT training. Components of cost of sales differ depending on the type of service or product supplied, and may include salaries, as well as hardware and software costs. Selling and operating expenses consist primarily of salaries and fringe benefits for selling representatives, and also include marketing expenditures and bad debt charges. General and administrative expenses consist of management and administrative salaries and related fringe benefits, as well as other overhead, such as rent and depreciation.

     Revenue in the Company's Contract Placement business is derived from professional service activities, primarily the placement of skilled IT and engineering personnel whose work is billed at an hourly rate. Engagements of the Company's technical consultants typically last from six to twelve months and the Company bills clients and recognizes revenue on a weekly basis. Revenues are directly related to the total number of hours billed to clients and the associated hourly billing rates. Hourly billing rates are established for each technical consultant based on the technical consultant's skills, experience and the type of work performed. Revenues in the Company's Contract Placement business have increased from $27.5 million in 1993 to $50.8 million in 1995, or approximately 35.8% per year on average. Revenues for the six months ended June 30, 1996 were $28.6 million, compared to $24.2 million for the prior year period, an increase of 18.2%. Revenue growth has been derived primarily from increases in the number of technical consultants placed with existing and new clients and increases in average billing rates. The Company believes that the recent increase in the average billing rates for its technical consultants has resulted from improved economic conditions and increased demand for skilled and experienced technical consultants. Total hours billed in 1995 were 1,303,412, with a weighted average billing rate of $38.99. For the six months ended June 30, 1996, total hours billed were 732,358, with a weighted average billing rate of $39.08, compared to total hours billed of 660,140 with a weighted average billing rate of $36.66 for the prior year period. Cost of sales in the Contract Placement business consists primarily of the compensation expenses related to the consultants, such as salaries, fringe benefits and payroll taxes.

     Revenue in the Company's Permanent Placement business is generated from one time fees received upon successful placements of engineering or IT professionals with clients. The standard fee arrangement is 1% of each thousand dollars of salary, up to a maximum of 33% of the professional's first year salary. Revenue is recognized upon commencement of the employment, subject to reversal if employment terminates during a 30 to 90 day guarantee period. The Permanent Placement business placed 396 professionals with an average placement fee of $10,800 in 1995, and 254 professionals with an average placement fee of $10,800 for the six months ended June 30, 1996. No cost of sales is recorded in the Permanent Placement business.

     Revenue in the Company's Imaging and Network Services business is derived from the provision of networking, imaging and document management services and related sales of hardware and software. Revenues are recorded in the period in which services are rendered and merchandise is shipped, except where installation is significant to the completion of the contract, in which case revenue is not recognized until the installation is completed and accepted by the customer. Cost of sales consists of computer hardware, software and related licensing fees, salaries and fringe benefits for design, installation and maintenance personnel, and overhead expenditures allocated to imaging and networking activities.

     The Company's Imaging and Network Services business was originally formed to provide networking services to educational markets, primarily network design, installation and maintenance utilizing the Company's private-label PC products, and later expanded its networking operations to include additional platforms and peripherals. Due to relatively low operating margins on hardware and software sales, which accounted for a substantial portion of networking revenues, this business generated operating losses in its early years. Beginning in 1988, the Company anticipated the emergence of a market for networking systems incorporating imaging and document management technology. It entered this market first as an exclusive reseller of Optika software, and then decided to expand its product line to include both high production, high end systems such as Filenet and low end workflow imaging systems such as Watermark, Keyfile and Lotus Notes. More recently, the Company has devoted substantial resources to expand the infrastructure of its imaging and document management business to support anticipated sales growth, including the hiring of 34 engineering, sales and administrative personnel since the beginning of 1994.

     Revenue attributable to imaging and document management systems and services has grown from $2.3 million in 1995 to $2.7 million in the six months ended June 30, 1996, representing approximately 28% and 44% of the Imaging and Network Services business total revenue in those periods, respectively. However, the Company's imaging activities have generated operating losses to date due to slower than expected market expansion combined with the substantial investment in infrastructure development. Specifically, imaging and document management systems and services generated operating losses of $(477,000) and $(213,000) in 1995 and for the six months ended June 30, 1996, respectively, representing 91% and 56% of the total operating losses experienced by the Imaging and Network Services business as a whole, respectively. The Company currently is focusing on achieving profitability in its Imaging and Network Services business and expanding it through internal growth, new service offerings such as the MENTOR(Trademark) Consulting Program and a help desk practice, and through acquisitions.

     The following table presents the net revenue (net of intercompany eliminations) and the income (loss) from operations attributable to each of the Company's businesses, in dollars and as a percentage of consolidated net revenues, for the periods indicated. Except for consolidated net revenues and consolidated income (loss) from operations for 1993, 1994, 1995 and the six months ended June 30, 1996, all of such financial information is unaudited:

                                                YEAR ENDED DECEMBER 31,                          SIX MONTHS ENDED JUNE 30,
                            ----------------------------------------------------------------  -------------------------------
                                    1993                  1994                  1995                  1995            1996
                            --------------------  --------------------  --------------------  --------------------  ---------
                                                                 (DOLLARS IN THOUSANDS)       (UNAUDITED)
Net revenues:
Permanent Placement.......  $   3,131        8.9% $   3,294        7.3% $   4,275        6.7% $   2,065        7.0% $   2,614
Contract Placement........     27,537       78.5     38,186       84.4     50,804       80.3     24,196       82.3     28,603
Imaging and Network
  Services................      4,401       12.6      3,773        8.3      8,220       13.0      3,138       10.7      6,110
                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Consolidated net
  revenues................  $  35,069      100.0% $  45,253      100.0% $  63,299      100.0% $  29,399      100.0% $  37,327
                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) from
  operations:
Permanent Placement.......  $     722        2.1% $     258        0.6% $     287        0.4% $     123        0.4% $     200
Contract Placement........        732        2.1      2,392        5.2      2,939        4.7      1,216        4.1      1,399
Imaging and Network
  Services................       (137)       (.4)      (466)      (1.0)      (526)       (.8)      (413)      (1.4)      (380)
Corporate overhead
  expense.................       (696)      (2.0)      (741)      (1.6)      (936)      (1.5)      (469)      (1.6)      (692)
                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Consolidated income (loss)
  from operations.........  $     621        1.8% $   1,443        3.2% $   1,764        2.8% $     457        1.5% $     527
                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

                               1996
                           -----------

Net revenues:
Permanent Placement.......        7.0%
Contract Placement........       76.6
Imaging and Network
  Services................       16.4
                            ---------
Consolidated net
  revenues................      100.0%
                            ---------
                            ---------
Income (loss) from
  operations:
Permanent Placement.......        0.5%
Contract Placement........        3.7
Imaging and Network
  Services................       (1.0)
Corporate overhead
  expense.................       (1.8)
                            ---------
Consolidated income (loss)
  from operations.........        1.4%
                            ---------
                            ---------




     Included in corporate overhead expense are salaries, benefits and related costs for the Company's founder and chief executive officer, Martin E. Judge, Jr., and for corporate level financial, human resources, management information systems and marketing personnel. The number of personnel included in corporate overhead has increased from five at December 31, 1993, to 16 at June 30, 1996. Founder's compensation of $357,000, $390,000, $495,000, and $306,000 was charged to the Permanent Placement business in 1993, the Imaging and Network Services business in 1994, and the Contract Placement business in 1995 and the six months ended June 30, 1996, respectively. Future corporate overhead expense will be allocated according to the number of full-time employees in each of the Company's businesses.

     Early in 1995 the Company began to implement a strategy to accelerate its growth through the addition of new services, geographic expansion and strategic acquisitions. As part of this strategy, the Company added sales, marketing, engineering and operational personnel in its existing four regional offices and in its National Division in Foxborough, Massachusetts, and opened a fifth branch office in Edison, New Jersey. In addition, in September 1996, the Company completed the acquisition of The Berkeley Associates Corporation and Systems Automation, Inc.

     Berkeley, now the Company's IT Training business, provides training on a variety of computer network and software applications through offices located in Bala Cynwyd, Pennsylvania and Alexandria, Virginia. Besides expanding the Company's range of technical service offerings, the IT Training business will assist the Company in identifying emerging technologies and integrating such technologies into its organization through the training of its technical consultants and in-house personnel. The Company's IT Training business generated revenues of $2.3 million and $1.5 million for 1995 and the first six months of 1996, respectively.

     Systems Automation, located in Wakefield, Massachusetts, provides imaging and document management systems and services, and establishes a presence for the Imaging and Network Services business in the Boston metropolitan area. Systems Automation generated revenues of $1.2 million and $467,000 for 1995 and the first six months of 1996, respectively.

RESULTS OF OPERATIONS

     The following table sets forth certain statement of operations data as a percentage of consolidated net revenues for each of the periods indicated:

                                                                                                 SIX MONTHS ENDED JUNE
                                                                   YEAR ENDED DECEMBER 31,                30,
                                                               -------------------------------  ------------------------
                                                                 1993       1994       1995         1995         1996
                                                               ---------  ---------  ---------  -------------   ---------
                                                                                                (UNAUDITED)
Net revenues.................................................      100.0%     100.0%     100.0%       100.0%       100.0%
Cost of sales................................................       74.3       75.4       75.1         75.8         73.9
Selling and operating........................................       16.7       14.4       15.5         15.7         17.0
General and administrative...................................        7.2        7.0        6.6          6.9          7.7
                                                               ---------  ---------  ---------       ------    ---------
Total costs and expenses.....................................       98.2       96.8       97.2         98.4         98.6
Income from operations.......................................        1.8        3.2        2.8          1.6          1.4
Interest and other, net......................................        1.0        0.9        1.1          1.1          1.0
                                                               ---------  ---------  ---------       ------    ---------
Income before income taxes...................................        0.8%       2.3%       1.7%         0.5%         0.4%
                                                               ---------  ---------  ---------       ------    ---------
                                                               ---------  ---------  ---------       ------    ---------

SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

     Net Revenues. Consolidated net revenues increased by 27.0%, or $7.9 million, for the six months ended June 30, 1996 compared to the prior year period. Revenue for the Contract Placement business increased by 18.2%, or $4.4 million, for the six month period ended June 30, 1996 compared to the prior year period. Contributing to this increase was revenue of $1.8 million attributable to the Edison, New Jersey office, which opened in April 1995, and revenue of $1.1 million attributable to the Company's National Division in Foxborough, Massachusetts. Revenue for the Permanent Placement business increased by 26.6%, or $549,000, for the six months ended June 30, 1996 compared to the prior year period. Contributing to this increase was revenue of $270,000 in the Tampa, Florida office, attributable to the hiring of additional sales and marketing personnel, and revenue of $174,000, attributable to the Edison, New Jersey office. Revenue for the Imaging and Network Services business increased by 94.7%, or $3.0 million, for the six months ended June 30, 1996 compared to the prior year period. Of this increase, $1.5 million was attributable to networking systems and services and $1.5 million was attributable to imaging and document management systems and services.

     Cost of Sales. Consolidated cost of sales increased by 23.8%, or $5.3 million, for the six months ended June 30, 1996 compared to the prior year period. Cost of sales as a percentage of consolidated net revenues decreased to 73.9% from 75.8%. With respect to the Company's Imaging and Network Services business, cost of sales as a percentage of revenue decreased to 75.2% from 78.2%, primarily as a result of the realization of economies of scale and an increased focus on providing services that yield higher margins than traditional hardware and software sales. With respect to the Company's Contract Placement business, cost of sales as a percentage of revenue remained constant at 80.4%. The decline in cost of sales as a percentage of consolidated net revenues was also attributable to an increase in revenue for the Permanent Placement business, which has no cost of sales.

     Selling and Operating. Consolidated selling and operating expenses increased by 38.0%, or $1.8 million, for the six months ended June 30, 1996 compared to the prior year period. Selling and operating expenses as a percentage of consolidated net revenues for the six months ended June 30, 1996 increased to 17.0% from 15.7% in the prior year period, due primarily to a 38% increase in payroll costs associated with the Company's hiring of sales and marketing personnel and a $215,000 bad debt charge resulting principally from the bankruptcy of one of the Company's Contract Placement customers.

     General and Administrative. Consolidated general and administrative expenses increased 39.7%, or $810,000, for the period ending June 30, 1996 compared to the prior year period. General and administrative expenses as a percentage of consolidated net revenues increased to 7.6% for the period ending June 30, 1996 compared to 6.9% for the prior year period, primarily as a result of expansion of the Company's corporate staff, specifically the hiring of additional management information systems personnel, human resources personnel and a financial analyst. In addition, rent expense increased by $156,000 as a result of the opening of the Company's Edison, New Jersey office and the expansion of the Bala Cynwyd, Pennsylvania office

     Interest. Interest expense increased by $64,000, or 20.8%, for the six months ended June 30, 1996 compared to the prior year period. This increase was due to increased borrowing under the Company's line of credit.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Net Revenues. Consolidated net revenues increased by 39.9%, or $18.0 million, in 1995 compared to 1994. Revenue for the Contract Placement business increased by 33.0%, or $12.6 million, in 1995 compared to 1994. Contributing to this increase was revenue of $1.6 million attributable to the Edison, New Jersey office, which opened in April, 1995. Revenue for the Permanent Placement business increased by 29.8%, or $981,000, in 1995 compared to 1994. Contributing to this increase was revenue of $81,000 attributable to the Edison, New Jersey office. Revenue for the Imaging and Network Services business increased by 117.8%, or $4.4 million, in 1995 compared to 1994. Contributing to this increase was revenue of approximately $2.0 million attributable to the addition of a major networking systems contract with the State of New Jersey.

     Cost of Sales. Consolidated cost of sales increased by 39.3%, or $13.4 million, in 1995 compared to 1994. Cost of sales as a percentage of consolidated net revenues decreased slightly to 75.1% in 1995 from 75.4% in 1994. This decrease is attributable to an increase in Permanent Placement revenue which has no cost of sales, and a decrease in cost of sales as a percentage of revenue for the Contract Placement business, partially offset by an increase in cost of sales as a percentage of net revenue for the Imaging and Network Services business.

     Selling and Operating. Consolidated selling and operating expenses increased by 50.5%, or $3.3 million, in 1995 compared to 1994, and increased to 15.5% of consolidated net revenues in 1995 compared to 14.4% in 1994. This increase primarily resulted from an increase in salaries and related fringe benefits incurred as a result of an increase in sales personnel in each of the Company's businesses. In addition, the Company realized a bad debt charge of $300,000 in 1995 compared to $72,000 in 1994, principally attributable to the bankruptcy of a Contract Placement customer.

     General and Administrative. Consolidated general and administrative expenses increased 32.7%, or $1.0 million, in 1995 compared to 1994. This increase was primarily attributable to an increase in administrative staffing levels in the Edison, New Jersey, Bala Cynwyd, Pennsylvania and Foxborough, Massachusetts offices and increased rent expense of $168,000 associated with the new Edison office and the expansion of the Bala Cynwyd office. The increase in general and administrative expenses was also attributable to tax penalties of $237,000 pursuant to a settlement with the IRS. General and administrative expenses as a percentage of consolidated net revenues decreased marginally from 7.0% in 1994 to 6.6% in 1995.

     Interest. Interest expense increased by 56.9%, or $243,000, in 1995 compared to 1994. This increase was attributable to the increased borrowing under the Company's line of credit.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

     Net Revenues. Consolidated net revenues increased by 29.0%, or $10.2 million, in 1994 compared to 1993. Revenue from the Contract Placement business increased by 38.7%, or $10.6 million, due to increased marketing efforts in all of the Company's offices, and a $1.0 million increase in revenue in the Company's National Division. Revenue for the Permanent Placement business increased by 5.2%, or $163,000, from 1993 to 1994. Revenue for the Imaging and Network Services business decreased by 14.3%, or $628,000, in 1993, due principally to a vacancy in the office of president for all of 1994 and the loss of a networking systems contract with the State of New Jersey that had generated $2.0 million in revenue in 1993.

     Cost of Sales. Consolidated cost of sales increased by 31.0%, or $8.1 million, in 1994 compared to 1993. Cost of sales as a percentage of consolidated net revenues increased to 75.5% in 1994 compared to 74.3% in 1993. This increase is primarily attributable to the cost of sales in the Imaging and Network Services business, which increased as a percentage of its revenue from 74.8% in 1993 to 80.5% in 1994, due in large part to the loss of the $2.0 million contract with the State of New Jersey. Cost of sales for the Contract Placement business decreased slightly as a percentage of its revenue.

     Selling and Operating. Consolidated selling and operating expenses increased by 11.2%, or $656,000, in 1994 compared to 1993. Selling and operating expenses decreased as a percentage of consolidated net revenues to 14.4% in 1994 compared to 16.7% in 1993, primarily as a result of the increased volume of business and a decrease in medical and workmen's compensation insurance expense in all of the Company's businesses.

     General and Administrative. Consolidated general and administrative expenses increased 25.0%, or $630,000, in 1994 compared to 1993, primarily due to an increase in salaries and related fringe benefits associated with the hiring of management information systems and accounting personnel in the Contract Placement business. General and administrative expenses also increased as a result of higher rent expense for the Company's Bala Cynwyd office and an increase in accounting fees. General and administrative expenses as a percentage of consolidated net revenues remained constant at approximately 7.0% in 1994 and 1993.

     Interest. Interest expense increased by 26.3%, or $89,000, in 1994, compared to 1993. This increase was attributable to increased borrowing under the Company's line of credit.

INCOME TAXES

     The Company adopted the statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes,' as of January 1, 1993 by determining the cumulative effect on prior years of the change in method of accounting for income taxes. The effective tax rates for 1995, 1994 and 1993 are higher than the applicable statutory tax rate of 34%, due to certain non-deductible expenses related to the Company's repurchase of equity interests held in the Company by a former employee, a Federal and state provision at the maximum rates for the Contract Placement business and net operating losses for the Imaging and Network Services business, which are consolidated for financial but not for tax reporting purposes. The effective tax rate was 79%, 66%, 55%, 225% and 130% for fiscal year 1993, 1994, 1995, the six months ended June 30, 1995 and the six months ended June 30, 1996, respectively.

SEASONALITY AND QUARTERLY RESULTS OF OPERATIONS

     The following table presents certain unaudited quarterly statements of operations data for each of the Company's last six fiscal quarters. In the opinion of the Company's management, this quarterly information has been prepared on the same basis as the audited financial statements appearing elsewhere in this Prospectus and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the unaudited quarterly results set forth herein. The Company's quarterly results have in the past been subject to fluctuations, and thus, the operating results for any quarter are not necessarily indicative of results for any future period.


                                                                             THREE MONTHS ENDED
                                                   ----------------------------------------------------------------------
                                                    MARCH 31,   JUNE 30,    SEPT. 30,   DEC. 31,    MARCH 31,   JUNE 30,
                                                      1995        1995        1995        1995        1996        1996
                                                   -----------  ---------  -----------  ---------  -----------  ---------
                                                                               (IN THOUSANDS)
Net revenues.....................................   $  14,131   $  15,268   $  17,265   $  16,635   $  16,435   $  20,892
Cost of sales....................................      10,859      11,432      12,625      12,633      12,528      15,060
Selling and operating............................       2,124       2,489       2,689       2,497       2,654       3,710
General and administrative.......................         976       1,062       1,191         959       1,398       1,450
                                                   -----------  ---------  -----------  ---------  -----------  ---------
Total costs and expenses.........................      13,959      14,983      16,505      16,089      16,580      20,220
Income from operations...........................         172         285         760         546        (145)        672
Interest Expense and other, net..................         131         186         178         202         181         191
                                                   -----------  ---------  -----------  ---------  -----------  ---------
Income (loss) before income taxes................   $      41   $      99   $     582   $     344   $    (326)  $     481
                                                   -----------  ---------  -----------  ---------  -----------  ---------
                                                   -----------  ---------  -----------  ---------  -----------  ---------

     Because the Company only derives revenue in its Contract Placement business when its consultants are actually working, its revenues and operating results are adversely affected when its clients' facilities close due to holidays or inclement weather. The Company also incurs additional expenses in its first fiscal quarter, in part as a result of higher employment and related payroll taxes. During the quarter ended December 31, 1995, the number of holidays and vacation days marginally affected revenues in the Contract Placement business. In the quarter ended March 31, 1996, severe weather negatively affected revenues in all of the Company's operating businesses, particularly the Contract Placement business.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has funded its working capital and capital expenditure needs primarily through borrowings under its credit facility and cash generated from operations. The Company typically maintains minimum cash balances, and at June 30, 1996 had approximately $28,000 in cash.

     The Company generated cash from operations of approximately ($87,000), $21,000, ($1.9) million and ($1.1) million in 1993, 1994, 1995 and the six months ended June 30, 1996, respectively. The Company's primary uses of cash have been to fund increases in accounts receivables to purchase fixed assets and to repay long-term debt. The Company's net accounts receivable have increased from $4.3 million at December 31, 1993 to $11.4 million at June 30, 1996, principally due to the rapid growth in revenue in its Contract Placement business. Purchases of fixed assets in 1993, 1994, 1995 and the six months ended June 30, 1996 were $91,000, $480,000, $637,000 and $657,000, respectively.

     Cash provided from financing activities, principally bank borrowings, was approximately $2.2 million, $358,000, $203,000 and $805,000 in 1993, 1994 and
1995 and the six months ended June 30, 1996, respectively. In addition, the Company received cash proceeds of $888,000 from a private placement of Series A Preferred shares by its Imaging and Network Services business in February 1996.

     The Company's bank borrowings consist of a $10.0 million revolving advance facility with PNC Bank, N.A. (sucessor to Midlantic Bank, N.A.) ('the Line of Credit') and a $1.0 million term loan. The Line of Credit expires on May 31, 1998 and carries an interest rate of prime plus 1.0%, which rate will revert to prime upon the successful completion of this Offering. This facility allows the Company to borrow the lesser of 80% of eligible receivables or $10.0 million.

Based on eligible receivables of $9.1 million at August 31, 1996, the maximum amount that the Company can borrow under the Line of Credit is $7.8 million. The Company intends to use a portion of the estimated net proceeds to pay down the Line of Credit, the balance of which was $6.4 million as of June 30, 1996, although the Company does intend to draw on the line as needed in the future. The Line of Credit is secured by substantially all of the Company's assets and contains customary restrictive covenants, including limitations on amounts of loans the Company may extend to officers and employees, the incurrence of additional debt and the payment of dividends on the Company s common or preferred shares. The term loan, which carries an interest rate of prime plus 1 1/2%, is payable in 60 monthly installments, with the balance due upon consummation of this Offering. At June 30, 1996, there were no amounts outstanding under the term loan. In addition, at June 30, 1996, the Company had approximately $1.0 million of additional short-term and long-term debt outstanding, principally equipment leases, which it intends to repay with a portion of the proceeds from this Offering.

     The Company believes that the proceeds from this Offering, together with cash generated from operations and borrowings under the Line of Credit, or other credit facilities which may be available to the Company in the future, will be sufficient to meet the Company's capital needs for at least the next twelve months. The Company anticipates that its primary uses of capital in future periods will be for acquisitions, funding of increases in accounts receivables and the development of its corporate level sales force. See 'Use of Proceeds.'

INFLATION

     The Company does not believe that the rates of inflation prevailing in the United States in recent years have had a significant effect on its operations.

                                    BUSINESS

INTRODUCTION

     The Judge Group services the IT and engineering needs of its clients through the following four complementary operating units:

o Contract Placement                 --         Provides IT and engineering personnel ('technical
                                                consultants') on a contract basis;

o Permanent Placement                --         Provides IT and engineering personnel on a permanent
                                                basis;

o Imaging and Network Services       --         Automates and increases the efficiency of business
                                                processes through computer networking, imaging,
                                                document management, workflow and related consulting
                                                services; and

o IT Training                        --         Provides standard and customized IT training on
                                                established and emerging software applications.

     The Company's Contract Placement business provides technical consultants skilled in a variety of fields, such as applications programming and development, client/server technology, legacy systems conversion, software architecture and design, data communications, systems engineering, Internet/Web-Site design, project consulting and Help Desk management. The Company provides technical consultants in the MidAtlantic and New England regions of the United States through three branch offices, and on a nationwide basis through its National Division. The Company maintains a database of over 100,000 technical consultants, and in 1995 provided over 1,200 technical consultants to more than 400 clients.

     The Company's Permanent Placement business provides medium to high-level IT and engineering professionals on a permanent basis to clients nationwide. The Company maintains a database of over 70,000 IT and engineering professionals, and in 1995 placed 460 candidates with more than 240 clients.

     The Company's Imaging and Network Services business offers advanced technical solutions to increase the efficiency of business processes, such as network and document management systems design, integration, implementation, maintenance and training, business process redesign through its MENTOR(Trademark) Consulting Program, project management, and advanced applications development. The Company is a value-added reseller and service facility for PC and network hardware, software and related peripherals manufactured by Compaq, ACER, IBM, Apple, Okidata, Tricord, Hewlett Packard and others. The Company has installed more than 120 imaging systems, is an authorized value-added reseller of Optika, Filenet, Saros, Watermark, Keyfile, OTP and Lotus Notes imaging software, and integrates its imaging solutions on a variety of operating systems, including Banyan, OS/2 and Windows NT.

     The Company's IT Training business, acquired in September 1996, provides training on a range of software and network applications to corporate, governmental and individual clients. The IT Training business currently offers three licensed diploma courses, six certificate courses, and over 180 open-enrollment courses, either in its own computer labs or at client locations. Besides expanding the Company's range of technical service offerings, the IT Training business will assist the Company in identifying emerging technologies and integrating such technologies into its organization through the training of its technical consultants and in-house personnel.

     The Company serves its clients through offices located in Bala Cynwyd, Pennsylvania; Foxborough and Wakefield, Massachusetts; Edison and Moorestown, New Jersey; Hartford, Connecticut; Tampa, Florida; and Alexandria, Virginia. The Company's client base includes various

Fortune 500 companies and governmental agencies, including Merck, Bell Atlantic NYNEX Mobile, Texas Instruments, Compaq Computer Corporation, Intel Corporation and the City of Philadelphia. The Company believes that its four complementary businesses afford it a competitive advantage over IT service providers that have fewer service offerings, and position it to benefit from the anticipated growth in both the technical staffing industry and the imaging and document management industry. The Company has recently adopted an integrated marketing and service approach aimed at both new and existing customers which seeks to take advantage of its ability to offer a comprehensive, cost-effective and convenient means to meet a wide variety of technical requirements.

INDUSTRY OVERVIEW

     The Company operates in two interrelated and growing segments within the IT professional services industry: the Technical Personnel Placement and Training segment and the Imaging, Document Management and Network Services segment. Both segments are highly fragmented and characterized by a large number of local and regional service providers.

     Technical Personnel Placement and Training. To address the demands created by an increasing shortage of technical personnel and expertise in the workplace, organizations need to (i) permanently hire qualified personnel, (ii) temporarily engage qualified personnel, or (iii) train their existing personnel. In order to more effectively identify and understand technical professional skills and gain access to a broader range of professionals, many organizations are turning to permanent placement providers. According to Staffing Industry Report, revenues from permanent placement services are estimated to have grown from $1.2 billion in 1993 to $1.7 billion in 1995, and are expected to grow to $1.8 billion in 1996, representing a 14.5% compound annual growth rate.

     Organizations desiring variable cost solutions to their technical staffing needs are increasingly using contract service providers to supplement or outsource in-house technical personnel requirements. By relying on technical consultants, organizations can reduce the costs associated with recruiting, training and relocating employees as technical needs change. According to Staffing Industry Report, revenues from technical/computer temporary staffing are estimated to have grown from $5.7 billion in 1993 to $9.2 billion in 1995, and are expected to grow to $11.4 billion in 1996, representing a 26.0% compound annual growth rate. Furthermore, since technical consultants are often able to maintain compensation levels comparable to or higher than those of similarly skilled full-time employees, the number of individuals with technical skills that prefer to work independently for one or more contract service providers has increased in recent years.

     In many industries, organizations are training increasing proportions of their workforces on certain relevant applications in order to achieve maximum productivity with their IT systems. In addition, many individuals, including those already employed as technical consultants, seek training to acquire or improve technical skills in order to advance professionally. The Updata Group, Inc. estimates that revenues from IT training services will grow from $2.9 billion in 1995 to $5.6 billion by the year 2000, representing a 14% compound annual growth rate.

     Imaging, Document Management and Network Services. During the early to mid-1980's, many organizations began to migrate from mainframe-based computer operations to more cost-effective platforms based on PC client/server networks utilizing multi-vendor and multi-protocol technologies. While IT networks provide many competitive benefits, including increased computing power, ease of use and flexibility, they also have placed increased pressures on clients' in-house IT personnel, as well as on software and hardware vendors, to support and manage the networks in an environment of rapidly changing technology. As a result, organizations must increasingly rely on independent service providers with the technical expertise to design and configure complex IT networks, integrate and support a variety of protocols, applications and equipment, and manage and upgrade the networks on an ongoing basis.

     One type of IT network system that has grown in prevalence in recent years is the imaging and document management system. Historically, information has been stored, manipulated and retrieved through the use of paper based filing systems, microfilm and microfiche. Each of these methods suffer one or more of the disadvantages of being relatively costly, slow in providing information exchange, subject to human error and not simultaneously accessible to multiple users. The document management industry has evolved as a result of the need to store, manipulate and retrieve large quantities of information in an efficient and cost-effective manner.

     An imaging system uses software and high speed input scanners to convert paper documents into digitized images and store them on optical or magnetic disks. Documents that have been converted to a digital format, as well as other computerized text and data, can be indexed, stored, retrieved and routed from one worker or department to another by using a document management system. Workflow, a feature of a document management system, automates routine work processes by automatically, rather than manually, routing digital information (such as invoices or insurance claims) from one workstation to another. For paper intensive industries, document management systems offer several advantages over paper or microfilm, including faster, easier and more reliable digital file access by multiple users in various locations, and a reduction in the overall cost of document storage, including related time and labor.

     The increasing implementation of client/server networks, the decreasing cost of such systems and the desire of businesses to increase productivity are sources of growth for the document management and network services markets. In addition, paper intensive industries, such as health care, insurance, financial services and retailing, are seeking cost-effective document management solutions to take advantage of the full capabilities of their existing IT systems. According to a study prepared for AIIM, electronic imaging revenues, including hardware, software, services and support, grew approximately 18.2% in 1995, from $2.2 billion in 1994 to $2.6 billion in 1995. The Company believes that document management service providers, such as the Company, will benefit from the anticipated growth in the market to a greater degree than software or hardware vendors, due to the declining prices of hardware and software and the increasing number of installations, which are expected to result in the need for new applications and maintenance.

BUSINESS STRATEGY

     The Company's objective is to become a leading nationwide provider of IT and engineering professional services. Key elements of the Company's business strategy include:

     Offering a Single Source of Technical Solutions. The Company provides its clients with a wide range of technical staffing, consulting, imaging, document management, workflow and training services. By integrating multiple IT and engineering services, the Company is able to provide clients with a comprehensive, cost-effective and convenient means to meet their technical requirements, reducing the time and expense associated with selecting multiple, qualified vendors. The Company intends to continue to develop complementary new services, such as the recently introduced MENTOR(Trademark) Consulting Program, a methodology for evaluating new technology and organizational redesign, and its Help Desk and Asset Management services, in order to enhance its capabilities as a single-source provider of technical solutions.

     Aggressively Marketing a Broad Range of Services. The Company has recently established several incentive sales programs to increase business from existing clients by encouraging the cross-selling of the services of its four operating units. In addition, the Company has implemented a new direct marketing program that emphasizes its competitive advantage over IT service providers that offer only one or two of the Company's services. Furthermore, the Company plans to establish a corporate-level sales force to identify opportunities where it can provide integrated solutions to new clients and then market such solutions in conjunction with the sales professionals of the relevant operating businesses.

     Developing a National Presence. The Company believes that many organizations with multiple geographic locations prefer to utilize technical service providers that can offer high quality services on a nationwide basis. The Company has provided engineering personnel on a contract basis nationwide through its National Division in Foxborough, Massachusetts since 1991 and has recently expanded its national efforts to include IT personnel. In addition, the Company has begun targeting longer-term national projects as well as those projects utilizing more highly skilled personnel. The Company believes that it has several national accounts with which it has a large enough base of business to warrant establishing a local Contract Placement office, and intends to leverage select national accounts to expand into new geographic areas.

     Expanding Imaging and Network Services Business. The Company began developing its imaging, document management and workflow service capabilities and infrastructure in 1988. The Company's Imaging and Network Services business has installed more than 120 imaging and document management systems, and currently has 85 people committed full-time to imaging projects, including personnel specializing in high-volume backfile conversion, an Advanced Development Group, and the MENTOR Consulting Group. The Company believes that many organizations are evaluating the implementation or expansion of imaging technologies, and will continue to invest resources to develop this business in order to benefit from the projected growth in the imaging and document management market. In addition, the Company will seek to establish initial client relationships with many organizations through its Imaging and Network Services business, enabling it to then cross-sell the capabilities of its other three operating units.

     Capitalizing on IT Training Resources. The Company intends to leverage its recently acquired IT Training unit to assist it in identifying emerging technologies and integrating such technologies into its organization in order to expand its service offerings and maintain its competitive position. The Company intends to employ its instructors to train its technical consultants in leading-edge technologies, and believes this will enhance its ability to attract, retain and increase the marketability and job satisfaction of such consultants. By training its in-house personnel, the Company will enhance its ability to stay current on new technologies and to position itself as a provider of leading-edge technical solutions.

     Pursuing Strategic Acquisitions. The IT professional services industry is highly fragmented and contains a number of local and regional technical service providers that market one or more of the Company's four service offerings and have established customer bases and access to qualified technical personnel. In order to facilitate its expansion into new geographic markets and strengthen its position in existing markets, the Company intends to acquire certain of these providers through which it can then market its full range of complementary service offerings and expand its databases of technical consultants and permanent placement professionals. The Company will seek to make such acquisitions in major metropolitan areas that have a significant concentration of companies with a need for IT services and in which the Company believes it can secure a sufficient market share to warrant opening a new office.

SERVICES

CONTRACT PLACEMENT

     The Company provides IT and engineering technical consultants on a contract basis regionally through its offices in Bala Cynwyd, Pennsylvania; Foxborough, Massachusetts; and Edison, New Jersey, and nationally through its National Division in Foxborough. The Company maintains a database of over 100,000 technical consultants, and in 1995 placed over 1,200 consultants with more than 400 clients. Typical engagements range in duration from six to twelve months, though the Company's technical consultants have been performing services for several of its clients for a period of more than 5 years. The Company's technical consultants often work jointly with a client's in-house IT personnel, and are generally placed with clients on an hourly basis at billing rates ranging from $10.00 to $150.00 and averaging $39.00. The Company's Contract Placement business, founded in 1986, generated revenue of $50.8 million in fiscal 1995 and $28.6 million for the six months ending June 30, 1996, which represented 80.3% and 76.6% of the Company's consolidated net revenues in those periods, respectively.

     The majority of the Company's Contract Placement business is derived from providing technical consultants skilled in applications programming and development, client/server technology, legacy systems conversion, software architecture and design, data communications, systems engineering and Internet/Web-Site design. In addition to staff augmentation, the Company has recently begun to provide project consulting services, which can include project management, workflow analysis, database design, custom applications and systems integration. In a project management engagement, which is usually priced on a fixed fee basis, the Company will typically oversee an entire IT project from inception to completion, utilizing technical consultants with specialty skills in the relevant technologies.

     The following chart illustrates some of the capabilities of the Company's technical consultants.

                              INFORMATION SYSTEMS

POSITION/TITLE                                                     SKILLS
--------------                                                     ------
Client/Server Developer                   Visual Basic; GUI Access; Powerbuilder

Database Developer                        Foxpro; Paradox Dbase

Database Manager                          DB2 DBA; Oracle DBA; Maintenance of Database

Software Engineer                         Unix; C++; Realtime; Embedded Systems; QA; OOP; OOD; Visual C++; MFC

Internet/Web-Site Designer                HTML; Java; Shell Script; Shockwave; CGI Unix; TCP/IP; Perl

IBM Mainframe Programmer                  Cobol; CICS; DB2; IMS; DMS

Network Engineer                          Novell or Windows NT; CNE Certificate; MCSE

Help Desk Consultant                      Support of MS Office/Lotus Suite; Windows; Trouble shooting hardware/software

                                  ENGINEERING


POSITION/TITLE                                                        SKILLS
--------------                                                        ------
Engineer                                  ASIC Chip Design; Embedded Microprocessor Design
(Mechanical; Electrical; Chemical)        Engineer; Autolisp Programming; Pharmaceutical
                                          Validation

Designer                                  Piping Design; Mechanical Design; Unigraphics Design; Semiconductor
                                          Machine Design; Liquid Crystal Display Systems; Micro-station Design;
                                          3-D Pro Engineering Design; Chilled Water Electro-Mechanical Packaging
                                          Design

     The Company, as part of its strategy of being a single source provider of technical solutions, seeks to develop new service offerings. Since many IT systems currently are incapable of recognizing dates subsequent to 1999, the Company recently began assisting clients in re-engineering their IT systems and databases to accommodate the year 2000 and beyond. The Company is also currently developing a Help Desk practice to assist clients in staffing and training personnel to implement and maintain their in-house help desks. Alternatively, clients will be able to outsource this function to the Company under a monthly fee arrangement. The Company is also developing an Asset Management service whereby it will monitor and service a client's mobile computing inventory, such as a network of laptop or notebook computers utilized by pharmaceutical representatives. In addition, the Company has recently expanded the type of skilled personnel its Contract Placement business is capable of providing to such diverse areas as finance, life sciences, desktop publishing, PC support and help desk, and human resources. Furthermore, the Company has in the past, and will continue to, leverage its Contract

Placement capabilities by providing technical consultants to assist in the implementation and operation of systems installed by its Imaging and Network Services business.

     The Company believes that many organizations with multiple geographic locations prefer to utilize technical service providers that can offer high quality services on a nationwide basis. The Company established its National Division in Foxborough, Massachusetts in 1991 to provide engineering personnel on a contract basis nationwide, and the Company currently serves national clients in such locations as Portland, Oregon and Houston, Texas. The Company has recently expanded its national efforts to include placement of IT as well as engineering professionals, and to begin longer term projects requiring more highly skilled personnel. Revenue attributable to the National Division was $8.9 million and $4.9 million in 1995 and the first six months of 1996, respectively.

PERMANENT PLACEMENT

     The Company's Permanent Placement business provides medium to high-level IT and engineering professionals nationwide through its regional offices in Bala Cynwyd, Pennsylvania; Tampa, Florida; and Edison, New Jersey. A significant portion of the Company's engineering placements are in food related industries. The Company maintains a database of over 70,000 engineering and IT applicants, and in 1995 it placed 460 professionals with more than 240 clients. Over the course of the Company's twenty-six year history in the technical permanent placement industry, it has forged long-term relationships with many individuals with hiring authority, which have resulted in significant repeat business. Of the 240 clients serviced in 1995, 16% were clients of the business in 1990. As compensation for its service, the Company receives a fee based on a percentage of each placed professional's first year salary, subject to forfeitures if the placed professional leaves such position during a specified guarantee period of thirty to ninety days. The Permanent Placement business, founded in 1970, generated revenues of $4.3 million in 1995 and $2.6 million for the six months ending June 30, 1996, respectively, representing 6.7% and 7.0% of total Company revenues for those periods, respectively.

IMAGING AND NETWORK SERVICES

     The Company provides various networking, imaging, document management, workflow and related consulting services through regional offices in Bala Cynwyd, Pennsylvania; Moorestown, New Jersey; Hartford, Connecticut; and Wakefield, Massachusetts. The Imaging and Network Services business, which began operations in 1988, generated revenue of $8.2 million and $6.1 million, which represented 13.0% and 16.4% of the Company's consolidated net revenues, in fiscal 1995 and the six months ending June 30, 1996, respectively.

     The Company is a value-added reseller and service facility for PC and network hardware, software and related peripherals for a variety of manufacturers, including Compaq, ACER, IBM, Apple, Okidata, Tricord and Hewlett Packard, and provides a full range of installation, training, maintenance, repair and network integration services. In addition, the Company assembles, sells and services its own private-label PC products.

     The Company sells and installs high-end, mid-range and low-end imaging systems, complementary software and database products and the technical engineering services necessary to deliver a 'turn key' imaging system. The Company has installed more than 120 imaging and document management systems, and offers its customers hardware and software maintenance, support and training. The Company was the first to implement Optika software in Banyan, OS/2 and Windows NT environments and is currently a value-added reseller of a variety of other imaging software systems, including Filenet, Saros, Watermark, Keyfile, OTP and Lotus Notes. In addition, certain Company personnel have been certified by the Document Imaging Association, the only certification available in the document management industry. The Company integrates its imaging software solutions on hardware manufactured by IBM, Compaq, Hewlett Packard and Sun Microsystems, operating under Windows NT, OS/2 and Unix operating systems.

     The Company seeks to provide its clients with networking and document management solutions to improve their operations through work process redesign and enabling technology implementation. The Company believes that a thorough understanding of the clients existing IT system and work processes is necessary to the design of an optimal network and/or document management system. In 1996, Company introduced its MENTOR(Trademark) Consulting Program, a methodology for evaluating new technology and organizational redesign ('MENTOR'), to provide clients with a framework for selecting such a system. The services provided through MENTOR can be categorized into four phases: Business Process Re-engineering; Systems Design; Systems Implementation; and Support, Maintenance and Training.

    Business Process Re-engineering. The Company assigns senior level, multiple disciplinary study teams to evaluate the client's operations from technology, financial and overall business perspectives. This analysis includes a review of the architecture, security and limitations of the client's current IT system as well as the client's personnel and culture. Upon completion of this phase, the Company presents the client with a detailed set of technological and work process recommendations. Based on a client's decision to accept some or all of these recommendations, the Company provides functional specifications for the new work processes and IT system.

    System Design. The Company assists clients in designing a technology infrastructure that will support the interrelated strategic business objectives and IT needs identified in the previous stage. Design services include selection of viable systems components, creation of migration plans from the existing to the proposed system and integration of systems, networks, applications and databases. In those instances where the network or imaging software solution selected by the client does not completely meet its application requirements, the Company's Advanced Development Group provides custom application development.

    Systems Implementation. The Company provides the necessary technical personnel to implement each networking or document management solution, often drawing on the technical consultant resources of its Contract Placement business. The Company's internal staff of network engineers is certified by Novell, Banyan and Microsoft (Windows NT) to perform installation, maintenance and training in their network operating system platforms. The Company also can provide backfile conversion of paper, microfilm and microfiche files as part of the integrated new document management system or as a stand alone service.

    Support, Maintenance and Training. The Company is authorized to service all of the hardware products it sells. The Company typically enters into maintenance contracts in connection with the installation of networking and document management systems. The Company also offers training on all of the networking and imaging products it sells, as well as on the use and administration of all network operating systems it installs.

TRAINING

     The Company's IT Training business, acquired in September 1996, has provided training to approximately 2,500 client companies and over 12,000 trainees in a variety of software and network applications since its founding in 1986. The IT Training business provides these services at its facilities in Bala Cynwyd, Pennsylvania and Alexandria, Virginia, and at various off-site locations. The Company is an authorized training center for many major software manufacturers, including Microsoft, Adobe, Quark, Corel, and Claris, and is also an approved Apple Training Alliance Center, Microsoft Solutions Provider and Microsoft Advanced Technical Education Center. The Company's diploma programs in Desktop Publishing, Business Software and Multimedia and Internet are licensed and accredited by the Pennsylvania Board of Private Licensed Schools and are approved for veteran's education by the U.S. Veteran's Administration. The Company also offers six certificate programs, often geared toward retraining mid-career workers in new technology applications, and 180 open-enrollment courses. The Company's job search assistance program achieved a 92% placement rate for the Company's graduates in 1995. The Company maintains twelve computer labs in its Bala Cynwyd, Pennsylvania facility and eight computer labs in its Alexandria, Virginia facility. In addition, the

Company frequently conducts its courses at the in-house facilities of its corporate clients and has the ability to provide the necessary computer equipment at conference centers, hotels and other off-site locations as requested by its clients. Prices for a single, open-enrollment training course range from $99 to $900, with an average of $385, and prices for a diploma course range from $3,900 to $7,400, with an average of $6,300. The chart below sets forth many of the training programs offered by the Company:

SUBJECT                                                    APPLICATIONS
-------                                                    ------------
Operating Systems/Networking                               Microsoft Windows for Workgroups, Windows 95, Microsoft
                                                           Windows NT, Microsoft Windows NT Server, Macintosh,
                                                           Novell

Windows/Advanced Macintosh Business Software               Lotus 1-2-3, Lotus Notes, Microsoft Excel, Microsoft
                                                           PowerPoint, Microsoft Project, Microsoft Word,
                                                           Microsoft Works, PageMaker, Persuasion, Quattro Pro,
                                                           QuickBooks, Quicken, WordPerfect for Windows, WordPro,
                                                           ClarisWorks, Filemaker Pro, Fox Pro

Desktop Publishing                                         Quark XPress, PageMaker, FrameMaker, Interleaf,
                                                           Multi-Ad Creator

Electronic Design Prepress/Advanced Publishing             Photoshop, Presswise, Trapwise, Scanning

Multimedia/Presentation Graphics                           Macromedia Director, PowerPoint, Authorware, Persuasion

Internet/WorldWide Web                                     HTML, HotMetal Pro, Premiere, Hot Dog, PageMill,
                                                           SiteMill, Netscape, Java

CUSTOMERS

     The primary industries served by the Company include financial services, manufacturing, software/computers, telecommunications, healthcare, government, and pharmaceutical. In fiscal 1995, approximately 24% of the Company's revenue was derived from its top 10 customers and Merck accounted for 6.4% of revenues.

     The following table sets forth a list of certain of the largest clients, by revenues, for which each of the Company's four operating units provided services in 1995:

TELECOMMUNICATIONS                           PHARMACEUTICAL                          SOFTWARE/COMPUTERS
------------------                           --------------                          ------------------
Bell Atlantic NYNEX Mobile (2)(4)            Merck & Co., Inc. (1)                   Texas Instruments (1)
Ciba Corning Diagnostics (1)                 Rhone Poulenc Rorer (1)                 Compaq Computer Corporation(1)
                                             Wyeth-Ayerst (3)                        Intel Corporation (1)
                                             Hoffman LaRoche, Inc. (2)

MANUFACTURING                                FINANCIAL SERVICES                      GOVERNMENTAL
-------------                                ------------------                      ------------
Nestle Incorporated (3)                      Vanguard (1)                            City of Philadelphia (2)(4)
Ciba Corning (1)                             Reliance Insurance Company (3)          Bordentown (NJ) Board of Education (2)
Tandem Computer (1)

HEALTHCARE
---------
US Healthcare (1)(4)

------------------

(1) Contract Placement client
(2) Imaging and Network Services client
(3) Permanent Placement client
(4) IT Training client

TECHNICAL PERSONNEL

     The Company believes its applicant and technical consultant sourcing and retention practices are, and will continue to be, a significant factor in its continued growth and competitiveness. The Company maintains a proprietary database in each of its Permanent and Contract Placement businesses specifically designed to identify and match these individuals with clients' needs. The Company's Permanent and Contract Placement databases currently contain the resumes of approximately 70,000 and 100,000 technical personnel, respectively. All of the Company's technical recruiters who place applicants and consultants have on-line access to the appropriate database.

     The Company identifies applicants and recruits technical consultants through advertisements in local media and trade journals, industry specific job fairs and referrals by current and past applicants. In addition, the Company has developed a World Wide Web site on the Internet that provides information about the Company and enables individuals to submit their resumes. The Company also actively searches the Internet to identify potential technical consultants, often downloading resumes and proactively recruiting such individuals. The resumes of technical professionals are entered into the appropriate database, thus giving technical consultants in all offices immediate access to the professionals. Once a professional is identified for a particular position, the technical recruiter institutes screening procedures designed to ensure a good match for the client and professional. These procedures include personal interviews, reference checks and review of work product. Once a technical consultant is placed with a client, the Company routinely interviews the client and technical consultant to make sure a proper fit exists, thereby ensuring both customer and technical consultant satisfaction.

     The Company recognizes the need to differentiate itself from other technical personnel providers and has adopted a number of policies to enhance its attractiveness to technical consultants, such as paid vacation, participation in a 401(k) Plan, access to group medical coverage, and on-going professional training. In addition, the Company seeks to secure new engagements for its technical consultants before their current engagements end to keep them continuously employed and eliminate downtime. The Company believes that its ability to offer a variety of assignments nationwide through its National Division also is a factor in retaining technical consultants.

SALES AND MARKETING

     The Company's Contract Placement, Imaging and Network Services and IT Training businesses each market their respective services through discrete direct sales forces. In the Permanent Placement business, recruiters are responsible for both originating and maintaining client contacts, and updating the database with new applicants.

     Account Managers constitute the sales force in the Company's Contract Placement business, operating out of offices in Bala Cynwyd, Pennsylvania; Edison, New Jersey; and Foxborough, Massachusetts. The responsibilities of the Account Managers include identification of new staffing requirements, coordination of client/consultant interviews, monitoring existing projects, interaction with technical consultants, expanding services to additional areas within the client s organization and coordination with the Company s corporate office to facilitate the billing and purchasing cycle. Account Managers receive a base salary plus individual incentives tied to gross margins. The Company generates new business leads through a combination of a telemarketing programs, media advertising and local trade shows. In addition, the Company receives sales leads from its other operating units.

     The Company has two direct technical sales teams through which it markets its Imaging and Network Services business, one that concentrates on imaging and document management systems and services, and one that focuses on more traditional network systems and services. Technical sales personnel are located in Bala Cynwyd, Pennsylvania; Moorestown and Edison, New Jersey; and Tampa, Florida. The Company generates leads through a combination of telemarketing programs, seminars, local trade shows and media advertising. The Company also receives sales leads from its software vendors.

     The Company markets its IT training services through print advertising in trade publications, telemarketing, trade shows and direct mail and on local radio. The Company uses media demographics and industry psychographic profiles to identify potential client firms and individuals who will benefit from training. Targeted efforts are then concentrated toward these markets by an executive sales force located in Bala Cynwyd, Pennsylvania. The Company has determined that over 60% of its 1995 IT Training sales were generated by either repeat business or client referrals.

     The Company's Bala Cynwyd, Pennsylvania location is the prototype sales office out of which the full range of its services are offered. The Company believes that its four complementary businesses afford it a competitive advantage over IT service providers that offer only one or two of the Company's services and intends to eventually offer all of its services at each of its locations. The Edison, New Jersey office, which currently offers Contract Placement, Permanent Placement and Imaging and Network Services, is scheduled to begin offering IT Training by the end of 1997, becoming the Company's second full-service location.

     The Company has recently adopted a new marketing and service delivery approach which seeks to take advantage of its ability to offer comprehensive, cost-effective and convenient means to meet a wide variety of technical requirements. In addition, the Company plans to develop a corporate level sales force which will identify opportunities where it can provide integrated solutions to new and existing clients and then market such solutions in conjunction with the existing sales professionals in the Company's four operating businesses.

COMPETITION

     The IT professional services industry is highly competitive and fragmented on the local, regional and national levels. Although the Company is not aware of any competitors that offer a full range of technical staffing, imaging, document management, consulting and training services, many companies offer one or two of the Company's services in all of the geographical markets in which the Company currently operates. Many of the Company s competitors have significantly greater name recognition and financial, technical and other resources and generate greater revenues than the Company.

     Contract and Permanent Placement. Within any given geographical or technical specialty market, the Company competes for clients with other IT and engineering professional services providers, outsourcing and consulting companies, systems integrators and, to a lesser extent, temporary personnel agencies. The majority of the competition is made up of smaller local and regional firms with a strong presence in their local markets and occasionally with a nationally franchised firm. The principal competitive factors for obtaining and retaining clients include: the ability to match consultant skills and personality with the client's requirements and culture; expertise of its technical consultants; price; client satisfaction; and overall responsiveness to client needs. The Company competes for technical consultants with other professional services providers, outsourcing and consulting companies, systems integrators, temporary personnel agencies and client companies. The principal competitive factors for recruiting and retaining technical consultants include compensation, availability and quality of benefits, consistent flow of high quality, varied assignments and an understanding of consultant skills and work preferences. The Company's principal competitors in the Contract Placement business include a range of companies such as The Registry, Inc., Techaid Corporation, Volt, H.L. Yoh, Additional Tech Support, and CDI.

     Imaging, Document Management and Network Services. The imaging, document management and network services market is intensely competitive and subject to rapid technological change. In order to compete effectively, the Company needs to continually enhance its current product and service offerings and expand its professional services capabilities. The Company currently competes principally on the basis of its reputation, the breadth of its product line and services, including the ability to sell document management solutions responsive to each client's applications needs and budgetary constraints, provide consulting and conversion services, and the quality, ease of use, reliability and performance of the systems it offers. As there are relatively low barriers to entering the imaging marketplace, the Company expects additional competition from emerging companies as the market expands. In addition, the market includes participants in a variety of market segments, including systems consulting and integration firms, professional services companies, applications software firms, temporary employment agencies, the professional service groups of companies such as Unisys Corporation and Digital Equipment Corporation, facilities management and MIS outsourcing companies, certain Big Six accounting firms, and general management consulting firms. The Company's principal competitors include a range of companies such as Andersen Consulting, Technology Solutions Corporation, Cambridge Technology Partners, Inc., USI and Viewstar.

     IT Training. Within the IT training industry, there is competition among the available training methods, such as instructor-led training versus computer-based training. Within the instructor-led training segments, some of the major software and equipment manufacturers maintain their own training programs for both internal training and public training. The Company believes its established library of courses and proprietary course materials that can be updated (or customized for a particular customer) provide it with a competitive advantage. Moreover, the Company believes that the diversity of its course offerings, the quality of its personnel, its multiple training locations, its flexibility in the locations at which it provides its services and its ability to recognize emerging technologies and develop the requisite courses responsive thereto, permit it to remain competitive with others in the marketplace. The Company competes in the IT training business on the basis of its pricing, perceived quality and breadth of course offerings. The Company's principal competitors in the IT Training business include Chubb, Computer Learning Centers, Executrain and Catapult, which is owned by IBM.

REGULATION

     The Company's operations, as currently conducted, are subject to governmental regulation in the State of New Jersey, where the Company's Permanent Placement business is a licensed employment agency, and its Contract Placement business has registered with the Temporary Help Service Section of the Bureau of Employment and Personnel Services, a component of the Division of Consumer Affairs of the Department of Law and Public Safety. Compliance with such New Jersey regulations has not and is not expected to have a material effect on the Company's business. The Company is unaware of any other jurisdictions in which its operations are subject to material governmental regulation.

     All the jurisdictions in which the Company operates its training centers regulate and license certain kinds of vocational, trade, technical or other post-secondary education. The Company believes that employer-funded or reimbursed IT training is exempt from such requirements in many of these states. The Company is licensed in each jurisdiction in which it operates training centers.

     If the Company were found to be in violation of a state's licensing or other regulatory requirements, it could be subject to civil or criminal sanctions, including monetary penalties. No state educational or regulatory authority has cited the Company or commenced any proceeding against it for the violation of any licensing or other vocational educational requirement.

EMPLOYEES

     As of August 31, 1996, the Company had 307 employees, of which 5 were staff IT consultants, 63 were either Technical Recruiters or Recruiting Coordinators, 59 served in sales or marketing capacities and 95 were working in engineering and technical support, and 85 were employed in managerial and administrative capacities. On that date, there were also approximately 1,200 IT consultants (including the 5 staff IT consultants) working on full-time assignments for the Company's clients. The Company is not a party to any collective bargaining agreements and considers its relationships with its employees to be good.

     Approximately 85% of the technical consultants placed by the Company during 1995 were treated as employees of the Company for federal and state tax purposes. For such employees, the Company pays Social Security Taxes (FICA), federal and state unemployment taxes, workers' compensation insurance premiums and other employee costs. The remainder of the technical consultants were treated as independent contractors for federal and state tax purposes. The Company believes that these consultants meet the requirements for such treatment under applicable law. See 'Risk Factors -- Risks Related to Tax Status of Technical Consultants.'

PRE-OFFERING TRANSACTIONS: CORPORATE REORGANIZATION, MERGER AND RECENT ACQUISITIONS

     Prior to the completion of this Offering, the Company completed a corporate reorganization (the 'Reorganization'), concluded its merger with JIS through a wholly-owned subsidiary and acquired Berkeley and Systems Automation.

     Reorganization. In the Reorganization, completed in September 1996, The Judge Group became a holding company for its operating subsidiaries, effected a
52.6 for 1.0 stock split, and amended and restated its by-laws.

     Merger with JIS. Immediately prior to the Offering, and as a condition to the completion of the Offering, the Company will acquire JIS in a statutory merger in which JIS will merge into a newly organized, wholly-owned subsidiary of the Company ('Judge Acquisition'). Judge Acquisition will be the surviving corporation in the Merger and will change its name to 'Judge Imaging Systems, Inc.' As a result of the Merger, JIS will become a wholly-owned subsidiary of the Company at the time of the Offering.

     As consideration, each share of JIS common stock or Series A Preferred Stock outstanding at the time of the Merger will be converted into that number of Common Shares of the Company equal to $2.50 divided by the initial public offering price.

     As of the date of this Prospectus, JIS had approximately 3,980,141 and 822,628 shares of common stock and Series A Preferred Stock outstanding, respectively. If all JIS shareholders elect to receive the value of their stock in Common Shares, the Company will issue approximately 892,748 Common Shares in the Merger, representing approximately 6.9% of the total number Common Shares that will be outstanding after the Offering (assuming an initial public offering price of $10.00). Prior to the Merger, the Company owned approximately 25.6% of JIS's fully-diluted outstanding common stock (calculated after giving effect to the conversion of the outstanding Series A Preferred Stock of JIS into its common stock). Mr. Judge owned an additional 30.9%, and other officers and directors of the Company owned an additional 6.9% of JIS's fully-diluted outstanding common stock. See 'Certain Transactions.'

     Judge Imaging Systems, Inc. Effective February 29, 1996, Judge Computer Corporation ('Judge Computer'), a subsidiary of the Company, merged into DataImage, Inc. ('DataImage'), a publicly traded provider of imaging and document management services, with DataImage as the surviving entity. Following the merger, DataImage changed its name to Judge Imaging Systems, Inc. (the 'Surviving Corporation'). As a result of this transaction, the Company held 25.6% of the Surviving Corporation's outstanding shares of common stock on a fully-diluted basis, and affiliates of the Company held an additional 45.7% of the Surviving Corporation's outstanding common stock. Following this transaction, the Surviving Corporation continued to be a public reporting company.

     Berkeley Associates Corporation. In September 1996, the Company acquired Berkeley for cash and stock consideration of approximately $2.5 million. Berkeley, founded in 1980, is a provider of IT training services to corporate, governmental and individual clients. The Company intends to expand the IT training services of Berkeley in its other locations, as well as to use Berkeley's materials and expertise to train its internal staff and to enhance the capabilities of the Company's technical consultants.

     Systems Automation. In September 1996, the Company acquired Systems Automation for consideration consisting of cash and a note totaling approximately $597,252. This acquisition established a presence for the Company's Imaging and Network Services business in the metropolitan Boston area.

FACILITIES

     The Company has leased offices in the following locations:

                                  SQUARE                          SERVICES OFFERED
OFFICE                            FEET       LEASE EXPIRATION     AS OF SEPTEMBER 1, 1996
------                            ------     ----------------     -----------------------
Bala Cynwyd, Pennsylvania         32,000    June 30, 2000        Contract Placement, Imaging
                                                                 and Network Services,
                                                                 Permanent Placement,
                                                                 IT Training

Foxborough, Massachusetts          7,100    March 1, 2000        Contract Placement

Moorestown, New Jersey             6,400    January 1, 1997      Imaging and Network Services

Edison, New Jersey                 4,700    March 1, 2000        Contract Placement,
                                                                 Permanent Placement and
                                                                 Imaging and Network Services

Alexandria, Virginia               4,700    December 31, 2000    IT Training

Wakefield, Massachusetts           3,500    Month to Month       Imaging and Network Services

Hartford, Connecticut              3,200    June 15, 2000        Imaging and Network Services

Tampa, Florida                     2,500    April 30, 1998       Permanent Placement and
                                                                 Imaging and Network Services

LEGAL PROCEEDINGS

     The only pending legal proceeding against the Company involves a former employee who has filed a claim with the Department of Labor under the Uniform Services Employment and Reemployment Rights Act. The former employee has also filed an identical claim with the Equal Employment Opportunity Commission under the Americans With Disabilities Act. These claims arise from the same allegation that Judge, Inc. failed to comply with its obligations to make certain accommodations on behalf of the employee under the respective Acts. The former employee seeks reinstatement and back pay.

     These claims are presently in the investigation stage before the respective agencies. While the preliminary status of these matters makes it difficult to predict an outcome, Judge, Inc. believes that it has fully complied with its obligations under each Act. It intends to vigorously defend these matters and does not view either claim as having an adverse material impact on the operation of the Company.

     The Company is involved in legal proceedings from time to time in the ordinary course of business. As of the date of this Prospectus, there are no material legal proceedings pending against the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Set forth below is certain information concerning the executive officers and directors of the Company:

                    NAME                           AGE                           POSITION
                    ----                           ---                           --------
Martin E. Judge, Jr..........................      52     Chairman of the Board and Chief Executive Officer

Richard T. Furlano...........................      46     President and Director; President -- Contract Placement

Michael A. Dunn..............................      48     Executive Vice President and Director; President --
                                                            Permanent Placement

Jeffrey J. Andrews...........................      44     Chief Financial Officer and Treasurer

Katharine A. Wiercinski......................      35     Secretary; Vice President -- Human Resources

Wendy Greenberg-Marcelli.....................      30     Vice President; President -- Imaging and Network Services

------------------

     Martin E. Judge, Jr. founded the Company in 1970 and has been the Chief Executive Officer and Chairman of the Board since that time. Mr. Judge is the brother-in-law of Mr. Furlano.

     Richard T. Furlano has served as the President of the Company's Contract Placement business since April 1992. From 1990 to 1992, Mr. Furlano was a Regional Sales Manager for Yorkship Business Supplies, and from 1980 to 1990 he was the President of The Furst Group, a reseller of telecommunications services. He is the President of the Company and currently serves on its Board of Directors.

     Michael A. Dunn has served as the President of the Company's Permanent Placement business since 1990. Mr. Dunn served as Executive Vice President of the Permanent Placement business from 1980 to 1990, and has also held various recruiting and managerial positions in that business since joining the Company in 1973. Mr. Dunn is an Executive Vice President of the Company and serves on the Company's Board of Directors.

     Jeffrey J. Andrews has served as the Company's Chief Financial Officer since joining the Company in May 1996. Mr. Andrews was an independent financial advisory consultant from September 1995 until May 1996, and served as Controller for Godwin Pumps of America (a manufacturer of industrial pumps) from September 1994 to August 1995. From April 1993 to August 1994, Mr. Andrews was a Manager for Ernst & Young, LLP, and prior to that time, was the President and sole shareholder of Andrews Associates, an investment banking firm.

     Katharine A. Wiercinski has served as the Vice President of Human Resources for the Company and each of its subsidiaries since 1990 and as Secretary of the Company since 1990. Ms. Wiercinski has also held various administrative and managerial positions since joining the Company in 1981.

     Wendy Greenberg-Marcelli has been the President of the Company's Imaging and Network Services business since July 1995 and Vice President of the Company since July 1993. From July 1994 to July 1995, Ms. Greenberg-Marcelli served as Executive Vice President of the Imaging and Network Services business, and from January 1991 to July 1994 served as its Operations Manager.
Ms. Greenberg-Marcelli joined the Company's Customer Support Division in 1989.

     Following the completion of the Offering, the Company expects to expand its Board of Directors from its present three members to five members, including two new directors who are not affiliated with the Company or its current principal shareholders.

DIRECTORS' COMPENSATION

     In fiscal years 1994 and 1995, the Company's directors, and the directors of each of the Company's subsidiaries, did not receive any compensation for their services as directors.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid for the last two fiscal years to the Chief Executive Officer and to each of the Company's most highly compensated officers whose total annual salary and bonus for the fiscal year ended December 31, 1995 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE


                                                                       FISCAL     SALARY      BONUS        OTHER
                    NAME AND PRINCIPAL POSITION                         YEAR        ($)        ($)     COMPENSATION
                    ---------------------------                       ---------  ---------  ---------  -------------
Martin E. Judge, Jr.
  Chairman of the Board and Chief Executive Officer.................    1995     417,000     68,000       10,000

Richard Furlano
  President.........................................................    1995     192,017     65,127         -0-

Michael A. Dunn
  Executive Vice President..........................................    1995     250,260     -0-           2,311

Wendy Greenberg-Marcelli
  Vice President....................................................    1995     100,000     26,971        9,640

------------------

EMPLOYMENT AGREEMENTS

     The Company has employment agreements with Wendy Greenberg-Marcelli and Jeffrey J. Andrews, and requires that all key employees execute confidentiality and one-year post-termination non-competition agreements.

     Ms. Greenberg-Marcelli's agreement, dated as of October 1, 1995, provides for a term of four years with automatic renewal periods of one year thereafter, unless prior written notice is given by the Company. The agreement provides that Ms. Greenberg-Marcelli may be terminated only for cause. In addition to providing an annual base salary of $100,000, Ms. Greenberg-Marcelli was granted 70,604 shares of Judge Computer Corporation (now JIS) stock.

     Mr. Andrews' agreement, dated May 1, 1996, provides for a two-year term of employment with one year automatic renewals thereafter, unless the Company provides prior written notice. The agreement provides a base salary of $75,000 and certain other benefits.

STOCK PLANS

     The Judge Group, Inc.'s 1996 Incentive Stock Option and Non-Qualified Stock Option Plan for Key Employees and Non-Employee Directors (the 'Plan') was adopted in September of 1996, subject to shareholder approval, to provide a means whereby the Company could, through the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ('ISOs') and non-qualified stock options ('NQSOs') to purchase Common Shares of the Company to officers and other key employees ('Key Employees'), attract and retain such Key Employees and motivate such Key Employees to exercise their best efforts on behalf of the Company and of any related corporation ('Related Corporation'). Moreover, the Company may, through the grant of NQSOs to non-employee directors ('Non-Employee Directors') under a formula, attract and retain Non-Employee Directors and motivate such Non-Employee Directors to exercise their best efforts on behalf of the Company and any Related Corporation.

     ISOs and NQSOs (collectively, 'Options') may be granted under the Plan to purchase up to a maximum of one million five hundred thousand (1,500,000) of the Company's Common Shares, par value $.01 per share, subject to certain adjustments and provided that no Key Employee shall receive Options for more than 50,000 Common Shares over any one (1) year period.

     The Plan shall be administered by the Company's Stock Option Committee ('Committee'), which shall consist of two (2) directors of the Company who shall be appointed by, and shall serve at the pleasure of, the Company's Board of Directors ('Board') and each of whom shall be an 'outside director', within the meaning of Treasury Regulation Section 1.162-27(e)(3), within the period of time described in Treasury Regulation Section 1.162-27(f)(2). Each member of such Committee, while serving as such, shall be deemed to be acting in his or her capacity as a director of the Company.

     The exercise price of each Option shall be the fair market value (110% of fair market value in the case of an ISO granted to a more than 10% shareholders) of the Common Shares on the date of the grant. The term of each Option shall be not more than ten (10) years (five (5) years in the case of an ISO granted to a more than ten percent (10%) shareholder) from the date of grant, and the Options shall be exercisable in such installments and on such dates, not less than six
(6) months from the date of grant, as the Committee may specify. The Option price shall be payable in cash or its equivalent or, in the Committee's discretion, in Company Common Shares. In the event the Option price is paid, in whole or in part, with Common Shares, the portion of the Option price so paid shall be equal to the 'fair market value' of such Shares on the date of exercise of the Option.

     The aggregate fair market value of the Common Shares with respect to which ISOs are exercisable for the first time by a Key Employee during any calendar year (under this Plan and any other ISO plan of the Company or a Related Corporation) shall not exceed one hundred thousand dollars ($100,000). The annual limit set forth above for ISOs shall not apply to NSQOs.

     If a Key Employee's employment by the Company and the Related Corporations is terminated by either party prior to the expiration date fixed for his or her Option for any reason other than death or disability, such Option may be exercised, to the extent of the number of Common Shares that the Key Employee could have exercised on the date of such termination, or to any greater extent permitted by the Committee, by the Key Employee at any time prior to the earlier of (i) the expiration date specified in such Option or (ii) an accelerated termination date determined by the Committee, which date, in the case of ISOs, shall not be later than three (3) months after the date of such termination of employment.

     If a Key Employee shall become disabled (within the meaning of section 22(e)(3) of the Code) during his or her employment and, prior to the expiration date fixed for his or her Option and his or her employment is terminated as a consequence of such disability, such Option may be exercised, to the extent of the number of Common Shares that the Key Employee could have exercised on the date of such termination, or to any greater extent permitted by the Committee, by the Key Employee at any time prior to the earlier of (i) the expiration date specified in such Option or (ii) an accelerated termination date determined by the Committee, which such date, in the case of ISOs, shall not be later than one
(1) year after the date of such termination of employment.

     If a Key Employee shall die during his or her employment and prior to the expiration date fixed for his or her Option, or if a Key Employee shall die following termination of employment but prior to the earliest of (i) the expiration date fixed for his or her Option; (ii) the accelerated expiration date determined by the Committee (as described above); or (iii) in the case of an ISO, three (3) months following termination of employment; then such Option may be exercised, to the extent of the number of Common Shares that the Key Employee could have exercised it on the date of his or her death, or to any greater extent permitted by the Committee, by the Key Employee's estate, personal representative or beneficiary, at any time prior to the earlier of (A) the expiration date specified in such Option or (B) an accelerated termination date determined by the Committee, which date shall not be earlier than one (1) year nor later than three (3) years after the date of death.

     No ISO and, except as otherwise provided in any Option agreement, no NQSO granted pursuant to the Plan shall be assignable or transferable by the Key Employee or Non-Employee Director otherwise than by will or by the laws of descent and distribution, and, during the lifetime of the Key Employee, the ISO shall be exercisable only by him or by his or her guardian or legal representative.

     Pursuant to the Plan, each Non-Employee Director will receive an initial grant of an NQSO to purchase 2,500 Common Shares on the date of this Offering, and any person subsequently elected as a Non-Employee Director will receive an initial grant of an NQSO to purchase 2,500 Common Shares on the first business day immediately following the date he or she is elected a director. In addition, on the first business day immediately following each of the dates on which an incumbent Non-Employee Director is re-elected, he will receive an additional grant of an NQSO to purchase 2,500 additional Common Shares. The grant of NQSOs to Non-Employee Directors pursuant to the Plan shall be automatic and neither the Committee or the Board shall have any discretionary authority with respect thereto.

     The exercise price of NQSOs granted pursuant to the Plan will be the fair market value of the Common Shares at the time of the grant. NQSOs granted on the date of this Offering will have an exercise price equal to the initial public offering price set forth on the cover page of this Prospectus. The Option exercise price may be paid in full in cash or, unless in the opinion of counsel to the Company that to do so may result in a possible violation of law, in whole or in part through the transfer of Common Shares previously acquired by the Non-Employee Director, provided the Common Shares so transferred have been held by the Non-Employee Director for more than 12 months on the date of exercise at the time an NQSO is exercised.

     An NQSO granted under the Plan to a Non-Employee Director will expire on the earliest of (i) ten years from the date of grant, (ii) one year from the date the grantees ceases to be a director by reason of death or disability or
(iii) three months from the date the grantee ceases to be a director for any reason other than death or disability.

     NQSOs granted to Non-Employee Directors shall be exercisable in three equal annual installments commencing with the first anniversary of the grant date, but only if the Non-Employee Director has attended at least seventy-five (75) percent of the Board meetings during the twelve (12) month period immediately preceding the date the annual installment first becomes exercisable. In the event the Non-Employee Director fails to attend at least seventy-five (75) percent of the Board meetings during the twelve (12) month period immediately preceding the date the annual installment first becomes exercisable, the Options otherwise exercisable in that installment shall not be exercisable but shall be cancelled and shall be available for other grants under the Plan. Notwithstanding the foregoing, the first annual installment of Options granted on the date of this Offering shall be exercisable as of the earlier of twelve months from the date of grant or six months after the Plan is approved by the shareholders of the Company.

     The Plan provides that certain adjustments will be made to the exercise price and number of shares subject to options granted thereunder in the event of a stock split, stock dividend, combination or reclassification. In the event of certain other corporate transactions, outstanding Options may terminate. Subject to certain limitations, the Board of Directors may amend or discontinue the Plan as it deems necessary, but no amendment may adversely affect the rights of a grantee with respect to an outstanding Option without his or her consent.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Currently, the Compensation Committee members are Martin E. Judge, Jr. and Richard T. Furlano. As soon as practicable these members will be replaced with outside directors within the meaning of the Code.

     Decisions concerning compensation of executive officers were made by the Board of Directors, which included Mr. Judge, the Chairman of the Board and Chief Executive Officer of the Company.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Shares as of August 31, 1996, and as adjusted to reflect the sale of Common Shares offered hereby and the consummation of the Merger, (1) by each person known by the Company to own beneficially 5% or more of the outstanding Common Shares, (2) by each director and executive officer of the Company, (3) by all directors and executive officers as a group, and (4) by the selling shareholders.


                                                                               NUMBER OF
                                                                               SHARES TO
                                                     BENEFICIAL OWNERSHIP         BE          BENEFICIAL OWNERSHIP
                                                  PRIOR TO THIS OFFERING(2)     SOLD IN       AFTER THIS OFFERING
                                                  --------------------------     THIS      --------------------------
NAME AND ADDRESS                                    SHARES      PERCENTAGE     OFFERING      SHARES      PERCENTAGE
----------------                                  -----------  -------------  -----------  -----------  -------------
Martin E. Judge, Jr.(1).........................    5,878,050         64.5%      270,000     5,952,061         45.8%

Michael A. Dunn(1)..............................    1,959,350         21.5%      150,000     1,849,416         14.2%

Richard T. Furlano(1)...........................       52,600          0.6%

Wendy Greenberg-Marcelli(1).....................       20,139           --

Arthur Kania....................................      420,800          4.6%       30,000       488,499          3.5%

Katharine A. Wiercinski(1)......................       52,600          0.6%

Jeffrey Andrews(1)..............................           --           --

Lawrence Chimerine..............................       26,300          0.3%

Marvin N. Demchick..............................       52,600          0.6%

DGA Investments.................................       26,300          0.3%

The Gemstone Group, Inc.........................      171,739          1.3%           --            --           --

Edwin T. Johnson................................       26,300          0.3%

Robert and Margot Keith.........................       26,300          0.3%

Max H. Kraus....................................       26,300          0.3%

Ira Lubert......................................       52,600          0.6%

Edward H. and Evelyn B. Rosen...................      105,200          1.2%

Trust Under Will of Maurice L. Strauss for
  Thomas S. Rosen...............................       52,600          0.6%

Ernest Scheller, Jr.............................       26,300          0.3%

A. Richard Sloane...............................       52,600          0.6%

Milton S. Stearns, Jr...........................       52,600          0.6%

All directors and officers as a group
  (six persons).................................    7,995,200         87.7%      420,000     7,977,586         61.4%

------------------
(1) The address of each of the directors and officers identified is Two Bala Plaza, Suite 800, Bala Cynwyd, Pennsylvania.
(2) Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares.

                              CERTAIN TRANSACTIONS

     Effective upon the date of this Offering, any transactions between the Company and related parties will be subject to the review and approval of its Audit Committee or a comparable committee consisting of a majority of disinterested parties.

     As of September 3, 1996 each of Mr. Judge and Mr. Dunn and his wife executed personal guaranties of the Company's obligations under the Line of Credit with Midlantic Bank, N.A., to enable the Company to obtain the Line of Credit. The amount outstanding under the Line of Credit at August 31, 1996 was $7,781,000. Upon the completion of this Offering, Mr. Judge and Mr. and Mrs. Dunn will be released from these guaranties, subject to certain qualifications.

     As of June 30, 1996, the Company owed approximately $115,000 to Martin E. Judge, Jr. This loan has no formal repayment terms and bears interest at various rates (from prime plus 1% to a fixed rate of 12%). The Company pays the interest related to these loans directly to the commercial banks from which Mr. Judge borrowed the same amount. As of August 31, 1996, Mr. Judge owed the Company $287,505. This loan will be repaid at or prior to the completion of this Offering.


     As of June 30, 1996, the Company had advanced $106,000 to Judge Financial Services, a personal financial advisory company, which is owned by Dennis Judge, Martin E. Judge, Jr.'s brother. This advance does not bear interest, does not have formal repayment terms and will be repaid at or prior to the completion of this Offering.

     In connection with the Merger, Martin E. Judge, Jr., Michael A. Dunn, Arthur Kania and Wendy Greenberg-Marcelli will acquire 378,412, 44,072, 107,469 and 20,139 Common Shares of the Company, respectively, in exchange for shares of common and/or preferred stock they presently hold in JIS. See 'Business -- Pre-Offering Transactions: Corporate Reorganization, Merger and Recent Acquisitions.'

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of (1) 50,000,000 Common Shares, par value $.01 per share (the 'Common Shares'), and (iii) 10,000,000 Preferred Shares, par value $.01 per share (the 'Preferred Shares'). Upon the closing of this Offering, 13,042,737 Common Shares will be issued and outstanding. There are no Preferred Shares outstanding.

     The following summary description relating to the Company's capital stock sets forth the material terms of the capital stock, but does not purport to be complete. A description of the Company's capital stock is contained in the Amended and Restated Articles of Incorporation, which is filed as an exhibit to the registration statement of which this Prospectus forms a part. Reference is made to such exhibit for a detailed description of the provisions thereof summarized below.

COMMON SHARES

     Voting, Dividend and Other Rights. The holders of the Company's Common Shares are entitled to one vote per share for each share held of record on all matters submitted to a vote of shareholders. Holders of Common Shares do not have the right to cumulate their votes in the election of directors. The Company does not anticipate paying cash dividends on the Common Shares in the foreseeable future. See 'Dividend Policy.' The holders of the Common Shares have no preemptive right or rights to convert Common Shares into any other securities and are not subject to future calls or assessments by the Company. All of the outstanding Common Shares are, and, when issued, the Common Shares offered hereby will be, validly issued, fully paid, and nonassessable by the Company.

     Each share of Common Shares is entitled to receive dividends if, as and when declared by the Board of Directors of the Company out of funds legally available therefor.

     In the event of a merger or consolidation to which the Company is a party, each share of Common Shares will be entitled to receive the same consideration.

     Shareholders of the Company have no preemptive or other rights to subscribe for additional shares. Subject to any rights of holders of any Preferred Shares, all holders of Common Shares, regardless of class, are entitled to share equally on a share for share basis in any assets available for distribution to shareholders on liquidation, dissolution or winding up of the Company. No Common Shares are subject to redemption or a sinking fund. All Common Shares offered hereby will be, when so issued or sold, validly issued, fully paid and nonassessable. In the event of any decrease in the number of outstanding Common Shares from a combination, consolidation of shares or other capital reclassification, the Company is required to take parallel action with respect to the other class so that the number of shares of each class outstanding immediately following the combination, consolidation or capital reclassification bears the same relationship to each other as the number of shares of each class outstanding before such event.

PREFERRED SHARES

     The Company has authorized 10,000,000 Preferred Shares, $.01 par value per share. No Preferred Shares have been issued and the Company does not presently contemplate the issuance of such shares. The Board of Directors is empowered by the Company's Certificate of Incorporation to designate and issue from time to time one or more classes or series of Preferred Shares without any action of the shareholders. The Board of Directors may authorize issuance in one or more classes or series, and may fix and determine the relative rights, preferences and limitations of each class or series so authorized. Such action could adversely affect the voting power of the holders of the Common Shares or could have the effect of discouraging or making difficult any attempt by a person or group to obtain control of the Company.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Shares is StockTrans, Inc., Ardmore, Pennsylvania. Its telephone number is (610) 649-7300.

PENNSYLVANIA ANTI-TAKEOVER LAWS, LIMITATION ON DIRECTORS' LIABILITY AND CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION AND BY-LAWS

     Certain provisions of the Pennsylvania Business Corporation Law of 1988 (the 'BCL') and the Company's Articles of Incorporation and By-laws may have the effect of deterring, delaying or preventing an attempt by a third party to acquire control of the Company.

     The 'business combination' provisions in Sections 2551 through 2556 of the BCL prohibit the Company from engaging in any business combination (which is defined broadly to include mergers, consolidations, share exchanges, divisions and sales or other dispositions of assets having a value in excess of 10% or more of the assets, market value or earning power or net income of the corporation) with an 'interested shareholder' or an affiliate thereof unless
(A) the business combination or the acquisition of shares in which a person becomes an interested shareholder is approved by the Board of Directors before the shareholder becomes an 'interested shareholder,' (B) the interested shareholder owns 80% of the corporation's outstanding voting shares and the business combination satisfies certain 'fair price' criteria and is approved by the holders of a majority of the remaining shares, or (C) the holders of a majority of the voting shares (excluding those held by the interested shareholder unless the fair price criteria are satisfied) approve the business combination at a meeting held no earlier than five years after the interested shareholder's acquisition date. An 'interested shareholder' is any beneficial owner of 20% or more of the voting shares of a corporation or an affiliate of the corporation who was at any time within the five year period prior to the date in question a beneficial owner of 20% or more of the voting shares of the corporation, but does not include shareholders who were interested shareholders prior to the date of the adoption of these provisions by the Company.

     The Company has opted out of, and is not subject to, certain anti-takeover provisions of the BCL, including the 'control transactions' provision, which provides for mandatory shareholder notice of the acquisition of 20% of the voting power of a Pennsylvania corporation and provides shareholders with the opportunity to demand 'fair value' for their shares upon acquisition of voting power, the 'control share' provision, which limits the voting power of shareholders owning 20% or more of a corporation's voting stock, and the 'disgorgement' provision, which permits a corporation to recover profits resulting from the sale of shares in certain situations, including those where an individual or group attempts to acquire at least 20% of the corporation's voting shares do not apply to the Company.

     Under the BCL, directors of a corporation are not required to regard the interests of the shareholders as being dominant or controlling when determining the best interests of the corporation. The directors may consider, to the extent the directors deem appropriate, a broad range of additional factors in taking corporate actions. These additional factors include: the effects of any action upon any group affected by such action (including shareholders, employees, suppliers, customers and creditors of the corporation); the short term and long term interests of the corporation (including benefits that may accrue to the corporation from its long term plans and the possibility that these interests may be best served by the continued independence of the corporation); and the resources, intent and conduct of any person seeking to acquire control of the corporation. These BCL provisions also provide directors with additional protection from challenges to their decision-making process, particularly with respect to acquisitions or proposed acquisitions of corporate control.

     The Company's Articles of Incorporation and By-Laws provide that special meetings of the Company's shareholders can be called only by the Board of Directors or the Company's President.

     The Company's By-laws establish an advance notice procedure that must be followed by shareholders wishing to propose nominations of professionals for election as directors, or to bring other business before an annual meeting of shareholders of the Company. The By-laws provide that only persons who are nominated by, or at the direction of, the Chairman, the President or the Board of

Directors, or by a shareholder who has given timely written notice to the secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The By-laws also provide that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman, the President or the Board of Directors or by a shareholder who has given timely written notice to the secretary of the Company of such shareholder's intention to bring such business before such meeting. Generally, for notice of shareholder nominations or business to be brought before an annual meeting to be timely under the By-laws, such notice must be received by the Company not less than 70 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting (or, in the case of a special meeting, not earlier than the 90th day before such meeting and not later than the later of (i) the 70th day prior to such meeting and (ii) the 10th day after public announcement of the date of such meeting is first made). Under the By-laws, a shareholder's notice must also contain certain information specified in the By-laws.

     As permitted by the BCL, the Company's Articles of Incorporation provide that, subject to certain limited exceptions, directors of the Company shall not be personally liable, as such, for monetary damages for any action taken unless the director has breached or failed to perform the duties of his office under the BCL and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The effect of this provision is to limit the ability of the Company and its shareholders (through shareholder derivative suits on behalf of the Company) to recover monetary damages against a director for the breach of certain fiduciary duties as a director (including breaches resulting from grossly negligent conduct). In addition, the Company's Articles of Incorporation and By-Laws provide that the Company shall, to the full extent permitted by the BCL, indemnify all persons whom it has the power to indemnify pursuant thereto, including directors and officers of the Company.

     The By-Laws of the Company provide that the number of directors will be fixed from time to time exclusively by the Board of Directors. The By-Laws also provide that any action required or permitted to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the actions so taken, is executed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, assuming an initial public offering price of $10.00 per share and after giving effect to the issuance of shares contemplated by the Pre-Offering Transactions, the Company will have outstanding 13,042,737 Common Shares. Of these shares, the 3,000,000 Common Shares sold in this Offering will be tradeable without restriction unless they are purchased by affiliates of the Company. All Common Shares received by holders of JIS stock pursuant to the Merger will be tradeable without restriction, except those shares held by affiliates, and except for 394,820 shares acquired by various shareholders that are subject to a two-year holding period which commenced
February 29, 1996. The holders of         shares are subject to a two-year
holding period which commenced on September __, 1996. Of the remaining shares, 1,349,166 are 'restricted securities' under the Securities Act and may be sold only if they are registered under the Securities Act or pursuant to an applicable exemption from the registration requirements of the Securities Act. The holders of 2,809,716 shares and 5,986,462 shares have agreed not to sell, otherwise dispose of, or pledge any of the Company's Common Shares for 180 days and one year, respectively, after the date of this Prospectus without the prior written consent of Janney Montgomery Scott Inc. All of the Company's directors, executive officers and certain other shareholders are subject to the 180-day lock-up, other than Mr. Judge, who is subject to the one (1) year lock-up.

     In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares for at least two years, including affiliates, may sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding Common Shares 130,427 immediately after this Offering) or the average weekly trading volume in the Common Shares on the Nasdaq during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements and the availability of current public information about the Company. A person who is not deemed an affiliate of the Company and who has beneficially owned restricted shares for three years from the date of acquisition of restricted securities from the Company or any affiliate is entitled to sell such shares under Rule 144(k) freely and without restriction or registration under the Securities Act. Affiliates continue to be subject to the limitations described below. As used in Rule 144, affiliates of the Company generally include its directors, executive officers and persons directly or indirectly owning 10% or more of the Common Shares.

     The Commission has proposed to amend the holding period required by Rule 144 to permit sales of 'restricted securities' after one year rather than two years (and two years rather than three years for affiliates who desire to sell such shares under Rule 144(k)). If such proposed amendment were enacted, the 'restricted securities' would become freely tradeable (subject to any applicable contractual restrictions) at correspondingly earlier dates.

REGISTRATION RIGHTS

     Pursuant to a Note Purchase Agreement executed in July 1994 (the 'Agreement'), certain existing stockholders of the Company have certain rights to require the Company, at its expense, to register Common Shares under the Securities Act. Following completion of this offering, an aggregate of 450,000 Common Shares will be subject to registration rights under the Agreement.

     Under the terms of the Agreement, holders of 450,000 shares are entitled to make request for the Company to register such shares under the Securities Act, subject to certain limitations and conditions. In addition, if the Company at any time proposes to register any of its securities under the Securities Act (other than securities issuable pursuant to employee compensation plans or for certain other purposes), parties to the Agreement are entitled to require the Company to include their shares in such registration. The underwriter of such offering has the right to limit the number of shares included in such registration for marketing purposes.

LOCK-UP AGREEMENT

All of the executive officers, directors and certain other shareholders of the Company, who will be deemed to beneficially own 9,362,737 Common Shares upon consummation of this Offering, have agreed with the Underwriters not to sell, otherwise dispose of or pledge any of the Common Shares for 180 days after the date of this Prospectus without the prior written consent of Janney Montgomery Scott Inc. In addition, Mr. Judge has agreed with the Underwriters not to sell or otherwise dispose of or pledge any of the Common Shares for one year after the date of this Prospectus without the prior written consent of Janney Montgomery Scott Inc.

ABSENCE OF PRIOR MARKET

Prior to this Offering, there has been no public market for the Common Shares offered hereby, and no prediction can be made about the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price from time to time. Nevertheless, sales of substantial amounts of Common Shares in the public market may have an adverse impact on the market price.

                                  UNDERWRITING

     The Underwriters named below, acting through their Representatives, Janney Montgomery Scott Inc. and _________ (the 'Representatives') have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase a total of 3,650,000 Common Shares from the Company and the Selling Stockholders. The number of Common Shares that each Underwriter has agreed to purchase is set forth opposite its name below. The Underwriters are committed to purchase all of such shares if any are purchased. Under certain circumstances the commitments of non-defaulting Underwriters may be increased. The names of the several Underwriters and the respective number of shares to be purchased by each of them are as follows:


     UNDERWRITER                                                            NUMBER OF SHARES
     -----------                                                            ----------------
Janney Montgomery Scott Inc...............................................
                                                                            ----------------

      TOTAL...............................................................       3,650,000
                                                                            ----------------
                                                                            ----------------

     The Underwriters propose to offer the Common Shares to the public initially at the offering price per share set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $_____ per share, and the Underwriters may allow, and such dealers may reallow, a concession not in excess of $_____ per share on sales to other dealers. After the initial public offering of the Common Shares, the offering price and the concession may be changed.

     The Company has agreed to indemnify the several Underwriters against certain liabilities which may be incurred in connection with the offering, including liabilities under the Act.

     The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to an aggregate of 547,500 Common Shares at the same price per share as the initial public offering price. The Underwriters may exercise such option only to cover over-allotments in the sale of the Common Shares that the Underwriters have agreed to purchase. To the extent the Underwriters exercise this option, each of the Underwriters has a firm commitment, subject to certain conditions, to purchase the same percentage of the option shares as the number of shares to be purchased and offered by that Underwriter as shown in the above table bears to the 3,650,000 Common Shares initially offered hereby.

     Martin E. Judge, Jr., has agreed with the Representatives not to sell or dispose of any shares owned by him for a period of one year after the date of this Prospectus. All of the other directors, executive officers, the Selling Shareholders and certain other shareholders have agreed with the Representatives not to sell or dispose of any shares owned by them without the consent of the Representatives for a period of 180 days after the date of this Prospectus. See 'Shares Eligible for Future Sale.'

     The Underwriters do not intend to confirm sales of the Common Shares to any accounts over which they exercise discretionary authority.

     The Underwriters have reserved for sale, at the initial public offering price, up to 5% of the Common Shares offered hereby for employees of the Company and certain other individuals who have expressed an interest in purchasing such Common Shares in this offering. The number of Common Shares available for sale to the general public will be reduced to the extent such persons purchase such reserved Common Shares. Any reserved Common Shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other Common Shares offered hereby.

     Prior to this offering, there has been no public market for the Company's Common Shares. The initial public offering price for the Common Shares was determined by negotiation between the Company and the Representatives. The factors considered in determining the initial public offering price include, among other things, the history of and the prospectus for the industry in which the Company competes, the capability of the Company's management, the past and present operations of the Company, the historical results of operations of the Company and the trend of its earnings, the prospect for future earnings of the Company, the general condition of the securities markets at the time of the offering and the prices of similar securities of generally comparable companies.

                                 LEGAL MATTERS

     Drinker Biddle & Reath, Philadelphia, Pennsylvania, has rendered an opinion that the Common Shares offered hereby by the Company, when issued and paid for pursuant to the terms of the Underwriting Agreement, will be legally issued, fully paid and non-assessable. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Saul, Ewing, Remick & Saul, Philadelphia, Pennsylvania.

                                    EXPERTS

     The Company's consolidated balance sheets as of June 30, 1996, December 31, 1995 and 1994 and the related consolidated statements of operations and deficit and statements of cash flows for the six month period ended June 30, 1996 and each of the three years in the period ended December 31, 1995 included in this Prospectus have been included herein in reliance on the report of Rudolph, Palitz LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company is not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'). The Company has filed with the Securities and Exchange Commission (the 'Commission') a Registration Statement on Form S-1 under the Securities Act with respect to the registration of the Common Shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Common Shares to which this Prospectus relates. Statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules filed therewith, may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60606. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     As a result of this Offering of the Common Shares, the Company will become subject to the informational requirements of the Exchange Act. The Company intends to furnish to its shareholders annual reports containing audited financial information.

                          JUDGE, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                    CONTENTS


                                                                                                       PAGE(S)
                                                                                                    --------------
INDEPENDENT AUDITORS' REPORT FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND EACH OF THE THREE YEARS IN
  THE PERIOD ENDED DECEMBER 31, 1995..............................................................       F-2

CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 1996 AND DECEMBER 31, 1995 AND 1994....................       F-3

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT FOR SIX MONTHS ENDED JUNE 30, 1996 AND YEARS
  ENDED DECEMBER 31, 1995, 1994 AND 1993..........................................................       F-4

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR SIX MONTHS ENDED JUNE 30, 1996 AND YEARS ENDED DECEMBER
  31, 1995, 1994 AND 1993.........................................................................       F-5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR SIX MONTHS ENDED JUNE 30, 1996 AND YEARS ENDED
  DECEMBER 31, 1995, 1994 AND 1993................................................................    F-6 - F-21

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Judge, Inc.
Bala Cynwyd, Pennsylvania

We have audited the accompanying consolidated balance sheets of Judge, Inc. and Subsidiaries as of June 30, 1996, December 31, 1995 and December 31, 1994, and the related consolidated statements of operations and deficit and of cash flows for the six months ended June 30, 1996 and for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Judge, Inc. and Subsidiaries as of June 30, 1996, December 31, 1995 and December 31, 1994, and the consolidated results of their operations and their cash flows for the six months ended June 30, 1996 and for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 8 to the financial statements, the Company adopted Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes,' as of January 1, 1993.

September 17, 1996, except for Note 18, which is as of September 26, 1996 Plymouth Meeting, PA

                          JUDGE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                  JUNE 30, 1996 AND DECEMBER 31, 1995 AND 1994


                                                                                               DECEMBER 31,
                                                                             JUNE 30,    -------------------------
                                                                               1996          1995         1994
                                                                           ------------  ------------  -----------
                                 ASSETS
CURRENT ASSETS
  Cash...................................................................  $     28,433  $     35,078  $    82,928
  Accounts receivable, net...............................................    11,368,815     8,881,059    6,418,697
  Inventories............................................................       679,366       515,099      232,705
  Prepaid income taxes and deferred taxes................................       476,076       347,352      127,000
  Other..................................................................       310,676       508,640      103,997
                                                                           ------------  ------------  -----------
    Total current assets.................................................    12,863,366    10,287,228    6,965,327
                                                                           ------------  ------------  -----------
PROPERTY AND EQUIPMENT
  Furniture, office and computer equipment...............................     2,711,775     1,732,677    1,545,784
  Automotive equipment...................................................        42,224        48,617       40,544
  Leasehold improvements.................................................        33,879        28,069       15,158
                                                                           ------------  ------------  -----------
                                                                              2,787,878     1,809,363    1,601,486
  Less: accumulated depreciation and amortization........................     1,236,625       875,552    1,009,422
                                                                           ------------  ------------  -----------
    Net property and equipment...........................................     1,551,253       933,811      592,064
                                                                           ------------  ------------  -----------
OTHER ASSETS
  Notes receivable -- officers and employees.............................       375,774       222,564      169,738
  Other receivable, related party........................................       106,812            --           --
  Deposits...............................................................       102,384        94,317       45,752
  Covenant not-to-compete, net of accumulated amortization of $581,293,
    1996, $508,645, 1995 and $358,131, 1994..............................        21,296        93,944      244,458
                                                                           ------------  ------------  -----------
    Total other assets...................................................       606,266       410,825      459,948
                                                                           ------------  ------------  -----------
    Total assets.........................................................  $ 15,020,885  $ 11,631,864  $ 8,017,339
                                                                           ------------  ------------  -----------
                                                                           ------------  ------------  -----------
             LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
  Note payable, bank.....................................................  $         --  $         --  $ 2,748,666
  Current portion of long-term debt......................................       303,291       280,420      324,427
  Current portion of payroll tax obligation..............................       199,554       321,391      230,427
  Accounts payable and accrued expenses..................................     4,517,019     3,277,546    2,344,295
  Payroll and sales taxes................................................       610,025       396,735      463,955
  Income taxes payable...................................................            --         6,968      252,727
  Deferred revenue.......................................................       571,414       297,362       82,151
  Advances from shareholders.............................................       115,723       139,906      189,699
                                                                           ------------  ------------  -----------
    Total current liabilities............................................     6,317,026     4,720,328    6,636,347
                                                                           ------------  ------------  -----------
LONG-TERM LIABILITIES
  Note payable, bank.....................................................     6,358,063     5,367,516           --
  Deferred rent obligation...............................................       143,672       156,943      117,902
  Debt obligations, net of current portion...............................       646,425       496,012      536,273
  Convertible notes......................................................       500,000       500,000      500,000
  Payroll tax obligation, net of current portion.........................            --            --      321,392
                                                                           ------------  ------------  -----------
    Total long-term liabilities..........................................     7,648,160     6,520,471    1,475,567
                                                                           ------------  ------------  -----------
MINORITY INTEREST........................................................       659,000            --           --
                                                                           ------------  ------------  -----------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY (DEFICIT)
  Common stock, -- $.005 par value,
    10,000,000 shares authorized, 160,000 shares issued and
      outstanding........................................................           800           800          800
  Additional paid-in capital.............................................       450,938       626,848      626,848
  Deficit................................................................       (55,039)     (236,583)    (722,223)
                                                                           ------------  ------------  -----------
    Total shareholders' equity (deficit).................................       396,699       391,065      (94,575)
                                                                           ------------  ------------  -----------
    Total liabilities and shareholders equity (deficit)..................  $ 15,020,885  $ 11,631,864  $ 8,017,339
                                                                           ------------  ------------  -----------
                                                                           ------------  ------------  -----------

                See Notes to Consolidated Financial Statements.

                           JUDGE, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
          SIX MONTHS ENDED JUNE 30, 1996 AND YEARS ENDED DECEMBER 31,
                              1995, 1994 AND 1993


                                                                                       DECEMBER 31,
                                                             JUNE 30,    ----------------------------------------
                                                               1996          1995          1994          1993
                                                           ------------  ------------  ------------  ------------
NET REVENUES.............................................  $ 37,327,166  $ 63,299,353  $ 45,253,417  $ 35,068,867
                                                           ------------  ------------  ------------  ------------
COSTS AND EXPENSES
  Cost of sales..........................................    27,587,582    47,550,114    34,146,215    26,069,583
  Selling and operating..................................     6,363,990     9,797,875     6,509,549     5,853,608
  General and administrative.............................     2,848,111     4,187,485     3,155,012     2,524,824
                                                           ------------  ------------  ------------  ------------
    Total costs and expenses.............................    36,799,683    61,535,474    43,810,776    34,448,015
                                                           ------------  ------------  ------------  ------------
INCOME FROM OPERATIONS...................................       527,483     1,763,879     1,442,641       620,852
OTHER EXPENSE, NET, PRINCIPALLY INTEREST EXPENSE.........      (371,439)     (697,339)     (419,590)     (334,004)
                                                           ------------  ------------  ------------  ------------
INCOME BEFORE INCOME TAX EXPENSE, MINORITY INTEREST IN
  NET LOSS OF CONSOLIDATED SUBSIDIARY AND CUMULATIVE
  EFFECT ADJUSTMENT......................................       156,044     1,066,540     1,023,051       286,848
INCOME TAX EXPENSE.......................................       203,500       587,957       679,800       227,460
                                                           ------------  ------------  ------------  ------------
INCOME (LOSS) BEFORE MINORITY INTEREST IN NET LOSS OF
  CONSOLIDATED SUBSIDIARY AND CUMULATIVE EFFECT
  ADJUSTMENT.............................................       (47,456)      478,583       343,251        59,388
MINORITY INTEREST IN NET LOSS OF CONSOLIDATED
  SUBSIDIARY.............................................       229,000         7,057            --            --
                                                           ------------  ------------  ------------  ------------
INCOME BEFORE CUMULATIVE EFFECT ADJUSTMENT...............       181,544       485,640       343,251        59,388
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE......            --            --            --        42,000
                                                           ------------  ------------  ------------  ------------
NET INCOME...............................................       181,544       485,640       343,251       101,388
DEFICIT, BEGINNING.......................................      (236,583)     (722,223)   (1,065,474)   (1,166,862)
                                                           ------------  ------------  ------------  ------------
DEFICIT, ENDING..........................................  ($    55,039) ($   236,583) ($   722,223) ($ 1,065,474)
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
NET INCOME PER SHARE:
  PRIMARY:
    Income before cumulative effect adjustment...........  $       0.02  $       0.06  $       0.04  $       0.01
    Cumulative effect adjustment.........................            --            --            --            --
                                                           ------------  ------------  ------------  ------------
                                                           $       0.02  $       0.06  $       0.04  $       0.01
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
  FULLY DILUTED:
    Income before cumulative effect adjustment...........  $       0.02  $       0.05  $       0.04  $       0.01
    Cumulative effect adjustment.........................            --            --            --            --
                                                           ------------  ------------  ------------  ------------
                                                           $       0.02  $       0.05  $       0.04  $       0.01
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------

                See Notes to Consolidated Financial Statements.

                           JUDGE, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
          SIX MONTHS ENDED JUNE 30, 1996 AND YEARS ENDED DECEMBER 31,
                              1995, 1994 AND 1993


                                                                                         DECEMBER 31,
                                                                 JUNE 30,    -------------------------------------
                                                                   1996         1995         1994         1993
                                                                -----------  -----------  -----------  -----------
OPERATING ACTIVITIES
  Net income..................................................  $   181,544  $   485,640  $   343,251  $   101,388
  Adjustments to reconcile net income to net cash provided by
    (used in) operating activities:
    Depreciation and amortization.............................      262,108      421,613      340,708      286,273
    Deferred taxes............................................           --     (103,000)     (60,000)     (67,000)
    Deferred rent.............................................      (13,271)      39,041      117,902           --
    Provision for losses on accounts receivable...............      215,040      300,033       71,697       58,655
    Stock compensation........................................           --        6,000           --           --
    Minority interest in net loss of consolidated
      subsidiary..............................................     (229,000)      (7,057)          --           --
  Changes in operating assets and liabilities:
    (Increase) decrease in:
      Accounts receivable.....................................   (2,598,669)  (2,762,395)  (2,221,822)  (1,145,179)
      Inventories.............................................     (125,166)    (282,394)     127,518     (208,551)
      Deposits................................................       (2,527)     (48,565)     (16,807)      (1,915)
      Prepaid taxes...........................................     (135,692)    (117,352)      59,406       96,796
      Other current assets....................................      153,204     (404,643)     (24,796)     (50,703)
    Increase (decrease) in:
      Accounts payable and accrued expenses...................    1,157,386      933,251    1,310,299      131,299
      Payroll and sales taxes.................................       91,453     (297,648)    (168,965)     586,832
      Deferred revenue........................................      (87,985)     215,211     (109,982)     124,882
      Income taxes payable....................................           --     (245,759)     252,727           --
                                                                -----------  -----------  -----------  -----------
         Net cash provided by (used in) operating
           activities.........................................   (1,131,575)  (1,868,024)      21,136      (87,223)
                                                                -----------  -----------  -----------  -----------
INVESTING ACTIVITIES
  Purchases of property and equipment.........................     (308,464)    (373,051)    (252,286)     (91,465)
  Proceeds from disposals of property and equipment...........           --       24,461           --           --
  (Increase) in notes receivable, officers and employees,
    net.......................................................     (260,022)     (52,826)     (56,743)     (17,677)
                                                                -----------  -----------  -----------  -----------
         Net cash used in investing activities................     (568,486)    (401,416)    (309,029)    (109,142)
                                                                -----------  -----------  -----------  -----------
FINANCING ACTIVITIES
  Cash acquired in business combination.......................       13,786           --           --           --
  Proceeds from notes payable, bank, net......................      990,547    2,618,850      249,431      522,101
  Proceeds from long-term debt................................           --       38,000      556,000           --
  Principal payments on long-term debt........................     (174,734)    (386,524)    (383,756)    (275,462)
  Proceeds from issuance of stock.............................           --        1,057           --           --
  Repayments from shareholders................................      (24,183)     (49,793)     (64,028)     (43,421)
  Issuance of Series A Preferred Shares, net of costs.........      888,000           --           --           --
                                                                -----------  -----------  -----------  -----------
         Net cash provided by financing activities............    1,693,416    2,221,590      357,647      203,218
                                                                -----------  -----------  -----------  -----------
INCREASE (DECREASE) IN CASH...................................       (6,645)     (47,850)      69,754        6,853
CASH, BEGINNING...............................................       35,078       82,928       13,174        6,321
                                                                -----------  -----------  -----------  -----------
CASH, ENDING..................................................  $    28,433  $    35,078  $    82,928  $    13,174
                                                                -----------  -----------  -----------  -----------
                                                                -----------  -----------  -----------  -----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest..................................................  $   371,000  $   657,000  $   405,000  $   330,000
                                                                -----------  -----------  -----------  -----------
                                                                -----------  -----------  -----------  -----------
    Income taxes..............................................  $   298,000  $ 1,056,000  $   496,000  $   214,000
                                                                -----------  -----------  -----------  -----------
                                                                -----------  -----------  -----------  -----------

                See Notes to Consolidated Financial Statements.

                           JUDGE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       SIX MONTHS ENDED JUNE 30, 1996 AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


NOTE 1. DESCRIPTION OF BUSINESS

     Judge, Inc., a Pennsylvania corporation founded in 1970 ('Judge' or the 'Company'), provides (i) information technology ('IT') and engineering professionals to its clients on both a temporary basis (through its 'Contract Placement' business) and a permanent basis (through its 'Permanent Placement' business), and (ii) computer network and document management system integration, implementation, maintenance and training (through its 'Imaging and Network Services' business). At June 30, 1996, the Company had offices in Bala Cynwyd, Pennsylvania, Hartford, Connecticut, Foxborough, Massachusetts, Tampa, Florida, Moorestown, New Jersey and Edison, New Jersey.

     The Contract Placement business includes the operations of three of the Company's wholly-owned subsidiaries, Judge Technical Services, Inc. ('JTS'), Judge Professional Services, Inc. ('JPS') and Judge Technical of New Jersey, Inc. ('JTNJ').

     The Permanent Placement business is comprised of the operations of the Company and two of its wholly owned subsidiaries, Judge Electronic Services of Florida, Inc. ('JESF') and Judge, Inc. of New Jersey ('JINJ').

     At December 31, 1995 the Company owned 33%, Martin E. Judge, the Company's founder, Chairman and Chief Executive Officer owned 47%, and another officer and director of the Company owned 5% of the outstanding voting shares, on a fully diluted basis, of Judge Computer Corporation ('JCC'). On December 1, 1995, JCC entered into an Agreement and Plan of Merger (the 'JCC/DI Merger Agreement') with DataImage, Inc. ('DI'), a public reporting company, the common stock of which was traded on the over-the-counter market. Pursuant to the JCC/DI Merger Agreement, JCC was merged into DI on February 29, 1996 (the 'JCC/DI Merger'), and DI, as the surviving corporation, changed its name to Judge Imaging Systems, Inc. ('JIS'). As a result of the Merger, the former shareholders of JCC hold, on a fully diluted basis, a majority of the outstanding common stock of JIS, which remains a public reporting company.

     The Imaging and Network Services business of the Company consisted of the operations of JCC prior to the JCC/DI Merger, and subsequent to the Merger this business is comprised of the operations of JIS. See Notes 12 and 16.

     Unless the context indicates otherwise, references to the Company herein prior to February 29, 1996 include reference to its wholly owned subsidiaries and JCC and such references subsequent to February 29, 1996 include reference to its wholly owned subsidiaries and JIS.


NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation and Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of Judge, JIS and the Company's wholly-owned subsidiaries, which include JTS, JPS, JTNJ, JESF and JINJ, and Judge Hospitality Services, Inc. and Judge Electronic Services of Boston, Inc. (which had no activity during the six months ended June 30, 1996 or during the three years in the period ended December 31, 1995). JINJ had no activity in the period ended December 31, 1994 and December 31, 1993.
JCC has been consolidated due to certain elements of common ownership and control being present. All significant intercompany accounts and transactions have been eliminated.

                           JUDGE, INC. AND SUBSIDIARIES

                       SIX MONTHS ENDED JUNE 30, 1996 AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (Continued)

  Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition in Contract Placement and Permanent Placement Businesses

     The Company recognizes permanent placement revenues at the date employment of the placed professional commences, subject to reversal and adjustments if such employment is terminated during a guarantee period. Revenues related to temporary placement services are recognized on a weekly basis as the services are performed.

  Revenue Recognition in Imaging and Network Services Business

     Network, imaging and document management systems are assembled and tested in the Company's facilities prior to delivery. Revenues are recorded in the period in which the merchandise is shipped or the services are rendered. However, in instances in which installation is significant to the completion of the contract, revenue recognition is deferred until the installation is completed and accepted by the client. Revenues billed in advance for computer sales, warranties and maintenance contracts are deferred and recorded in the period in which the merchandise is shipped or the services are rendered.

  Cash

     The Company maintains cash balances at financial institutions. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000 at each institution.

  Inventories

     Inventories of computer and related supplies and equipment held for resale are valued at the lower of cost (first-in, first-out) or market.


  Accounts Receivable and Accounts Payable

     Accounts receivable at June 30, 1996, December 31, 1995, 1994 and 1993 were net of allowances for doubtful accounts of $297,000, $174,000, $157,000 and $132,000, respectively. During 1996, 1995, 1994 and 1993, the Company recorded charge-offs of approximately $92,000, $283,000, $47,000 and $0.

     Included in accounts receivable was unbilled work-in-process of approximately $1,289,000, $655,000 and $564,000 at June 30, 1996, December 31,
1995 and 1994, respectively. Included in accounts payable and accrued expenses was approximately $941,000, $510,000 and $436,000 of accrued employee and contractor payroll principally relating to unbilled work-in-process at June 30, 1996, December 31, 1995 and 1994, respectively.

                           JUDGE, INC. AND SUBSIDIARIES

                       SIX MONTHS ENDED JUNE 30, 1996 AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (Continued)

  Property and Equipment and Depreciation and Amortization

     Property and equipment are stated at cost. Depreciation and amortization is computed on the straight-line and accelerated methods over the estimated useful lives of the related assets. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful lives of the improvements.

     Depreciation and amortization related to property and equipment amounted to $189,460 in 1996, $271,099 in 1995, $190,192 in 1994 and $135,758 in 1993.

  Property Under Capital Leases and Amortization

     Property under capital leases is stated at the lower of fair market value or net present value of the minimum lease payments at inception of the leases. Property under capital leases consists of furniture and office equipment and is included in 'property and equipment' in the accompanying consolidated balance sheets. Amortization is provided over the shorter of the related lease terms or the estimated useful lives of the related assets.

  Income Taxes

     Deferred taxes are accounted for in accordance with Statement of Financial Accounting Standards ('Statement') No. 109, 'Accounting for Income Taxes.' The Statement requires the use of the liability method to account for income taxes. Deferred income taxes are provided for the difference between the tax basis of an asset or liability and its reported amount in the financial statements and at the tax rates that are expected to be in effect when the taxes are actually paid or recovered.

     Deferred income taxes arise principally from differences between financial and income tax reporting, including amounts recorded for workers' compensation funding, timing differences relating to the restrictive covenant described in
Note 13 (the 'Restrictive Covenant'), amounts recorded for inventory capitalization, the availability of net operating loss carryforwards and certain other temporary differences.

     Deferred income tax assets are reduced by a valuation allowance when, based on the weight of evidence available, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

  Interim Financial Reporting

     For interim financial reporting purposes, costs and expenses are accounted for in accordance with Accounting Principles Board Opinion No. 28 ('APB 28').

  Intangible Assets

     The Restrictive Covenant (covenant-not-to-compete) was being amortized on a straight-line method over the life of the covenant (forty-eight months). Amortization expense related to the covenant was approximately $73,000 for the six months ended June 30, 1996 and $150,000 for each of 1995, 1994 and 1993. See Notes 5, 13 and 18.

                           JUDGE, INC. AND SUBSIDIARIES

                       SIX MONTHS ENDED JUNE 30, 1996 AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (Continued)

  Deferred Rent Obligation

     The Company is party to an operating lease agreement for its principal office facilities, which contains a provision for free rent for a certain period, with subsequent rent increases. In accordance with generally accepted accounting principles, the Company records monthly rent expense equal to the total of the payments due over the lease term, divided by the number of months of the lease term. The difference between rent expense recorded and the amount paid is credited or charged to deferred rent obligation in the accompanying consolidated balance sheets.

  Advertising Costs

     The Company participates in various advertising programs. All costs related to advertising are expensed in the period incurred. Advertising expense amounted to approximately $295,000, $464,000, $267,000 and $214,000 in 1996, 1995, 1994
and 1993, respectively.

  Recently Issued Accounting Standards

     In March 1995, the Financial Accounting Standards Board ('FASB') issued Statement No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of' ('Statement 121'). Statement 121 established accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. Statement 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use should be based on the fair value of an asset. Statement 121 became effective January 1, 1996 and did not have a material effect on the Company's financial condition or results of operations.

     In October 1995, FASB issued Statement No. 123 'Accounting for Stock-Based Compensation,' ('Statement 123'), which provides an alternative method of accounting for stock-based compensation arrangements, based on fair value of the stock-based compensation utilizing various assumptions regarding the underlying attributes of the options and the underlying stock, rather than the existing method of accounting for stock-based compensation which is provided in Accounting Principles Board Opinion No. 25, 'Accounting for Stock Issued to Employees' (APB No. 25). FASB encourages entities to adopt the fair value-based method but does not require adoption of this method. Statement 123 became effective January 1, 1996 and, based upon information presently available, is not expected to have a material impact on the Company's financial position or its results of operations.

  Earnings Per Share

     The number of shares used in the earnings per share calculation and convertible note share conversion (Note 7) has been adjusted for the 52.6 to 1.0 stock split which occurred subsequent to June 30, 1996 (Note 18).

     Primary earnings per share amounts were computed based on the weighted average number of shares actually outstanding plus the shares that would be outstanding assuming conversion of outstanding common share warrants, which are considered common share equivalents. See Note 11. The number of shares used in the computation were approximately 8,584,000 in 1996, 1995 and 1994 and 8,500,000 in 1993.

                           JUDGE, INC. AND SUBSIDIARIES

                       SIX MONTHS ENDED JUNE 30, 1996 AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (Continued)

  Earnings Per Share (Continued)

     Fully diluted earnings per share amounts for 1996, 1995, 1994 and 1993 were based on the weighted average number of shares calculated for primary earnings per share purposes increased by the number of shares that would be outstanding assuming conversion of outstanding convertible debentures. See Note 7. The number of shares used in the calculation were 9,110,000 in 1996 and 1995, 8,847,000 in 1994 and 8,500,000 in 1993.

NOTE 3. NOTE RECEIVABLE (DI)

     In connection with the JCC/DI Merger, JCC provided a $50,000 bridge loan, with interest at 11%, to DI in September 1995 to fund DI's ongoing operations and working capital requirements through the date of the expected closing of the JCC/DI Merger. The loan was collateralized by certain assets of DI. As a result of the JCC/DI Merger, no interest was charged on this loan. This receivable was included in 'other' current assets in the accompanying December 31, 1995 consolidated balance sheet.

NOTE 4. NOTE PAYABLE, BANK

     Note payable, bank, consisted of advances to Judge, JTS and JIS under a $6,400,000 line of credit at June 30, 1996. At June 30, 1996, this line of credit bore interest at the prime rate plus 1% ( 9.25% at June 30, 1996), and maximum permitted borrowing thereunder was the lesser of $6,400,000 or 80% of qualified accounts receivable, as defined in the line of credit agreement. The line of credit is collateralized by substantially all of the Company's assets, is personally guaranteed by certain shareholders and the wife of a shareholder, cross collateralized by certain subsidiaries and is subject to certain financial covenants. In addition, the Company and all of its subsidiaries are jointly and severally responsible for all of the debt outstanding under the line. Prior to January 1, 1995, the line of credit was due on demand. At June 30, 1996, the Company was in violation of certain covenants on this line, which violations were waived by the Bank. In addition, subsequent to June 30, 1996, the Bank extended the maturity date of the line from May 31, 1997 to May 31, 1998, modified certain financial covenants, and the maximum permitted borrowings were increased. See Note 18.


     Included in accounts payable and accrued expenses at June 30, 1996, December 31, 1995 and 1994 were approximately $1,755,000, $1,338,000 and
$917,000, respectively, of bank overdrafts.

                          JUDGE, INC. AND SUBSIDIARIES

                       SIX MONTHS ENDED JUNE 30, 1996 AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


NOTE 5. LONG-TERM DEBT

  Long-term debt consisted of the following:

                                                                           1996       1995       1994
                                                                         ---------  ---------  ---------

  Equipment notes payable, bank (repaid in 1995);......................  $      --  $      --  $  13,703
  Note payable, Restrictive Covenant; payable in monthly installments of $13,194, including interest imputed at 8.0%, through August 1998
    (see Note 13); repaid in full subsequent to June 30, 1996 (see Note
    18)................................................................    311,680    376,759    499,386
  Note payable, stock; payable in monthly payments of $2,039, including interest at 5.0%, through August 1998 (see Note 13); repaid in full
    subsequent to June 30, 1996 (see Note 18)..........................     50,140     60,961     81,810
  Capital lease obligations; payable in monthly installments currently aggregating $3,471, including interest at various rates, through
    March 2000; the leases transfer ownership of certain office equipment to the Company at the end of the respective lease
    terms..............................................................    105,994     59,207     31,581
  Capital lease obligations; payable in monthly installments currently aggregating $7,369, including interest at various rates, through
    December 1999; the leases transfer ownership of certain office equipment to the Company at the end of the respective lease
    terms..............................................................    160,653    192,050    136,651
  Equipment note payable; payable in monthly installments of $1,247, including interest at 8.85%, through December 1999; collateralized
    by certain equipment...............................................     44,058     49,418         --
  Equipment note payable; payable in monthly installments of $5,868, including interest at 8.5%, through March 2001; collateralized by certain equipment and personally guaranteed by the Company's
    majority shareholder...............................................    274,191         --         --
  Related Parties
    Martin E. Judge, Jr. (Founder, Chairman and Chief Executive Officer
      of the Company) -- non-interest bearing..........................      3,000     23,000     15,528
    Michael Dunn (President of Permanent Placement Business) -- payable in variable monthly installments plus interest at prime plus 2%;
      repaid in full prior to June 30, 1996............................         --     15,037     82,041
                                                                         ---------  ---------  ---------
                                                                           949,716    776,432    860,700
      Less: current portion............................................   (303,291)  (280,420)  (324,427)
                                                                         ---------  ---------  ---------
      Long-term portion................................................  $ 646,425  $ 496,012  $ 536,273
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

                          JUDGE, INC. AND SUBSIDIARIES

                       SIX MONTHS ENDED JUNE 30, 1996 AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


NOTE 5. LONG-TERM DEBT -- (CONTINUED)

     The following is a schedule of debt maturities:


                          TWELVE MONTHS
                         ENDING JUNE 30,                             AMOUNT
                         ---------------                           -----------
1997.............................................................  $   303,291
1998.............................................................      309,332
1999.............................................................      171,701
2000.............................................................      114,577
2001.............................................................       50,815
                                                                   -----------
                                                                   $   949,716
                                                                   -----------
                                                                   -----------

                          YEARS ENDING
                          DECEMBER 31,                               AMOUNT
                          ------------                            -----------
1996.............................................................  $   280,420
1997.............................................................      239,777
1998.............................................................      182,451
1999.............................................................       71,780
2000.............................................................        2,004
                                                                   -----------
                                                                   $   776,432
                                                                   -----------
                                                                   -----------

     Subsequent to June 30, 1996, $201,143 of debt obligations related to the Company's stock redemption due during the twelve month periods ending June 30, 1998 and 1999 were paid in full in satisfaction of all amounts due related to those obligations. See Notes 13 and 18.

     Interest expense charged to operations was approximately $371,000 in 1996, $670,000 in 1995, $427,000 in 1994 and $338,000 in 1993.

NOTE 6. ADVANCES FROM SHAREHOLDERS

     JCC had advances from shareholders of $115,723 at June 30, 1996, $139,906 at December 31, 1995 and $189,699 at December 31, 1994. There are no formal repayment terms, however, interest is charged monthly at various rates (from prime plus 1% to a fixed rate of 12%). Interest expense related to these advances was approximately $7,000 in 1996, $18,000 in 1995, $22,000 in 1994 and
$20,000 in 1993.

NOTE 7. CONVERTIBLE NOTES

     In 1994, Judge received $500,000 from a group of investors in the form of 10% convertible senior subordinated promissory notes. The notes mature in 1997, are subject to certain financial covenants and are convertible into 526,000 common shares (Note 2) upon the occurrence of certain events. The notes may be redeemed at any time, subject to certain contingent interest and other provisions. In addition, the financial advisor who arranged such financing will receive certain remuneration should the Company effect a successful initial public offering. The notes are guaranteed by JTS and JESF. At June 30, 1996, December 31, 1995 and 1994, the Company was in violation of certain covenants, which were waived by the note holders.

                          JUDGE, INC. AND SUBSIDIARIES

                       SIX MONTHS ENDED JUNE 30, 1996 AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


NOTE 8. INCOME TAXES

     In 1991, Judge filed a consolidated Federal income tax return with its wholly-owned subsidiaries. JTS and JCC were not included in Judge's consolidated Federal income tax return, as Judge owned less than 80% of each such Company's outstanding common shares at December 31, 1991. Under Internal Revenue regulations, JTS and JCC were not part of the consolidated group for tax purposes and filed their own Federal income tax returns. In 1992, JTS became a wholly owned subsidiary of Judge, but continued to file its own Federal income tax returns. In 1995, JTS filed a consolidated tax return with its wholly-owned subsidiaries, JPS and JTNJ. State income taxes are determined on the basis of filing separate returns for each company as required by the applicable state regulations.

     The Company adopted Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes,' as of January 1, 1993 by determining the cumulative effect on prior years of the change in method of accounting for income taxes. As of January 1, 1993, the cumulative effect on prior years of adopting SFAS No. 109 was $42,000.

     The net deferred tax asset at December 31, 1995 and 1994 included the following:


                                                                          1995          1994
                                                                       ----------    ----------
Deferred tax asset...................................................  $1,175,000    $1,004,000
Valuation allowance for deferred tax asset...........................    (945,000)     (877,000)
                                                                       ----------    ----------
Net deferred tax asset after valuation allowance.....................  $  230,000    $  127,000
                                                                       ----------    ----------
                                                                       ----------    ----------

     At December 31, 1995 and 1994, the net deferred assets of $230,000 and $127,000, respectively were included in 'prepaid income taxes and deferred taxes' in the accompanying consolidated balance sheets.

     The tax effect of major temporary differences that gave rise to the Company's net deferred tax asset are as follows:


                                                                           1995           1994
                                                                       -------------  -------------
Net operating loss carryforwards.....................................  $  952,000        $  853,000
Restrictive Covenant payments........................................     101,000            75,000
Other................................................................     122,000            76,000
                                                                       ----------        ----------
                                                                       $1,175,000        $1,004,000
                                                                       ----------        ----------
                                                                       ----------        ----------

     Income tax expense for the years ended December 31, 1995, 1994 and 1993 consisted of the following:

                                                                   1995         1994        1993
                                                                 --------     --------    ---------
Current tax expense:
  Federal.................................................       $531,000     $520,400     $180,000
  State....................................................       159,957      219,400       72,460
Deferred tax (benefit).....................................      (103,000)     (60,000)     (25,000)
                                                                 --------     --------     --------
Provision for income taxes.................................     $ 587,957     $679,800     $227,460
                                                                 --------     --------     --------
                                                                 --------     --------     --------

     In accordance with APB 28 (interim financial reporting), income taxes for the six months ended June 30, 1996 are calculated at the estimated effective annual (Federal and state) rate of 40% for JTS and 33% for Judge, Inc. As a result of operating losses, no provision for income taxes was required in 1996 for JIS.

                          JUDGE, INC. AND SUBSIDIARIES

                       SIX MONTHS ENDED JUNE 30, 1996 AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


NOTE 8. INCOME TAXES -- (CONTINUED)

     In accordance with APB 28 (interim financial reporting), income taxes for the six months ended June 30, 1996 are calculated at the estimated effective annual (Federal and state) rate of 40% for Judge Technical and 33% for Judge, Inc. As a result of operating losses, no provision for income taxes was required in 1996 for JIS.

     The effective tax rate for 1996, 1995, 1994 and 1993 was higher than the applicable statutory tax rate, due to certain expenses that were not deductible for tax purposes, Federal and state provisions at the maximum rates for JTS and net operating losses for JCC, which is consolidated for financial reporting, but not tax, purposes. A reconciliation of the Company's effective income tax rate with the statutory federal rate follows:

                                                                    YEAR ENDED DECEMBER 31,
                                                      -----------------------------------------------
                                                        1996         1995         1994         1993
                                                      --------    ---------    ---------      --------
Tax at statutory rate (34%)......................     $ 53,000    $ 363,000    $ 348,000     $ 98,000
Effect of losses of subsidiary not consolidated
  for tax purposes...............................      144,000       92,000      227,000       75,000
Non-deductible tax penalties and other permanent
  differences....................................           --       90,000           --        6,000
Other............................................           --      (31,000)     (13,000)          --
State income taxes, net of Federal tax benefit...       20,500      105,000      143,000       48,000
Federal income tax rate differentials due to
  surtax exemptions..............................      (14,000)     (31,000)     (25,000)          --
                                                      --------     --------     --------     --------
                                                      $203,500     $588,000     $680,000     $227,000
                                                      --------     --------     --------     --------
                                                      --------     --------     --------     --------

     As a result of operating losses, no provision for income taxes was required in 1996, 1995, 1994 or 1993 for JIS. For income tax reporting purposes, as of December 31, 1995 JIS had an unused operating loss carryforward of approximately $2,355,000, which will begin expiring in 2002, that may be applied against future taxable income of JIS.

NOTE 9. COMMITMENTS

     The Company and its subsidiaries lease several office facilities under operating lease agreements that expire at various times through the year 2000. Rent expense was approximately $392,000, $557,000, $394,000 and $381,000 for the six months ended June 30, 1996 and years ended December 31, 1995, 1994 and 1993, respectively. Minimum annual future rental commitments, exclusive of common area maintenance costs and utilities, are as follows:


                        TWELVE MONTHS
                       ENDING JUNE 30,                              AMOUNT
                       --------------                             ------------
1997..........................................................   $    846,000
1998..........................................................        828,000
1999..........................................................        798,000
2000..........................................................        749,000
                                                                --------------
                                                                 $  3,221,000
                                                                --------------
                                                                --------------
                                      F-14

                          JUDGE, INC. AND SUBSIDIARIES

                       SIX MONTHS ENDED JUNE 30, 1996 AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 9. COMMITMENTS -- (CONTINUED)

                         YEAR ENDING
                         DECEMBER 31,                               AMOUNT
                         -----------                             --------------
1996...........................................................  $     769,000
1997...........................................................        741,000
1998...........................................................        717,000
1999...........................................................        703,000
2000...........................................................        302,000
                                                                 -------------
                                                                 $   3,232,000
                                                                 -------------
                                                                 -------------

     Effective January 1994, the Company became self-insured for workers' compensation purposes and was liable for aggregate claims up to approximately $185,000 for 1996, $78,000 for 1995 and $116,000 for 1994. In addition, the
Company is responsible for certain fixed costs including underwriting, brokerage, reinsurance and administration costs.

     The Company is partially self-insured for health care claims for eligible active employees. The Company is liable for aggregate claims up to approximately $418,000 annually at June 30, 1996. Self-insurance costs are accrued based upon the aggregate of the liability for reported claims and an estimated liability for claims incurred but not reported.

NOTE 10. RETIREMENT PLANS

     The Company has various 401(k) retirement plans (the 'Plans') covering substantially all employees. Employees may contribute a percentage of their pre-tax salary to the Plans. Company contributions to the Plans are at the discretion of the Board of Directors. The Company charged $-0-, $-0-, $40,000 and $15,000 to operations related to the Plans in 1996, 1995, 1994 and 1993, respectively.

     Effective July 1, 1996, all the Plans were merged into one Plan. The new Plan has no Company contribution provision.

NOTE 11. SHAREHOLDERS' EQUITY (DEFICIT) AND EARNINGS PER SHARE

  Deficit and Dividends

     In accordance with the provisions of its line of credit, the Company is not permitted to declare or pay any cash dividends on its common stock. See Note 4.

  Additional Paid-In Capital

     During 1996, additional paid-in capital decreased due to the JCC/DI merger which was accounted for as a reverse acquisition and a 'pooling of interests.' (Notes 12 and 16).

  Capital Structure

     On September 4, 1996, the Company's Board of Directors voted to modify the Company's capital structure to increase the number of authorized common shares to 50,000,000 and to adjust par value per share to $.01. In addition, the Company authorized the issuance of 10,000,000 preferred shares with a par value of $.01 per share. The Board of Directors also authorized a 52.6 to 1.0 split of the

                          JUDGE, INC. AND SUBSIDIARIES

                       SIX MONTHS ENDED JUNE 30, 1996 AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


NOTE 11. SHAREHOLDERS' EQUITY (DEFICIT) AND EARNINGS PER SHARE -- (CONTINUED)

  Capital Structure -- (Continued)

outstanding common shares for shareholders of record on September 23, 1996.

  Common Shares -- Warrants

     During 1993, Judge issued to a financial advisor warrants to purchase 171,739 (Note 2) (split-adjusted) common shares of Judge. Subsequent to June 30, 1996, such warrants were exercised. See Note 18.

  Stock Option Plan

     Subsequent to June 30, 1996, the Company adopted an Incentive Stock Option and Non-Qualified Stock Option Plan (the 'Plan') for key employees and non-employee directors. Options may be granted under the Plan to purchase up to a maximum of 1,500,000 of the Company's common shares, subject to certain adjustments and restrictions. The price of each option shall be the fair market value of the shares on the date of the grant.

NOTE 12. CAPITAL STRUCTURE OF JIS

  Common Stock

     In 1993, JCC issued to a financial advisor, warrants to purchase common shares of JCC equal to 2% of its outstanding common shares at a purchase price of $.005 per share. JCC issued 211,327 common shares to the financial adviser in 1995 upon the exercise of these warrants.

  Preferred Shares

     During 1991, the capital structure of JCC was modified to authorize 10,000,000 $.10 par value preferred shares. During 1991, $100,000 of debentures and $266,577 of investor loans payable were converted to 1,000,000 and 2,665,770 preferred shares, respectively. Accrued interest of approximately $97,000 relating to these payables was contributed to capital.

     The JCC preferred shares bore cumulative dividends at an annual rate of $.005 per share. Cumulative dividends in arrears at December 31, 1995 and 1994 were approximately $74,000 and $55,000, respectively. No dividends were declared or paid in 1996, 1995, 1994 or 1993. In February 1996, the preferred shareholders waived receipt of all dividends due them. In February 1996, the preferred shareholders converted their preferred shares into JCC common shares on a one-to-one basis.

     At December 31, 1995, 1994 and 1993, these preferred shares were eliminated in consolidation and were presented at no value in minority interest, due to the extent of JCC's shareholders' deficit at December 31, 1995, 1994 and 1993.

     In February 1996, JCC's Board of Directors authorized additional preferred shares, consisting of 1,125,000 $.01 par value Series A Convertible Preferred Shares and 25,000 $1,000 stated value Series B Preferred Shares.

                          JUDGE, INC. AND SUBSIDIARIES

                       SIX MONTHS ENDED JUNE 30, 1996 AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


NOTE 12. CAPITAL STRUCTURE OF JIS -- (CONTINUED)

     In February 1996, JIS raised approximately $1,097,000 ($888,000, net of costs) in a private offering of 822,628 Series A Convertible Preferred Shares at a purchase price per share of $1.33. The Preferred A Shares are convertible into JIS common shares at the holder's option, and conversion is mandatory at the time of a subsequent public offering of common shares by JIS in excess of $5 million. The Preferred Shares carry a cumulative dividend of 7% per year, and holders have a liquidation preference prior to the common shareholders and all other existing classes. In the event JIS does not complete a public offering by the eighth anniversary of the JCC/DI Merger, then JIS will have the right to redeem the outstanding Series A Preferred Shares. See Note 16.(1) At June 30, 1996, this preferred stock is presented at $659,000 as minority interest in the accompanying consolidated financial statements.

     In February, 1996, and at the effective time of the JCC/DI Merger, advances from the Company to JCC in the aggregate of $1,520,000 were converted into 1,500 Series B Preferred Shares of JCC, which were immediately converted into the same number of shares of Series B Preferred Stock of JIS. The JIS Series B Preferred Stock carries a cumulative annual dividend of 10%, are not convertible, do not have a liquidation preference and are subject to mandatory redemption.

NOTE 13. STOCK REDEMPTION (JTS)

     An employee of JTS (the 'Minority Shareholder') acquired an aggregate of 400 common shares of JTS over a period of time ending in 1990. The aggregate purchase price for these shares was paid by the Minority Shareholder in the form of unsecured promissory notes. At December 31, 1991, the aggregate outstanding principal amount of these notes was $66,409.

     On August 12, 1992, JTS redeemed the Minority Shareholder's shares for $266,000 (of which $40,000 was paid in cash, $59,405 represented debt forgiveness, and $126,595 was payable in 72 equal monthly installments). In connection with this redemption, JTS agreed to pay the Minority Shareholder $333 per month for six years pursuant to an agreement and $13,194 per month for 72 months ($950,000 in the aggregate) pursuant to the Restrictive Covenant. The Restrictive Covenant and the related liability were recorded at the net present value of the payments, at an assumed interest rate of 8% (or $752,539). The unpaid portions of the above liabilities were satisfied in full by JTS subsequent to June 30, 1996. See Notes 5 and 18.

NOTE 14. SETTLEMENT OF PAYROLL TAX OBLIGATION

     During 1994, the Company entered into an agreement with the Internal Revenue Service (the 'IRS') regarding the payment of approximately $882,000 of past-due payroll taxes, relating principally to the second and third quarters of 1993, and related assessed interest.

     The parties agreed to an extended repayment term requiring a $150,000 down payment and $22,000 per month beginning June 1994 until the total liability, which had been subordinated to the Company's bank, was paid in full. In connection with the past due payroll taxes, the Company was disputing certain related penalty and interest amounts. Subsequent to June 30, 1996, the Company entered into a tentative settlement agreement with the IRS, and at June 30, 1996, approximately $280,000 for penalty and interest is included in accounts payable and accrued expenses in the accompanying consolidated balance sheet, bringing the total outstanding liability related to the payroll taxes to approximately $479,000 at June 30, 1996. In July 1996, the remaining liability existing at that time ($445,000) was paid in full. See Note 18.

----------
(1) At June 30, 1996, this preferred stock is presented at $659,000 as "minority interest" in the accompanying consolidated balance sheet. $229,000 of JIS losses have been allocated to this minority interest in the accompanying consolidated financial statements.

                          JUDGE, INC. AND SUBSIDIARIES

                       SIX MONTHS ENDED JUNE 30, 1996 AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


NOTE 15. STATEMENT OF CASH FLOWS

     Supplemental disclosure of non-cash investing and financing transactions:

     During 1996, the Company entered into certain financing arrangements for the purchase of property and equipment in the amount of approximately $348,000.

     Effective February 29, 1996, JCC and DI effected a Business Combination (see Note 16):


Acquisition of Business:
    Inventories................................................    $   39,101
    Accounts receivable........................................       104,127
    Property and equipment.....................................       150,034
    Other assets...............................................        10,780
                                                                 ------------
                                                                      304,042
    Accounts payable and accrued expenses......................  (     82,087)
    Due to Judge...............................................  (    100,000)
    Deferred revenue and customer deposits.....................  (    362,037)
                                                                 ------------
    Net liabilities assumed in business combination............  (   $240,082)
                                                                 ------------
                                                                 ------------

     During 1995, the Company entered into certain financing arrangements for the purchase of property and equipment in the amount of approximately $264,000.

     During 1994, the Company entered into certain capital lease arrangements for the purchase of property and equipment in the amount of approximately $228,000.

NOTE 16. BUSINESS COMBINATION (THE JCC/DI MERGER)

     On September 13, 1995, JCC and DI signed a Letter of Intent relating to the JCC/DI Merger. On December 1, 1995, JCC and DI executed the JCC/DI Merger Agreement, which was amended effective December 20, 1995 and February 26, 1996. The JCC/DI Merger was consummated effective February 29, 1996.

     In the JCC/DI Merger, JCC was merged into DI. DI survived the merger and changed its name to JIS. JIS continued to be a public reporting company. In connection with the merger, the Certificate of Incorporation of JIS was amended to increase its authorized capital by 1,125,000 shares of $.01 value Series A Convertible Preferred Stock (the 'Series A Preferred'), 1,500 shares of $1,000 stated value Series B Preferred Stock (the 'Series B Preferred') and 3,873,500 shares of 'blank check' preferred stock (for an aggregate of 5,000,000 shares of new preferred stock). The Series A Preferred and Series B Preferred have essentially the same rights and privileges as the Series A Convertible Preferred Shares and Series B Preferred Shares of JCC existing immediately prior to the merger.

     In the JCC/DI Merger, each stockholder of DI received one share of JIS common stock for every 31.96 shares of DI common stock held thereby immediately prior to the merger, and each shareholder of JCC received one share of JIS common stock for every 2.83 common shares of JCC held thereby immediately prior to the merger. In addition, the JCC Series A Convertible Preferred Shares and the Series B Shares outstanding prior to the JCC/DI Merger were converted into the same numbers of Series A Preferred and Series B Preferred, respectively.

     The conversion ratios were calculated so that, after giving effect to certain reserved shares for issuance to employees following the merger and assuming the sale of the maximum of 1,125,000 Series A Convertible Preferred Shares offered in JCC's 1995 private offering (822,628 were actually

                          JUDGE, INC. AND SUBSIDIARIES

                       SIX MONTHS ENDED JUNE 30, 1996 AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


NOTE 16. BUSINESS COMBINATION (THE JCC/DI MERGER) -- (CONTINUED)


sold) and the conversion of such maximum number of Series A Convertible Preferred Shares to JCC common shares, there would be approximately 5,000,000 shares of common stock of JIS outstanding immediately following the merger, of which holders of DI common stock immediately prior to the merger were to receive in the aggregate approximately 5% (approximately 250,000 shares) and the holders of JCC common shares and Series A Convertible Preferred Shares immediately prior to the merger were to receive in the aggregate approximately 95% (approximately 4,750,000 shares). The Series B Preferred Stock was not included in the foregoing percentage calculations.

     The JCC/DI Merger was accounted for as a 'reverse acquisition' whereby JCC, in substance, acquired DI, allocating the fair value of JCC shares exchanged over the relative fair value of assets and liabilities of DI (assumed to equal its book value) prior to the merger. No value was ascribed to DI's net loss carryforwards as a result of limitations on these carryforwards subsequent to the change in control.

NOTE 17. SEGMENT INFORMATION

     The Company's operations cover two industry segments, the Contract and Permanent Placement segment (consisting of the Company's Contract Placement business and Permanent Placement business) and the Imaging and Network Services segment. The following represents financial information for each of the Company's reportable industry segments:


                                                      CONTRACT AND     IMAGING AND
                                                       PERMANENT        NETWORK
                                                       PLACEMENT        SERVICES    ELIMINATIONS       TOTAL
                                                    --------------   -------------  -------------  -------------
Sales to unaffiliated customers...................  $   31,217,187   $   6,109,979  $          --  $   37,327,166
Intersegment sales................................              --          44,520         44,520              --
                                                    ---------------  -------------  -------------  --------------
  Total revenues..................................  $   31,217,187   $   6,154,499  $      44,520  $   37,327,166
                                                    ---------------  -------------  -------------  --------------
                                                    ---------------  -------------  -------------  --------------
Income (loss) from operations.....................  $      862,784   ($    335,301) $          --  $      527,483
                                                    ---------------  -------------  -------------  --------------
                                                    ---------------  -------------  -------------  --------------
Net income (loss).................................  $      377,827   ($    425,283) ($    229,000) $      181,544
                                                    ---------------  -------------  -------------  --------------
                                                    ---------------  -------------  -------------  --------------
Depreciation and amortization.....................  $      212,228   $      49,880  $          --  $      262,108
                                                    ---------------  -------------  -------------  --------------
                                                    ---------------  -------------  -------------  --------------
Identifiable assets...............................  $   13,412,406   $   3,477,404  $   1,868,925  $   15,020,885
                                                    ---------------  -------------  -------------  --------------
                                                    ---------------  -------------  -------------  --------------
Capital expenditures..............................  $      511,935   $     144,924  $          --  $      656,859
                                                    ---------------  -------------  -------------  --------------
                                                    ---------------  -------------  -------------  --------------

                                      F-19

                          JUDGE, INC. AND SUBSIDIARIES

                       SIX MONTHS ENDED JUNE 30, 1996 AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


NOTE 17. SEGMENT INFORMATION -- (CONTINUED)

                                                                                1995
                                                    -------------------------------------------------------------
                                                     CONTRACT AND     IMAGING AND
                                                       PERMANENT        NETWORK
                                                       PLACEMENT       SERVICES     ELIMINATIONS       TOTAL
                                                    ---------------  -------------  -------------  --------------

Sales to unaffiliated customers...................   $  55,079,572   $   8,219,781  $          --  $   63,299,353
Intersegment sales................................              --         480,000        480,000              --
                                                    ---------------  -------------  -------------  --------------
  Total revenues..................................   $  55,079,572   $   8,699,781  $     480,000  $   63,299,353
                                                    ---------------  -------------  -------------  --------------
                                                    ---------------  -------------  -------------  --------------
Income (loss) from operations.....................   $   1,810,035   ($     46,156) $          --  $    1,763,879
                                                    ---------------  -------------  -------------  --------------
                                                    ---------------  -------------  -------------  --------------
Net income (loss).................................   $     751,041   ($    272,458) ($      7,057) $      485,640
                                                    ---------------  -------------  -------------  --------------
                                                    ---------------  -------------  -------------  --------------
Depreciation and amortization.....................   $     384,419   $      37,194  $          --  $      421,613
                                                    ---------------  -------------  -------------  --------------
                                                    ---------------  -------------  -------------  --------------
Identifiable assets...............................   $  10,900,309   $   2,530,930  $   1,799,375  $   11,631,864
                                                    ---------------  -------------  -------------  --------------
                                                    ---------------  -------------  -------------  --------------
Capital expenditures..............................   $     474,100   $     163,207  $          --  $      637,307
                                                    ---------------  -------------  -------------  --------------
                                                    ---------------  -------------  -------------  --------------

                                                                                1994
                                                    -------------------------------------------------------------
                                                     CONTRACT AND     IMAGING AND
                                                       PERMANENT        NETWORK
                                                       PLACEMENT       SERVICES     ELIMINATIONS       TOTAL
                                                    ---------------  -------------  -------------  --------------

Sales to unaffiliated customers...................   $  41,480,081   $   3,773,336  $          --  $   45,253,417
Intersegment sales................................              --         402,000        402,000              --
                                                    ---------------  -------------  -------------  --------------
  Total revenues..................................   $  41,480,081   $   4,175,336  $     402,000  $   45,253,417
                                                    ---------------  -------------  -------------  --------------
                                                    ---------------  -------------  -------------  --------------
Income (loss) from operations.....................   $   1,956,082   ($    513,441) $          --  $    1,442,641
                                                    ---------------  -------------  -------------  --------------
                                                    ---------------  -------------  -------------  --------------
Net income (loss).................................   $   1,009,858   ($    666,607) $          --  $      343,251
                                                    ---------------  -------------  -------------  --------------
                                                    ---------------  -------------  -------------  --------------
Depreciation and amortization.....................   $     307,090   $      33,618  $          --  $      340,708
                                                    ---------------  -------------  -------------  --------------
                                                    ---------------  -------------  -------------  --------------
Identifiable assets...............................   $   8,655,125   $   1,050,453  $   1,688,239  $    8,017,339
                                                    ---------------  -------------  -------------  --------------
                                                    ---------------  -------------  -------------  --------------
Capital expenditures..............................   $     457,213   $      22,756  $          --  $      479,969
                                                    ---------------  -------------  -------------  --------------
                                                    ---------------  -------------  -------------  --------------

                                                                                1993
                                                    -------------------------------------------------------------
                                                     CONTRACT AND     IMAGING AND
                                                       PERMANENT        NETWORK
                                                       PLACEMENT       SERVICES     ELIMINATIONS       TOTAL
                                                    ---------------  -------------  -------------  --------------

Sales to unaffiliated customers...................   $  30,667,821   $   4,401,046  $          --  $   35,068,867
Intersegment sales................................          90,000              --         90,000              --
                                                    ---------------  -------------  -------------  --------------
  Total revenues..................................   $  30,757,821   $   4,401,046  $      90,000  $   35,068,867
                                                    ---------------  -------------  -------------  --------------
                                                    ---------------  -------------  -------------  --------------
Income (loss) from operations.....................   $     757,424   ($    136,572) $          --  $      620,852
                                                    ---------------  -------------  -------------  --------------
                                                    ---------------  -------------  -------------  --------------
Net income (loss).................................   $     321,546   ($    220,158) $          --  $      101,388
                                                    ---------------  -------------  -------------  --------------
                                                    ---------------  -------------  -------------  --------------
Depreciation and amortization.....................   $     256,748   $      29,525  $          --  $      286,273
                                                    ---------------  -------------  -------------  --------------
                                                    ---------------  -------------  -------------  --------------
Identifiable assets...............................   $   6,105,562   $   1,023,455  $   1,442,240  $    5,686,777
                                                    ---------------  -------------  -------------  --------------
                                                    ---------------  -------------  -------------  --------------
Capital expenditures..............................   $      69,784   $      21,681  $          --  $       91,465
                                                    ---------------  -------------  -------------  --------------
                                                    ---------------  -------------  -------------  --------------

     See Note 2 for summary of significant accounting policies.

                          JUDGE, INC. AND SUBSIDIARIES

                       SIX MONTHS ENDED JUNE 30, 1996 AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993



NOTE 18. SUBSEQUENT EVENTS

     Subsequent to June 30, 1996, the following occurred:

     o The Company (JTS) reached a settlement agreement with the IRS regarding past due payroll taxes and related interest and penalties (Note 14);

     o The Company (JTS) reached an agreement with a former minority shareholder (Note 13) to settle at less than face value the remaining balances on certain notes payable (Note 5);

     o The Company increased its Bank credit facility to approximately $11,000,000 (Note 4);

     o The Company engaged an investment banking firm to assist it in a public offering of its common stock;

     o The Company adopted an Incentive Stock Option and Non-Qualified Stock Option Plan for key employees and non-employee directors (Note 11);

     o The Company modified its capital structure and authorized a stock split (Note 11);

     o The Company acquired 100% of the outstanding stock of an information technology training organization for a total purchase price of $2,322,200. The transaction will be accounted for as a purchase and is expected to result in goodwill of approximately $2,200,000. In the event the Company is successful in its public offering of its common stock, the purchase price will be paid in cash, notes and shares of the Company's stock. In the event the public offering is not completed, consideration will be in the form of cash and notes;

     o The Company acquired substantially all of the assets and assumed substantially all of the liabilities of an imaging and network services organization for a total purchase price of $547,252. The transaction will be accounted for as a purchase and is expected to result in goodwill of approximately $945,000. In the event the Company is successful in its public offering of its common stock, the purchase price will be paid principally in cash at closing. In the event the public offering is not completed, consideration will be principally in the form of a note payable;

     o The common stock warrants to purchase 171,739 shares (Notes 2 and 7) of Judge described in Note 11 have been exercised.

     o The Boards of Directors of Judge, Inc. and JIS approved the merger of JIS into a newly-formed, wholly-owned subsidiary of Judge, Inc. This merger is subject to approval by the shareholders of JIS and a successful public offering of the Company's common shares.

                               JUDGE GROUP, INC.
                  PRO FORMA CONSOLIDATING FINANCIAL STATEMENTS
                                  (UNAUDITED)

PRO FORMA CONSOLIDATING FINANCIAL STATEMENTS.............................................................     F-23

NOTES TO PRO FORMA CONSOLIDATING BALANCE SHEET, JUNE 30, 1996............................................     F-25

PRO FORMA CONSOLIDATING BALANCE SHEET, JUNE 30, 1996.....................................................     F-27

NOTE TO PRO FORMA CONSOLIDATING STATEMENTS OF OPERATIONS, SIX MONTHS ENDED JUNE 30, 1996 AND YEAR ENDED
  DECEMBER 31, 1995......................................................................................     F-29

PRO FORMA CONSOLIDATING STATEMENT OF OPERATIONS, YEAR ENDED DECEMBER 31, 1995............................     F-30

PRO FORMA CONSOLIDATING STATEMENT OF OPERATIONS, SIX MONTHS ENDED JUNE 30, 1996..........................     F-31

                               JUDGE GROUP, INC.
                  PRO FORMA CONSOLIDATING FINANCIAL STATEMENTS
                                  (UNAUDITED)

     The following unaudited pro forma consolidating financial statements give effect to a public offering of common shares of the Judge Group, Inc. ('Judge') as described elsewhere in the Registration Statement, certain proposed transactions of Judge, including a reorganization in which Judge, Inc. changed its name to the Judge Group, Inc. and transferred all of its business, assets and liabilities to a new wholly-owned subsidiary (named Judge, Inc.) formed to conduct that business after the reorganization, in exchange for all of the issued and outstanding stock of the new subsidiary, a stock split of Judge common shares (approximately 52.6 to 1), a conversion of Judge convertible debentures of $500,000 into shares of its common stock, an exercise of 3,265 outstanding warrants to purchase common stock, and certain business combinations with Judge Imaging Systems, Inc. ('Imaging') (a consolidated subsidiary of Judge), with The Berkeley Associates Corporation ('Berkeley') and with Systems Automation, Inc. ('Systems'). The pro forma balance sheet gives effect to all of the transactions as if they occurred on June 30, 1996. The pro forma balance sheet is presented for informational purposes only and does not purport to be indicative of the financial condition that actually would have resulted if the business combinations had been consummated at June 30, 1996. The pro forma statements of operations for 1995 and for the six months ended June 30, 1996, give effect to all of the business transactions as if they occurred on January 1, 1995 and January 1, 1996, respectively. The pro forma statements of operations are also presented for informational purposes only and do not purport to be indicative of the results of operations that actually would have resulted if the business combinations had been consummated at January 1, 1995 and January 1, 1996, respectively. The pro forma adjustments relate to various transactions which occurred subsequent to June 30, 1996 and/or which will occur prior to or on the effective date of the proposed public offering. These pro forma financial statements should be read in conjunction with the separate historical financial statements of Judge, Berkeley, Systems, and Imaging and notes thereto, which are included elsewhere in this Registration Statement.

     The following is a description of the terms of the business combination between Judge and Berkeley which give rise to certain pro forma adjustments on the accompanying pro forma consolidating financial statements. On or about September 26, 1996 Judge purchased 100% of the outstanding stock of Berkeley for a total purchase price of $2,322,200. In the event that Judge successfully completes the public offering of stock currently being contemplated herein, then the following terms apply. (In the event the public offering is not completed, a revised payment schedule applies.) At settlement a cash payment of $175,000 is to be made, and payments of $50,000 per month commencing October 1, 1996 through December 1, 1996 become payable. At consummation of the public offering Judge will provide to sellers of Berkeley a cash payment of $1,000,000 less cash paid at settlement, plus the number of shares of stock of Judge that would equate to $300,000 divided by the public offering price per share, plus a promissory note in the amount of $300,000 bearing interest at the rate of 8% per annum and payable in equal monthly installments commencing January 1, 1997 through August 1, 2000, plus $60,000 for a deferred withdrawal of cash. The remainder of the purchase price, $572,200, is considered a holdback payment, as is an additional cash withdrawal of $70,000 anticipated to occur prior to the settlement date but deferred in accordance with the purchase agreement. The $572,200 holdback payment portion of the above purchase price is to be paid following the completion of an audit of Berkeley for the 1996 fiscal year end and contingent on Berkeley reaching certain target pre-tax income amounts. The $70,000 deferred cash withdrawal represents a withdrawal of cash for income taxes by the shareholders of Berkeley, and is to be paid to the selling shareholders no later than April 15, 1997. The base target pre-tax income ('base') for Berkeley for 1996 is $250,000. In the event that Berkeley's pre-tax income exceeds the base but is less than $350,000, then it is entitled to a payment of a portion of the holdback payments calculated by multiplying the $572,200 by a fraction determined as follows. The denominator of the fraction shall be $100,000 (the difference between $250,000 base and $350,000) and the numerator shall be the amount by which pre-tax income exceeds $250,000. In the event 1996 pre-tax income equals or exceeds

                               JUDGE GROUP, INC.
          PRO FORMA CONSOLIDATING FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

$350,000 then the full amount of the holdback payments shall be payable in the form of a promissory note providing for 36 equal monthly payments of principal plus interest at 8% per annum. In the event that 1996 pre-tax income is less than $350,000, but greater than the base, payment shall be calculated as above and any remainder of the $572,200 still unpaid shall remain unpaid pending completion of an audit of Berkeley's books and records for fiscal year end 1997. Payment of any such remainder shall be subject to Berkeley attaining a certain 1997 pre-tax income target. The base target pre-tax income for 1997 is $430,000. In the event pre-tax income for 1997 equals or exceeds the base amount, then payment of any remainder still unpaid shall be effected in the form of a promissory note providing for payment over 36 equal monthly installments of principal plus interest at 8% per annum. In the event 1997 pre-tax income is less than $430,000 then no additional payments are to be made and any remainder from 1996 is forfeited. The accompanying pro forma consolidating financial statements reflect the purchase terms effective in the event of the successful completion of a public offering of Judge stock and the assumption that Berkeley's pre-tax income for 1996 is sufficient to require the full payment of the $572,200 holdback.

     The following is a description of the terms of the business combination between Judge and Systems which give rise to certain pro forma adjustments on the accompanying pro forma consolidating financial statements. On or about September 2, 1996 Judge purchased substantially all of the tangible and intangible assets of Systems for a total purchase price of $547,252. In the event that Judge successfully completes the public offering of stock currently being contemplated herein, then the following terms apply. (In the event the public offering is not completed, a revised payment schedule applies.) At settlement a cash payment of $75,000 is to be made. Within 15 days of the consummation of the public offering a cash payment of $472,252 shall be made. The accompanying pro forma consolidating financial statements reflect the purchase terms effective in the event of the successful completion of a public offering of Judge stock.

     The pro forma consolidating statements of operations include the results of operations of Imaging on a pro forma basis, as though its merger with DataImage, Inc. occurred on January 1, 1995 and January 1, 1996, respectively. (The description of that merger and pro forma statements of operations pertaining solely to that transaction are included in the Form 10-Q for Imaging for the six months ended June 30, 1996, and which is incorporated by reference in the Registration Statement.) In addition, as more fully described in the Registration Statement, Judge will, immediately prior to the public offering, merge with Imaging in a statutory merger in which Imaging will merge into a newly organized, wholly-owned subsidiary of Judge. The newly organized subsidiary will be the surviving Corporation and change its name to Judge Imaging, Inc. As a result, Imaging will become a wholly-owned subsidiary of Judge at the time of the offering. In the merger each Imaging common share (not already owned by Judge) or Series A Preferred share outstanding at the time of the merger will be converted in the merger into $2.50 of value, payable in Judge common shares. Since Imaging is effectively controlled by Judge (by virtue of the combined ownership of Imaging by its parent, Judge, and Martin E. Judge, Jr., the principal owner of Judge, being in excess of 50%) the transaction will be accounted for as a corporate reorganization of entities under common control ('as-if pooling'), with no resulting increase recorded in the recorded assets and liabilities of each company.

                               JUDGE GROUP, INC.

                 NOTES TO PRO FORMA CONSOLIDATING BALANCE SHEET
                                   (UNAUDITED)
                                  JUNE 30, 1996

     (1) Adjustment to record $26,800,000 proceeds of sale of 3,000,000 shares of common stock at $10.00 per share, net of commissions of $2,100,000 and estimated costs of approximately $1,100,000; record payment of $175,000 cash at the time of purchase of The Berkeley Associates Corporation ('Berkeley'), $975,000 additional cash and $60,000 deferred cash withdrawal at the successful completion of the public offering; record payment of $75,000 cash at the time of the business combination of Systems Automation, Inc. ('Systems'), and $472,252 additional cash at the successful completion of the public offering.

     (2) Adjustment to record the goodwill created by the business combinations of Berkeley and Systems calculated as follows:


                        BERKELEY                                                   SYSTEMS
                        --------                                                   -------
Purchase price............................  $   2,322,200  Purchase price............................  $   547,252
Less: Shareholders Equity.................        112,123  Less assets purchased.....................      290,580
                                            -------------
Goodwill..................................  $   2,210,077  Plus liabilities assumed..................      688,702
                                            -------------                                              -----------
                                            -------------
                                                           Goodwill..................................  $   945,374
                                                                                                       -----------
                                                                                                       -----------

     The above calculations of Goodwill assume that the fair values of the assets and liabilities of Berkeley and Systems as of June 30, 1996 equal their recorded values at that date. Goodwill will be amortized equally over 180 months for Berkeley, and 120 months for Systems.

     (3) Adjustment to record the liability for the $572,000 holdback payments to Berkeley.

     (4) Adjustments to record the following equity transactions:

Split existing shares (52.6 to 1) into 8,416,000 shares of Judge common stock,
  par value $.01...............................................................  $    83,360
Sale and issuance of 3,000,000 shares of common stock of Judge, par value
  $.01.........................................................................       30,000
Elimination of common stock of Berkeley at June 30, 1996.......................      (15,620)
Elimination of common stock of Systems at June 30, 1996........................      (30,000)
Issuance of 30,000 shares of common stock of Judge, par value $.01 to sellers
  of Berkeley ($300,000/$10)...................................................          300
Merger of Judge and Imaging; issuance of 892,748 Judge shares ($.01 par value)
  in exchange for 2,748,363 minority owned common shares and 822,628 preferred
  shares of Imaging............................................................        8,927
Exercise of 3,265 warrants for 171,739 common shares ..........................        1,717
Conversion of convertible debentures (see note 6 below)........................        5,260
                                                                                 -----------
Pro forma adjustments to common stock..........................................  $    83,944
                                                                                 -----------
                                                                                 -----------

                               JUDGE GROUP, INC.

                                  JUNE 30, 1996
                                   (UNAUDITED)

Reduction in paid in capital due to stock split (see above)...............  ($        83,360)
Additional paid in capital from sale of 3,000,000 shares of common stock of Judge ($26,800,000 proceeds less $30,000 common stock issued
  above)..................................................................        26,770,000
Elimination of additional paid in capital of Berkeley.....................           (52,670)
Paid in capital from issuance of 30,000 shares of common stock to sellers
  of Berkeley.............................................................           299,700
Merger of Judge and Imaging (see above)...................................           650,073
Reduction in paid in capital due to exercise of warrants (see above)......            (1,717)
Conversion of convertible debentures (see note 6 below)...................           494,740
                                                                            ----------------
Pro forma adjustments to additional paid in capital.......................  $     28,076,766
                                                                            ----------------
                                                                            ----------------
Reduction of minority interest due to merger of Judge and Imaging (see
  above)..................................................................  ($       659,000)
                                                                            ----------------
                                                                            ----------------
Reduction of retained earnings of Berkeley by deferred cash withdrawals...  ($       130,000)
Elimination of adjusted retained earnings of Berkeley.....................          (107,488)
Elimination of deficit of Systems.........................................           428,122
                                                                            ----------------
Pro forma adjustments to retained earnings................................  $        190,634
                                                                            ----------------
                                                                            ----------------

     (5) Adjustment to record a $70,000 deferred withdrawal by the sellers of Berkeley, which is payable by April 15, 1997. (See description of the terms of the business combination between Judge and Berkeley.)

     (6) Adjustment to record conversion of $500,000 of convertible debentures into 526,000.

     (7) Adjustment to record note payable to sellers of Berkeley. (See description of the terms of the business combination between Judge and Berkeley.)

                               JUDGE, GROUP, INC.

                     PRO FORMA CONSOLIDATING BALANCE SHEET
                                 JUNE 30, 1996
                                   (UNAUDITED)

                                     ASSETS

                                                                                                       PRO FORMA
                                             JUDGE GROUP, INC.              SYSTEM      PRO FORMA    CONSOLIDATED
                                              JUNE 30, 1996    BERKELEY   AUTOMATION   ADJUSTMENTS   JUNE 30, 1996
                                             ----------------  ---------  -----------  ------------  -------------
CURRENT ASSETS:
  Cash.....................................    $     28,433    $  89,806   $  20,882   $ 25,042,748(1)  $25,181,869
  Accounts receivable, net.................      11,368,815      290,340     168,716                     11,827,871
  Inventories..............................         679,366            0      16,629                        695,995
  Prepaid taxes and deferred tax benefit...         476,076       38,053           0                        514,129
  Other....................................         310,676            0       3,975              0         314,651
                                               ------------    ---------   ---------   ------------     -----------
    TOTAL CURRENT ASSETS...................      12,863,366      418,199     210,202     25,042,748      38,534,515
                                               ------------    ---------   ---------   ------------     -----------

PROPERTY AND EQUIPMENT:
  Furniture and office equipment...........       2,711,775      576,716      55,308                      3,343,799
  Automotive equipment.....................          42,224            0           0                         42,224
  Leasehold improvements...................          33,879        6,595           0              0          40,474
                                               ------------    ---------   ---------   ------------     -----------
                                                  2,787,878      583,311      55,308              0       3,426,497
  Less: accumulated depreciation and
    amortization...........................       1,236,625      404,967           0              0       1,641,592
                                               ------------    ---------   ---------   ------------     -----------
    NET PROPERTY AND EQUIPMENT.............       1,551,253      178,344      55,308              0       1,784,905
                                               ------------    ---------   ---------   ------------     -----------
OTHER ASSETS:
  Due from subsidiaries/affiliate..........               0            0      20,367              0          20,367
  Receivables -- officers and employees....         375,774            0           0              0         375,774
  Deposits.................................         102,384            0           0              0         102,384
  Investment in subsidiaries, at cost......               0            0           0              0               0
  Other....................................         106,812            0       4,703              0         111,515
  Goodwill.................................               0            0           0      3,155,451(2)    3,155,451
  Covenant not to compete, net of
    accumulated amortization...............          21,296            0           0              0          21,296
                                               ------------    ---------   ---------   ------------     -----------
    TOTAL OTHER ASSETS.....................         606,266            0      25,070      3,155,451       3,786,787
                                               ------------    ---------   ---------   ------------     -----------
                                               $ 15,020,885    $ 596,543   $ 290,580   $ 28,198,199     $44,106,207
                                               ------------    ---------   ---------   ------------     -----------
                                               ------------    ---------   ---------   ------------     -----------



                               JUDGE, GROUP, INC.

                     PRO FORMA CONSOLIDATING BALANCE SHEET
                                 JUNE 30, 1996
                                   (UNAUDITED)

                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

                                                                                                         PRO FORMA
                                            JUDGE GROUP, INC.               SYSTEM      PRO FORMA      CONSOLIDATED
                                              JUNE 30, 1996    BERKELEY   AUTOMATION   ADJUSTMENTS     JUNE 30, 1996
                                             ----------------  ---------  -----------  ------------    -------------
CURRENT LIABILITIES:
  Current portion of long-term debt........    $    303,291    $  87,013   $ 202,748   $          0     $   593,052
  Current portion of payroll tax
    obligations............................         199,554            0           0              0         199,554
  Accounts payable and accrued expenses....       4,517,019       80,458     255,865         70,000 (5)   4,923,342
  Payroll and sales taxes..................         610,025       30,927           0              0         640,952
  Income taxes payable.....................               0            0         456              0             456
  Deferred revenue and customer deposits...         571,414       53,481     229,633              0         854,528
  Advances from shareholders...............         115,723            0           0              0         115,723
                                               ------------    ---------   ---------   ------------     -----------
    TOTAL CURRENT LIABILITIES..............       6,317,026      251,879     688,702         70,000       7,327,607
                                               ------------    ---------   ---------   ------------     -----------
LONG-TERM LIABILITIES:
  Note payable, bank.......................       6,358,063            0           0              0       6,358,063
  Deferred rent obligation.................         143,672            0           0              0         143,672
  Due to subsidiaries......................               0            0           0              0               0
  Debt obligations, net of current
    portion................................         646,425      102,541           0              0         748,966
  Deferred payments to Berkeley
    shareholders...........................               0            0           0        572,200 (3)     572,200
  Note payable, Berkeley shareholders......               0            0           0        300,000 (7)     300,000
  Convertible debentures...................         500,000            0           0       (500,000)(6)           0
                                               ------------    ---------   ---------   ------------     -----------
    TOTAL LONG-TERM LIABILITIES............       7,648,160      102,541           0        372,200       8,122,901
                                               ------------    ---------   ---------   ------------     -----------
MINORITY INTEREST..........................         659,000                                (659,000)(4)           0
SHAREHOLDERS' EQUITY:
  Common stock.............................             800       15,620      30,000         83,944 (4)     130,364
  Preferred stock..........................               0            0           0              0 (4)           0
  Additional paid-in capital...............         450,938       52,670           0     28,076,766 (4)  28,580,374
  Retained earnings (deficit)..............         (55,039)     237,488    (428,122)       190,634 (4)     (55,039)
                                               ------------    ---------   ---------   ------------     -----------
                                                    396,699      305,778    (398,122)    28,351,344      28,655,699
  Less: Treasury stock, at cost............               0      (63,655)          0         63,655 (4)           0
                                               ------------    ---------   ---------   ------------     -----------
    TOTAL SHAREHOLDERS' EQUITY (DEFICIT)...         396,699      242,123    (398,122)    28,414,999      28,655,699
                                               ------------    ---------   ---------   ------------     -----------
                                               $ 15,020,885    $ 596,543   $ 290,580   $ 28,198,199     $44,106,207
                                               ------------    ---------   ---------   ------------     -----------
                                               ------------    ---------   ---------   ------------     -----------



                               JUDGE, GROUP, INC.

                               NOTES TO PRO FORMA
                     CONSOLIDATING STATEMENTS OF OPERATIONS
        SIX MONTHS ENDED JUNE 30, 1996 AND YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

     (1) Adjustments to reflect amortization of goodwill, as discussed in Note 2 in Notes to Pro Forma Consolidating Balance Sheets.

     (2) Adjustments to reflect interest expense on notes payable, resulting from business combination with Berkeley of $61,849 in the year ended December 31, 1995 and $32,850 in the six months ended June 30, 1996.

     (3) Adjustments to record reduction in interest expense, relating to conversion of convertible debentures into Judge common stock, of $50,000 in the year ended December 31, 1995 and $25,000 in the six months ended June 30, 1996.

     (4) Adjustment to record merger of Judge and Imaging as though it occurred at the beginning of each of the pro forma periods presented. The adjustment represents the elimination of the minority interest for each of the periods presented.

     (5) Adjustments to provide for Federal and state income tax expense (benefit) attributable to income (loss) of Berkeley and Systems as well as the amortization of goodwill and interest expense recognized in adjustments (1), (2) and (3) above, all at an effective rate of 40%.

                               JUDGE, GROUP, INC.

                PRO FORMA CONSOLIDATING STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                                   (UNAUDITED)

                                                                               DATAIMAGE
                                                                               PRO FORMA   JUDGE GROUP, INC.  BERKELEY
                                                            JUDGE GROUP INC.  ADJUSTMENTS       TOTAL        ASSOCIATES
                                                            ----------------  -----------  ----------------  -----------
REVENUES..................................................    $ 63,299,353     $1,284,333    $ 64,583,686    $ 2,324,524
                                                              ------------     ----------    ------------    -----------
COSTS AND EXPENSES
  Cost of Sales...........................................      47,550,114       800,841       48,350,955      1,807,348
  Selling and Operating...................................       9,797,875       437,904       10,235,779              0
  General and Administrative..............................       4,187,485             0        4,187,485        443,181
                                                              ------------     ----------    ------------    -----------
    Total Costs and Expenses..............................      61,535,474     1,238,745       62,774,219      2,250,529
                                                              ------------     ----------    ------------    -----------
INCOME (LOSS) FROM OPERATIONS.............................       1,763,879        45,588        1,809,467         73,995
Interest Expense..........................................        (670,110)       (6,070)        (676,180)       (16,325)
Other Income (expense)....................................         (27,229)            0          (27,229)         1,335
                                                              ------------     ----------    ------------    -----------
Income (loss) before Income
  Tax Expense and Minority Interest.......................       1,066,540        39,518        1,106,058         59,005
Income Tax Expense (Benefit)..............................         587,957             0          587,957              0
                                                              ------------     ----------    ------------    -----------
INCOME (LOSS) BEFORE MINORITY INTEREST....................    $    478,583     $  39,518     $    518,101    $    59,005
MINORITY INTEREST IN NET LOSS OF CONSOLIDATED
  SUBSIDIARY..............................................           7,057             0            7,057              0
                                                              ------------     ----------    ------------    -----------
NET INCOME (LOSS).........................................         485,640        39,518          525,158         59,005
                                                              ------------     ----------    ------------    -----------
                                                              ------------     ----------    ------------    -----------

NET INCOME (LOSS) PER COMMON SHARE:
  PRIMARY.................................................
  FULLY DILUTED...........................................
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING...............................

                                                                                           PRO FORMA
                                                                                          CONSOLIDATED
                                                              SYSTEM      PRO FORMA        YEAR ENDED
                                                            AUTOMATION   ADJUSTMENTS       31-DEC-95
                                                            -----------  -----------      ------------
REVENUES..................................................   $1,187,273   $       0       $ 68,095,483
                                                             ----------   ---------       ------------
COSTS AND EXPENSES
  Cost of Sales...........................................     523,448                      50,681,751
  Selling and Operating...................................     659,967                      10,895,746
  General and Administrative..............................     169,976      241,876 (1)      5,042,518
                                                             ----------   ---------       ------------
    Total Costs and Expenses..............................   1,353,391      241,876         66,620,015
                                                             ----------   ---------       ------------
INCOME (LOSS) FROM OPERATIONS.............................    (166,118)    (241,876)         1,475,468
Interest Expense..........................................      (6,261)      (7,049)(2)(3)    (705,815)
Other Income (expense)....................................     180,901            0            155,007
                                                             ----------   ---------       ------------
Income (loss) before Income
  Tax Expense and Minority Interest.......................       8,522     (248,925)           924,660
Income Tax Expense (Benefit)..............................           0      (72,559)(5)        515,398
                                                             ----------   ---------       ------------
INCOME (LOSS) BEFORE MINORITY INTEREST....................   $   8,522    ($176,366)      $    409,262
MINORITY INTEREST IN NET LOSS OF CONSOLIDATED
  SUBSIDIARY..............................................           0       (7,057)(4)              0
                                                             ----------   ---------       ------------
NET INCOME (LOSS).........................................       8,522     (183,423)           409,262
                                                             ----------   ---------       ------------
                                                             ----------   ---------       ------------

NET INCOME (LOSS) PER COMMON SHARE:
  PRIMARY.................................................                                $       0.03
                                                                                          ------------
                                                                                          ------------

  FULLY DILUTED...........................................                                $       0.03
                                                                                          ------------
                                                                                          ------------

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING...............................                                  13,042,737
                                                                                          ------------
                                                                                          ------------


                               JUDGE, GROUP, INC.

                PRO FORMA CONSOLIDATING STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1996
                                   (UNAUDITED)

                                                                               DATAIMAGE
                                                                               PRO FORMA  JUDGE GROUP, INC.   BERKELEY
                                                            JUDGE GROUP INC.  ADJUSTMENTS       TOTAL        ASSOCIATES
                                                            ----------------  -----------  ----------------  -----------
REVENUES..................................................    $ 37,327,166     $ 122,692     $ 37,449,858    $ 1,479,473
                                                            ----------------  -----------  ----------------  -----------
COSTS & EXPENSES
Cost of sales.............................................      27,587,582        60,450       27,648,032        976,149
Selling and operating.....................................       6,363,990        77,829        6,441,819              0
General and administrative................................       2,848,111         7,317        2,855,428        261,962
                                                            ----------------  -----------  ----------------  -----------
  Total Costs & Expenses..................................      36,799,683       145,596       36,945,279      1,238,111
                                                            ----------------  -----------  ----------------  -----------
INCOME (LOSS) FROM OPERATIONS.............................         527,483       (22,904)         504,579        241,362
Interest Expense..........................................        (371,439)            0         (371,439)        (9,524)
Other income (expense)....................................               0        (3,598)          (3,598)           122
                                                            ----------------  -----------  ----------------  -----------
Income (loss) before income tax expense (benefit) and
  minority interest.......................................         156,044       (26,502)         129,542        231,960
Income Tax Expense (benefit)..............................         203,500             0          203,500              0
                                                            ----------------  -----------  ----------------  -----------
Income (loss) before minority interest in net income
  (loss) of consolidated subsidiary.......................         (47,456)      (26,502)         (73,958)       231,960
Minority interest in net income (loss) of consolidated
  subsidiary..............................................         229,000             0          229,000              0
                                                            ----------------  -----------  ----------------  -----------
NET INCOME (LOSS).........................................    $    181,544     ($ 26,502)    $    155,042    $   231,960
                                                            ----------------  -----------  ----------------  -----------
                                                            ----------------  -----------  ----------------  -----------
NET INCOME (LOSS) PER COMMON SHARE:
  Primary.................................................
  Fully diluted...........................................
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING...............................

                                                                                       PRO FORMA
                                                                                      CONSOLIDATED
                                                                                       SIX MONTHS
                                                              SYSTEM      PRO FORMA      ENDED
                                                            AUTOMATION   ADJUSTMENTS   30-JUNE-96
                                                            -----------  -----------  ------------
REVENUES..................................................   $ 466,683    $       0      $ 39,396,014
                                                             ---------    ---------      ------------
COSTS & EXPENSES
Cost of sales.............................................     172,998            0         28,797,179
Selling and operating.....................................     354,388            0          6,796,207
General and administrative................................      95,195      120,938 (1)      3,333,523
                                                             ---------    ---------       ------------
  Total Costs & Expenses..................................     622,581      120,938         38,926,909
                                                             ---------    ---------       ------------
INCOME (LOSS) FROM OPERATIONS.............................    (155,898)    (120,938)           469,105
Interest Expense..........................................      (2,878)      (5,450)(2)(3)    (389,291)
Other income (expense)....................................         107            0             (3,369)
                                                             ---------    ---------       ------------
Income (loss) before income tax expense (benefit) and
  minority interest.......................................    (158,669)    (126,388)            76,445
Income Tax Expense (benefit)..............................           0      (21,239)(5)        182,261
                                                             ---------    ---------       ------------
Income (loss) before minority interest in net income
  (loss) of consolidated subsidiary.......................    (158,669)    (105,149)         (105,816)
Minority interest in net income (loss) of consolidated
  subsidiary..............................................           0     (229,000)(4)             0
                                                             ---------    ---------      ------------
NET INCOME (LOSS).........................................   ($158,669)   ($334,149)     ($   105,816)
                                                             ---------    ---------      ------------
                                                             ---------    ---------      ------------


NET INCOME (LOSS) PER COMMON SHARE:
  Primary.................................................                               ($      0.01)
                                                                                          ------------
  Fully diluted...........................................                               ($      0.01)
                                                                                          ------------
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING...............................                                 13,042,737
                                                                                          -----------


                                      F-31

================================================================================

    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY OF THE SELLING SHAREHOLDERS, OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON SHARES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    ----
Prospectus Summary.............................        3
Risk Factors...................................        7
Use of Proceeds................................       13
Dividend Policy................................       13
Dilution.......................................       14
Capitalization.................................       15
Selected Consolidated Financial Data...........       16
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................       17
Business.......................................       24
Management.....................................       37
Ownership: Principal and Selling Shareholders..       41
Certain Transactions...........................       42
Description of Capital Stock...................       43
Shares Eligible for Future Sale................       45
Underwriting...................................       47
Legal Matters..................................       48
Experts........................................       48
Additional Information.........................       48
Index to Financial Statements..................      F-1

                               ------------------

    UNTIL           , 1996, ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON
SHARES OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


===============================================================================

===============================================================================


                                3,650,000 SHARES

                             THE JUDGE GROUP, INC.

                                 COMMON SHARES



                              -------------------
                                  PROSPECTUS
                              -------------------







                          JANNEY MONTGOMERY SCOTT INC.



                                          , 1996





===============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses payable by the Registrant in connection with this Registration Statement. All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. The Selling Shareholders will not bear any expenses of this Offering.

Filing Fee -- Securities and Exchange Commission..........................  $      15,922
Filing Fee -- National Association of Securities Dealers, Inc.............          5,117
Listing Fees -- Nasdaq Stock Market.......................................         50,000
Fees and Expenses of Accountants..........................................        300,000
Fees and Expenses of Counsel..............................................        250,000
Printing Expenses.........................................................        100,000
Blue Sky Fees and Expenses................................................         10,000
Investment Advisory Fee...................................................        300,000
Miscellaneous Expenses....................................................         68,961
                                                                            -------------
  Total...................................................................  $   1,100,000
                                                                            -------------
                                                                            -------------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Amended and Restated Articles of Incorporation provide that no director or officer of the Company shall be personally liable for monetary damages except to the extent that by law a director's liability for monetary damages may not be limited. The effect of this provision is to prevent the Company and its shareholders (through shareholder derivative suits on behalf of the Company) from recovering monetary damages against a director for breach of certain fiduciary duties as a director (including breaches resulting from grossly negligent conduct). This provision does not, however, exonerate the directors from liability (i) pursuant to any criminal statute, (ii) for the payment of taxes pursuant to federal, state or local law, or (iii) for self-dealing, willful misconduct or recklessness. The By-laws of the Company provide for indemnification of the officers and directors of the Company to the fullest extent permitted by applicable law. Applicable law permits indemnification for all matters (including those asserted in derivative actions) except for those determined by a court to have constituted willful misconduct or recklessness.

     The Registrant has obtained directors' and officers' liability insurance.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     On September __, 1996 the Company issued 171,739 Common Shares to The Gemstone Group, Inc. upon exercise of its warrant issued by the Company on July 8, 1993. This transaction was exempt from the registration requirements of the Securities Act pursuant to Section 4 (2) thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS

 EXHIBIT
   NO.     DESCRIPTION OF DOCUMENT
---------  -----------------------
   1.1**   Form of Underwriting Agreement.
   2.1**   Agreement and Plan of Merger, among the Company, Judge Acquisition, Inc. and Judge Imaging Systems, Inc.
   3.1*    Amended and Restated Articles of Incorporation of the Company.
   3.2*    Amended and Restated By-Laws of the Company.

   4.1*    10% Convertible Senior Subordinated Note Purchase Agreement.
   4.3*    Third Amended and Restated Loan and Security Agreement, dated September 3, 1996, between the Company and
           Midlantic Bank, N.A.
   5.1**   Opinion of Drinker Biddle & Reath.
  10.1*    Lease of Two Bala Plaza, Bala Cynwyd, Pennsylvania, dated January 21, 1994, between The Prudential
           Insurance Company of America, as landlord, and Judge, Inc., as tenant.
  10.2**   Stock Purchase Agreement by and among the Company, Berkeley Associates Corporation, Sandy Mayer and
           Gregory McCartney.
  10.3**   Asset Purchase Agreement by and among the Company, Systems Integration, Inc. and ______.
  10.4*    1996 Incentive Stock Option and Non-Qualified Stock Option Plan for Key Employees and Non-Employee
           Directors.
  10.5*    Professional Services Agreement between Merck & Co., Inc. and
           Judge Technical Services, Inc.
  10.6*    Split-Dollar Agreement by and between Judge, Inc. and Dennis F. Judge, Trustee of the Irrevocable
           Agreement of Trust of Martin E. Judge, Jr., Settlor, dated December 28, 1995.
  10.7*    Split-Dollar Agreement by and between Judge, Inc. and Kathleen Dunn, Trustee of the Irrevocable
           Agreement of Trust of Michael Dunn, Settlor, date June 19, 1996.
  10.8*    Split-Dollar Agreement by and between Judge, Inc. and Ann L. Judge, Trustee of the Irrevocable Agreement
           of Trust of Martin E. Judge, Jr., Settlor, dated December 20, 1995.
  10.9*    Split-Dollar Agreement by and between Judge, Inc. and D. Michael Carmody, Trustee of the Irrevocable
           Agreement of Trust of Michael Dunn, Settlor, dated June 19, 1996.
  10.10*   Employment Agreement, by and between Judge Computer Corporation and Wendy Greenberg.
  10.11*   Employment Agreement, by and between Judge Imaging Systems, Inc. and Jeff Andrews.
  21.1*    Subsidiaries of the Company.
  23.1**   Consent of Drinker Biddle & Reath (included in their opinion filed as Exhibits 5.1).
  23.2*    Consent of Rudolph, Palitz LLP.
  24.1*    Powers of Attorney (included on the signature page hereto).
  27.1*    Financial Data Schedule.

------------------
 * Filed herewith.
** To be filed by amendment.

(B) FINANCIAL STATEMENT SCHEDULES

Schedule II.  Valuation and Qualifying Accounts

     All other schedules of Judge for which provision is made in the applicable accounting regulations of the Commission are not required, are inapplicable or have been disclosed in the Notes to the Consolidated Financial Statements and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          2. For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                       SIGNATURES AND POWERS OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned and hereunto duly authorized in the Town of Bala Cynwyd, Commonwealth of Pennsylvania, on the 30th day of September, 1996.

                                          THE JUDGE GROUP, INC.

                                          By: /s/ Martin E. Judge, Jr.
                                             ----------------------------------
                                                    Martin E. Judge, Jr.
                                                  Chief Executive Officer

     Each person whose signature appears below hereby constitutes and appoints Martin E. Judge, Jr. and Jeffrey J. Andrews as his attorneys-in-fact and agents, with full power and substitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the Common Shares under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact the agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                  SIGNATURE                                    TITLE                            DATE
                  ---------                                    -----                            ----
          /s/ Martin E. Judge, Jr.             Chief Executive Officer and Chairman         September 30, 1996
-------------------------------------------    of the Board
            Martin E. Judge, Jr.
        (Principal Executive Officer)



           /s/ Jeffrey J. Andrews              Chief Financial Officer and Treasurer        September 30, 1996
-------------------------------------------
             Jeffrey J. Andrews
(Principal Financial and Accounting Officer)



             /s/ Michael A. Dunn               Executive Vice President and Director        September 30, 1996
-------------------------------------------
               Michael A. Dunn



           /s/ Richard T. Furlano              President and Director                       September 30, 1996
-------------------------------------------
             Richard T. Furlano